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Index to Consolidated Financial Statements Alarm Funding, LLC and Subsidiary

As filed with the Securities and Exchange Commission on January 19, 2011

Registration No. 333-170424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CASTLEROCK SECURITY HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7382 (Primary Standard Industrial Classification Code Number)	27-3640588 (I.R.S. Employer Identification Number)

CastleRock Security Holdings, Inc.
2101 S. Arlington Heights Road, Suite 150
Arlington Heights, Illinois 60005
(847) 768-6300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Brian E. Johnson
President and Chief Executive Officer
CastleRock Security Holdings, Inc.
2101 S. Arlington Heights Road, Suite 150
Arlington Heights, Illinois 60005
(847) 768-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Teresa V. Pahl David M. Pike Hanson Bridgett LLP 425 Market Street, 26th Floor San Francisco, CA 94105 (415) 777-3200	Robert Friedman Michael Neidell Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 (212) 451-2300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 19, 2011

1,818,182 Shares

Common Stock

        CastleRock Security Holdings, Inc. is offering 1,818,182 shares of its common stock. This is our initial public offering and no public market currently exists for our shares.

        We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. After pricing of the offering, we expect that the shares will trade on the NASDAQ Capital Market under the symbol "CRSC."

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

PRICE $          A SHARE

	Per Share	Total
Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses	$	$

        We have granted the underwriter the right to purchase up to an additional 272,727 shares of common stock to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the shares of common stock to purchasers on or about                       , 2011.

Rodman & Renshaw, LLC

The date of this prospectus is                                    , 2011.

        You should rely only on the information contained in this prospectus and in any free-writing prospectus prepared by us or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any related free-writing prospectus. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Until                       , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

        This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guaranty the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

i

PROSPECTUS SUMMARY

        This summary highlights information contained in greater detail elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

Overview

        We are a national provider of electronic security alarm monitoring services, providing monitoring and maintenance of alarm systems to single-family residential and light commercial customers. We monitor signals from burglary, fire, medical and environmental alarm systems at our monitoring center in Arlington Heights, Illinois. Most of our monitoring services revenue and a large portion of the maintenance services we provide our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue, or RMR. As of September 30, 2010, we monitor approximately 54,000 sites in 46 states, Canada and Puerto Rico.

        We operate in a U.S. security alarm industry with an estimated $45 billion of annual revenue in 2009, approximately one-third, or $16.3 billion, from the monitoring and servicing segment which has experienced an estimated compound annual growth rate of 7.2% over the past ten years. We believe we are positioned to capitalize on growth opportunities in this industry because:

  •
  The highly fragmented nature of the industry creates significant opportunity for consolidation. Of the over 8,000 active security alarm companies, the vast majority are small local operations, with fewer than 100 estimated to have RMR of more than $200,000. Increasingly onerous licensing requirements and other factors, such as competitive sales and installation pricing and the relatively high fixed costs of operating a central monitoring facility, make it difficult for smaller companies to profitably expand.

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  Following our reorganization, we believe that based on RMR we are among the 25 largest U.S. companies in our industry.

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  We currently operate in 46 states, where we possess all required state and local jurisdiction licenses.

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  Our existing, established, scalable infrastructure is capable of servicing several hundred thousand customers.

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  Our experienced leadership team is headed by former ADT Security senior executives who have successfully executed business plans such as the one we have developed.

        We acquired most of our account portfolio from Alarm Funding, LLC, or Alarm Funding. We receive service fees from Security Funding, LLC, or Security Funding. Since neither Alarm Funding nor Security Funding has acquired accounts since 2008, the RMR from the account portfolio received from Alarm Funding and the Security Funding service fees have naturally declined and will continue to do so through account attrition, as described below. Furthermore, Security Funding intends to sell its account base, which may result in our loss of revenue related to servicing these accounts, which currently represents 10% of our revenue.

        Consequently, we plan to grow our business by driving RMR growth and profitability through the direct acquisition of accounts, leveraging our currently underutilized servicing platform and gaining additional operational efficiencies associated with higher geographic concentrations. Our telecommunications facilities can accommodate a significantly greater volume of alarm signals and inbound voice calls, and our monitoring center currently has unutilized work stations. As a result, we believe we can service several hundred thousand additional customers at nominal additional cost.

        Our business plan, which is similar to the strategy our executive management team has successfully executed in prior senior roles in our industry, encompasses:

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  Strategic purchases of local or regional alarm companies (including their accounts), some of which may then become branch sales and installation offices for us;

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  The establishment of company-owned branch sales, installation and service offices in markets where account densities warrant and where we have not yet acquired an operation thus creating (a) the internal sales capability to capture the full value associated with account re-signs, transfers, add-ons, upgrades and referrals (which our capital structure has heretofore hindered) and (b) greater efficiencies in field service through utilization of company-employed service technicians; and

  •
  The introduction of a program to acquire accounts from a network of independent dealers who will regularly sell to us the monitoring contracts, or accounts, for customers to whom they have sold and installed alarm systems;

We intend to use the net proceeds from this offering primarily to fund these acquisition activities, to the extent permitted by our secured credit facility. The terms of our secured credit facility place significant restrictions on our management's ability to use the proceeds of this offering to carry out our proposed business strategy. Six and one-half million dollars of the proceeds from this offering will be deposited in a restricted bank account which will be pledged as collateral for outstanding indebtedness under our secured credit facility. Amounts in this restricted bank account will not be available to us for any purpose. The remaining net proceeds of this offering will be deposited in a second bank account pledged as collateral under our secured credit facility, which will be available to us for such purposes as are permitted under our secured credit facility, including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital. The amount required to be deposited into the restricted account shall not exceed $6.5 million through May 31, 2011. Thereafter, if the value of the collateral pledged as security for our obligations under our secured credit facility declines, we will be required to deposit additional amounts into the restricted bank account in an amount equal to the difference between the outstanding principal amount under our secured credit facility and the value of such collateral, which could deplete all or a portion of the remaining net proceeds of this offering and limit our ability to execute our proposed business strategy. If we default under our secured credit facility, the secured lenders may demand payment in full of all amounts outstanding under the secured credit facility and all or a portion of such proceeds may be used to pay such outstanding amounts, either voluntarily by us or by the secured lenders enforcing their security interest in the cash held in such bank accounts. If this occurs, we may have insufficient cash to continue operations.

        The consolidated financial statements and summaries of financial data included in this prospectus reflect the operations of Alarm Funding from January 1, 2008 and of our wholly-owned subsidiary, CastleRock Security, Inc., since its inception in November 2008, a period of time in which no growth or account replacement activities were undertaken. As a result of our reorganization (see "Corporate History and Information"), prospectively our financial statements will reflect the results of operations of CastleRock Security Holdings, Inc. and its subsidiary, CastleRock Security, Inc.

        For the year ended December 31, 2009, our net loss was $26.1 million, although we generated earnings before interest, taxes, depreciation and amortization, or EBITDA (a non-GAAP measure) of $16.6 million on net revenue of $38.2 million. For the nine months ended September 30, 2010, our net loss was $ 22.5 million, although we generated EBITDA of $8.6 million on net revenue of

$20.8 million. Our secured debt outstanding was $45.0 million and $40.8 million at December 31, 2009 and September 30, 2010, respectively.

Risks Associated with our Business

        There are a number of risks and uncertainties that may affect our business, financial and operating performance, and our growth prospects. These risks are discussed under "Risk Factors" beginning on page 8 of this prospectus and elsewhere in this prospectus and should be carefully considered before investing in our common stock.

Corporate History and Information

        CastleRock Security, Inc., or CRS, was incorporated in November 2008 to acquire certain assets of SA Systems, LLC, or SAS. The primary assets acquired by CRS were servicing agreements with two companies formed to acquire primarily residential security alarm contracts from independent alarm dealers across the country. On September 30, 2010 these two companies—Alarm Funding (which was also CRS' majority stockholder), and Security Funding—jointly owned approximately 51,000 performing accounts, which pay an average of $41 per month for the monitoring and maintenance of their burglar and/or fire alarm systems. Prior to our reorganization, these companies, in turn, paid CRS a service fee calculated on a per-account basis ranging from $12 to $25 (depending on level of services) and averaging approximately $15 per month to provide the monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting for the customer base. In addition, on September 30, 2010, CRS directly owned 500 retail accounts and provided wholesale monitoring services to 2,500 accounts owned by independent alarm dealers.

        On September 22, 2010 we reorganized by establishing a Delaware corporation, CastleRock Security Holdings, Inc., or CastleRock Holdings. On September 24, 2010, Alarm Funding contributed to CastleRock Holdings all of its operating assets and CRS stock in exchange for common stock of CastleRock Holdings and assumption of debt. Contemporaneously, the other stockholder of CRS contributed its CRS stock to CastleRock Holdings, in exchange for common stock of CastleRock Holdings. Upon completion of these contributions, collectively, the Reorganization, CRS became a wholly owned subsidiary of CastleRock Holdings.

        Our executive offices are located at 2101 S. Arlington Heights Road, Suite 150, Arlington Heights, Illinois 60005, and our telephone number is (847) 768-6300. Our website address is www.castlerocksecurity.com. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and should not be considered to be part of this prospectus.

        In this prospectus, unless the context otherwise requires, the "Company," "we," "us" and "our" refer to CastleRock Security Holdings, Inc. and its subsidiaries.

        The name "CastleRock Security" is our trademark. All other trademarks and trade names appearing in this prospectus are the property of their respective owners. Our use or display of other companies' product names, trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, trade name or service mark owner, unless we otherwise expressly indicate.

THE OFFERING

Common stock offered by us	1,818,182 shares
Common stock to be outstanding immediately after the offering	4,218,182 shares
Over allotment option

The underwriters have an option to purchase a maximum of 272,727 additional shares of common stock to cover over allotments. The underwriters can exercise this option at any time within 45 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds from the sale of shares by us in this offering (assuming the sale of 1,818,182 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be $16.8 million. Under the terms of our amended secured credit facility with Siemens First Capital Commercial Finance, LLC and FCC, LLC, or the Secured Lenders, we are required to deposit $6.5 million of the net proceeds of this offering, representing the difference between the value of the collateral, as determined in accordance with the amended secured credit facility, and the outstanding principal balance under our amended secured credit facility, or the overadvance, into a cash collateral account controlled by the Secured Lenders, or the Restricted Proceeds account. After funding the Restricted Proceeds account, the remaining net proceeds from this offering will be deposited into another separate cash collateral account pledged to the Secured Lenders, or the Remaining Proceeds account. The amount required to be deposited into the Restricted Proceeds account shall not exceed $6.5 million through May 31, 2011, except upon the occurrence of an event of default under our amended secured credit facility. To the extent we are able to acquire additional alarm accounts, increasing the value of the collateral, and we request and obtain an updated appraisal of the alarm accounts, the Secured Lenders will release an amount equal to the resulting decrease in the overadvance to us by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. After May 31, 2011, if the value of the collateral pledged as security for our obligations under our secured credit facility declines, we will be required to deposit additional amounts into the Restricted Proceeds account in an amount equal to the overadvance. Amounts in the Remaining Proceeds account may be used for such purposes as are permitted under the secured credit facility, including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital. Within the permitted uses specified in our secured credit facility, our management will have discretion in the application of the net proceeds of this offering. See "Use of Proceeds."

Dividend policy

We do not currently intend to pay any cash dividends on our common stock. See "Dividend Policy." The ability of our board of directors to declare any cash dividends is subject to limits imposed by the terms of our secured credit facility, which currently prohibits us from paying dividends on our common stock.

Risk factors	You should read the "Risk Factors" section and the other information in this prospectus for a discussion of all material risk factors that you should consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Capital Market Symbol	CRSC
Representative's Warrant

In connection with this offering, we have also agreed to sell to the underwriter representative a warrant for $100 to purchase up to 5% of the shares of common stock sold, excluding the over-allotment shares. If this warrant is exercised, each share may be purchased by the underwriters' representative at $13.75 per share (125% of the price of the shares sold in the offering).

        The number of shares of common stock to be outstanding after the offering is based on shares outstanding as of September 30, 2010 and excludes 600,000 shares of common stock reserved for issuance under our equity incentive plan.

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  our common stock will be sold at $11.00 per share, which is the midpoint of the estimated offering price range shown on the front cover page of this prospectus; and

  •
  no exercise by the underwriters of their over allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

        We have derived the summary consolidated statement of operations data for the fiscal years ended December 31, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the nine months ended September 30, 2009 and 2010 and the summary consolidated balance sheet data as of September 30, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future.

        We manage our business based upon earnings before interest, income taxes, depreciation, amortization, impairment losses and certain other items shown in the table below, referred to as Adjusted EBITDA, which is a non-GAAP financial measure.

			Nine Months Ended September 30,
	Year Ended December 31,
			2009 (unaudited)	2010 (unaudited)
	2008	2009
Statements of operations data
Net revenue	$40,554,005	$38,196,888	$29,741,800	$20,841,684
Direct expenses	13,459,938	11,289,799	8,690,897	7,359,663
General and administrative	3,308,155	8,656,768	6,877,922	5,033,928
Amortization and cancellation of subscriber contracts	27,718,371	34,976,138	28,743,207	26,335,156
(Gain) on settlement of claims	(3,663,000)	—	—	—
Loss on settlement of lawsuits	—	750,000	—	—
Impairment of intangible asset	—	1,299,469	—	—
Operating loss	(269,459)	(18,775,286)	(14,570,226)	(17,887,063)
Interest expense, net	13,657,687	7,298,148	5,575,457	4,550,225
Income taxes	5,167	62,000	46,500	46,503
Net loss	$(13,932,313)	$(26,135,434)	$(20,192,183)	$(22,483,791)

As of September 30, 2010 (unaudited)
Consolidated balance sheet data
Subscriber contracts, net	$44,791,597
Goodwill	3,129,432
Total assets	51,014,180
Total senior debt	40,807,798
Total equity	4,858,610
Key Performance Metrics
Ending recurring monthly revenue ("RMR")	$1,633,100
Ending number of subscriber accounts—owned	39,700
EBITDA (for the nine months ended September 30, 2010)	$8,568,448
Adjusted EBITDA (for the nine months ended September 30, 2010)	$8,568,448

For the Nine Months Ended September 30, 2010 (unaudited)
Adjusted EBITDA (Unaudited)—Reconciliation of Non-GAAP Financial Measure
Net loss	$(22,483,791)
Interest expense	4,550,225
Taxes	46,503
Depreciation and intangible amortization	120,355
Amortization and cancellation of subscriber contracts	26,335,156

EBITDA and Adjusted EBITDA	$8,568,448

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors described below and all other information contained in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, results of operations and cash flows could be materially adversely effected. In such case, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

        We incurred net losses of $13.9 million and $26.1 million for the years ended December 31, 2008 and 2009, respectively. For the nine months ended September 30, 2010, we incurred a net loss of $22.5 million.

        Our losses have been driven principally by declining revenues resulting from the loss of accounts acquired by Alarm Funding, by declining service fees from Security Funding resulting from its loss of accounts, and by declining wholesale monitoring fees from independent dealers. We face a further decrease in our revenue if Security Funding is successful in selling its account base. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to acquire additional accounts and expand our revenue. We may not achieve our business objectives, and the failure to achieve such goals would have an adverse impact on us.

Loss of customer accounts could materially adversely affect our results of operations.

        We incur significant upfront cash costs for each subscriber. It requires a substantial amount of time for us to receive cash payments (net of our recurring cash costs) from a particular subscriber that are sufficient to offset this upfront cost, with that period currently averaging over five years. Accordingly, our long-term profitability is dependent on our subscribers remaining with us as customers for long periods of time. This requires that we minimize our rate of subscriber disconnects, or attrition.

        We experience the loss of accounts as a result of, among other factors:

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  customers' inability or unwillingness to pay our charges;

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  adverse financial and economic conditions, the impact of which may be particularly acute among our small business and lower income customers;

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  relocation of customers;

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  the customers' perceptions of value; and

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  competition from other alarm service companies.

If we fail to keep our subscribers for a sufficiently long period of time, our financial position and results of operations could be adversely affected.

We may not realize the improved operating results that we anticipate from local or regional alarm company acquisitions we may make in the future, and we may experience difficulties in integrating acquired businesses or may inherit significant liabilities related to such businesses.

        Alarm Funding and Security Funding ceased purchasing accounts in 2008, and Security Funding is attempting to sell its accounts. Our business and future growth therefore depends to a significant extent on the acquisition of additional companies and businesses, including their accounts. We may not be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms or at all. We may experience difficulties and incur significant costs as a result of evaluating, completing and integrating acquisitions. In addition, we may finance future acquisitions through additional issuances of stock that could be dilutive to our stockholders or by incurring additional debt that would increase our leverage or contain restrictive covenants. Any acquisition involves significant risks and uncertainties, including the following:

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  we may not realize expected synergies from the transaction;

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  it may be difficult for us to successfully integrate the acquired operations into our company and maintain uniform standards, controls, policies and procedures;

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  our management's time and attention may be diverted from existing business operations by transition or integration issues;

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  we may not be able to retain the key employees of the acquired operation;

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  it may be difficult for us to conform the financial reporting procedures of an acquired business to those required of a U.S. reporting company, including procedures required by the Sarbanes-Oxley Act of 2002; and

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  unidentified issues could arise that we did not discover in our due diligence process, including liabilities, commitments and/or contingencies of the acquired company.

        Acquisitions of subscriber accounts involve a number of special risks, including the possibility of unanticipated problems that were not discovered prior to the acquisition and account attrition. We face competition from other alarm monitoring companies, including companies that have more capital than we have and that may offer higher prices and more favorable terms to dealers for subscriber accounts purchased, or lower prices for monitoring services provided. This competition could reduce the acquisition opportunities available to us, thus slowing our rate of growth, and/or increase the price we pay for such account acquisitions, thus reducing our return on investment. We cannot assure you that we will be able to purchase subscriber accounts on favorable terms in the future.

        The purchase price we pay for a subscriber account is affected by the RMR generated by that account as well as several other factors, including our prior experience with accounts purchased from the dealer, the geographic location of the account, the number of accounts purchased and the type of security equipment used by the subscriber. In purchasing accounts, we will rely on management's knowledge of the industry, due diligence procedures, and representations and warranties of the dealers. We cannot assure you that in all instances the representations and warranties made by the dealers are true and complete or, if the representations and warranties are inaccurate, that we will be able to recover damages from the dealers in an amount sufficient to fully compensate us for any resulting losses.

        We may experience the loss of newly acquired or created accounts to the extent we do not integrate or adequately service those accounts. Customer loss may not become evident for some time after an acquisition is consummated because some acquired accounts are prepaid on an annual, semiannual or quarterly basis. Net losses of customer accounts could materially and adversely affect our business, financial condition and results of operations.

We will need additional financing to execute our strategy and fund the expansion of our operations, which additional financing may not be available on reasonable terms or at all.

        We have limited funds and will require additional funds to execute our strategy and fund the expansion of our business. If this offering is successful, our business plan assumes that we will use all funds raised by the offering within twelve months of its closing date, to the extent permitted by our secured credit facility, and we will seek additional debt or equity capital in order to continue to fund the expansion of our business. The exact amount of additional capital we will require, and the exact timing of when we will seek it, will depend on market conditions, performance of assets we have acquired with the proceeds of this offering, and the opportunities that are available in the market. We believe that a combination of debt and equity capital will provide the most attractive opportunities and returns for our stockholders, and we intend to seek both debt and equity capital to effect our business plan. There is no assurance that funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. In addition, our secured credit facility limits our ability to, among other things, incur additional indebtedness, create or incur liens, and issue securities, which restrictions may make it difficult or impossible for us to obtain additional financing. To the extent that we raise additional capital through the sale of equity securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned business growth, which could harm our business, financial condition and operating results.

We will rely on a dealer network to generate new subscriber accounts and if we cannot effectively manage this dealer network our future operating results may be negatively affected.

        We do not have the infrastructure to develop new subscriber accounts internally and, instead, a principal element of our business strategy is to grow through the acquisition of subscriber accounts purchased from a network of independent dealers who will regularly sell to us accounts for customers to whom they have sold and installed alarm systems. This expansion will place substantial demands on our management and operational resources, including our information systems. Our future operating results will depend in large part on our ability to grow and manage this growth effectively. We may experience loss of dealers from this dealer program due to various factors, such as dealers becoming inactive or discontinuing their electronic security business, non-renewal of our dealer contracts and competition from other alarm monitoring companies. If we experience a significant loss of dealers from our dealer program or if we are unable to replace or recruit dealers in accordance with our business plans, our future operating results may be adversely affected.

Restrictive covenants in our secured credit facility may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

        We have a $40.8 million secured credit facility with Siemens First Capital Commercial Finance, LLC and FCC, LLC, or the Secured Lenders. The terms of our secured credit facility contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The secured credit facility limits our ability to, among other things:

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  incur additional indebtedness;

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  create or incur liens;

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  guarantee indebtedness;

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  make an investment in any other entity;

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  pay dividends on or make distributions in respect of capital stock;

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  dissolve or liquidate;

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  be a party to any merger or consolidation or acquire all or substantially all of the assets or capital stock of any other entity;

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  sell, transfer or otherwise dispose of any of our assets;

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  enter into transactions with stockholders or affiliates;

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  own or create directly or indirectly any subsidiaries;

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  engage in any business other than the security alarm business substantially as currently conducted and operated by us;

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  issue securities;

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  make capital expenditures or enter into leases;

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  enter into or amend in any material manner any dealer program pursuant to which we acquire from third parties security alarm contracts on a regular periodic basis;

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  amend or otherwise modify our underwriting guidelines with respect to our customers, dealers and affiliates;

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  enter into any sale-leaseback or similar transaction involving any of our property or assets or lease any real property; and,

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  cancel any material claim or indebtedness owing to us or voluntarily prepay any indebtedness.

        You should read the discussions under the heading "Description of Secured Credit Facility" for further information about these covenants. A breach of the covenants or restrictions under the secured credit facility could result in a default and such default, if not cured or waived, may allow the Secured Lenders to accelerate the payment of the indebtedness. In the event the Secured Lenders accelerate the repayment of indebtedness, we cannot assure that we would have sufficient assets to repay such indebtedness. The restrictions contained in the secured credit facility could adversely affect our ability to finance our operations, make needed capital expenditures, make strategic acquisitions or investments or enter into alliances, withstand a future downturn in our business or the economy in general, engage in business activities, including future opportunities, that may be in our interest, and plan for or react to market conditions or otherwise execute our business strategies.

        Our financial results and our substantial indebtedness could adversely affect the availability and terms of any subsequent debt or equity financing.

Proceeds from our initial public offering of common stock will be pledged as collateral for our secured credit facility and, in the event of default under that credit facility, all or a portion of such proceeds may be used to satisfy outstanding indebtedness under the secured credit facility.

        All of the proceeds from our initial public offering of our common stock will be deposited in one or more bank accounts which will be pledged as collateral for outstanding indebtedness under our secured credit facility. If we default under our secured credit facility, the Secured Lenders may demand payment in full of all amounts outstanding under the secured credit facility and all or a portion of such proceeds may be used to pay such outstanding amounts, either voluntarily by us or by the lenders enforcing their security interest in the cash held in such bank accounts. If this occurs, we may have insufficient cash to continue operations and you may lose all or a portion of the value of your investment in our common stock.

$6.5 million of the proceeds from our initial public offering of common stock will be held in a cash collateral account controlled by the Secured Lenders under our secured credit facility and may not be available to fund working capital or other cash requirements we may have during the term of the secured credit facility.

        The amount of the outstanding debt under our secured credit facility exceeds the value of the collateral securing that debt by $6.5 million. The terms of the secured credit facility require us to deposit $6.5 million of the proceeds from this offering, the Restricted Proceeds, into a cash collateral account controlled by the Secured Lenders. The amount required to be deposited into the Restricted Proceeds account shall not exceed $6.5 million through May 31, 2011, except upon the occurrence of an event of default under our amended secured credit facility. Thereafter, if the value of the collateral pledged as security for our obligations under the secured credit facility declines, we will be required to deposit additional amounts into the Restricted Proceeds account in an amount equal to the difference between the outstanding principal amount under the secured credit facility and the value of the collateral pledged as security for those obligations. Any additional amounts deposited into the Restricted Proceeds account as collateral will likely come from remaining proceeds of this offering or cash flow from operations, which will constrain our ability to acquire subscriber accounts and complementary businesses or otherwise fund working capital expenditures. This result may limit our ability to effect our strategy, and could have an adverse effect on our financial position, cash flows and results of operations. If the value of the collateral increases, an amount equal to the increased value of the collateral will be released from the Restricted Proceeds account into another cash collateral account, the Remaining Proceeds account. After funding the Restricted Proceeds account, the remaining net proceeds from this offering will be deposited into the Remaining Proceeds account. Amounts in the Restricted Proceeds account are not available to us for any purpose. Amounts in the Remaining Proceeds account will be available to us for such purposes as are permitted under the secured credit facility including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital.

        Our secured credit facility requires that, by no later than May 31, 2011, we cause the amount of outstanding debt to be no greater than the amount of collateral securing that debt. It is possible that proceeds of this offering may be used to repay part of the outstanding debt in order to ensure that, by May 31, 2011, the amount of outstanding debt is not greater than the amount of collateral securing that debt. If on May 31, 2011, the amount outstanding under the secured credit facility exceeds the value of the collateral, such excess amount will be deducted from the Remaining Proceeds account and applied as a prepayment of our obligations under the secured credit facility, which may have an adverse effect on our financial position, results of operations or cash flows.

Management's discretion to use proceeds from this offering is significantly restricted by the terms of our secured credit facility and may limit our ability to achieve our business objectives.

        The use of the net proceeds from this offering will be governed by the terms of our secured credit facility, which requires us to use the proceeds from this offering to acquire customer accounts meeting parameters set forth in our secured credit facility and for such other uses as are permitted under the secured credit facility including investment in infrastructure and technology, and as ordinary and customary working capital. Management has limited discretion in the use of proceeds from this offering. While the terms of our secured credit facility allow us to acquire customer accounts and execute our business strategy, restrictions on the use of proceeds limit our ability to achieve our business objectives, which could have a material adverse effect on our business.

Our obligations under our secured credit facility are secured by substantially all of our assets and any failure to meet our obligations under the secured credit facility could result in our Secured Lenders enforcing their security interest in our assets, causing us to cease operations and resulting in a partial or complete loss of your investment in our common stock.

        In connection with our secured credit facility, we have granted to the Secured Lenders a security interest in substantially all of our assets. If an event of default occurs under our secured credit facility, the Secured Lenders may seek to enforce their security interest in our assets, which could result in a partial or complete transfer of our assets to the Secured Lenders. This could have a material adverse effect on our business, cause us to cease operations and result in a complete loss of your investment in our common stock.

We may be unable to pay our outstanding obligations under our secured credit facility on May 25, 2012, its maturity date, which could result in the Secured Lenders enforcing their security interest in our assets, causing us to cease operations and resulting in a partial or complete loss of your investment in our common stock.

        Amounts outstanding under our secured credit facility are to be repaid based upon collections from the security alarm accounts we own. To the extent that such collections are not sufficient to repay our obligations under our secured credit facility on May 25, 2012, the expiration date of the secured credit facility, the remaining amount outstanding under the secured credit facility will be due and payable in full. The Secured Lenders have indicated to us that they will not extend the maturity date of the secured credit facility, therefore, on the maturity date we must either use our cash resources, to the extent available, or secure alternative financing to repay amounts outstanding under the secured credit facility. We may not have the cash resources necessary to repay our remaining obligation under the secured credit facility on the maturity date and we may not be successful in obtaining alternative financing to repay amounts owed under the secured credit facility. In such event, the Secured Lenders under our secured credit facility may exercise their rights as secured creditors to force a sale of our assets to repay amounts outstanding under the secured credit facility which could have a material adverse effect on our business, cause us to cease operations and result in a partial or complete loss of your investment in our common stock.

We operate in a highly competitive industry which may make it difficult for us to execute on our growth strategy.

        The security alarm monitoring industry is highly competitive and highly fragmented. We compete with several companies that have account acquisition programs for independent dealers and some of those competitors are larger than we are and have more capital than we do. Some of the major companies we compete against include ADT Security Services, Inc., a subsidiary of Tyco International, Ltd.; Protection One, Inc.; Monitronics International Inc.; Guardian Protection Services; and Security Networks, LLC. Competition from other alarm monitoring companies could require us to increase the purchase price we pay for subscriber accounts, decrease the monitoring fees we charge our subscribers and take other measures that could reduce our margins. These increases, decreases and other measures could have an adverse effect on our results of operations.

        We also experience competitive pricing pressures on monitoring rates. Competitive pressure on monitoring and service fees is significant. We believe that the monitoring and service fees we offer are generally competitive with rates offered by other major security companies. Continued pricing pressure could adversely impact our customer base or pricing structure and have an adverse effect on our results of operations.

        We also face potential competition from improvements in self-monitoring systems, which enable customers to monitor their home environment without third-party involvement. Advances in self-monitoring systems could progress to the point where we could be at a competitive disadvantage. Similarly, it is possible that one or more of our competitors could develop a significant technical advantage over us that allows them to provide additional service or better quality service or to lower their price, which could put us at a competitive disadvantage. Either development could adversely affect our growth and results of operations.

We are susceptible to downturns in the housing market and consumer discretionary income, which may inhibit our ability to sustain subscriber base growth rates.

        Demand for alarm monitoring services is affected by the turnover in the housing market. Downturns in the rate of the sale of new and existing homes, which we believe will drive a substantial portion of our new customer volume in any given year, would reduce opportunities to make sales of new security systems and services and reduce opportunities to take over existing security systems. In addition, because of personal economic circumstances, current security alarm customers may decide to forego installation of alarm systems or disconnect our services in an effort to reduce their monthly spending and may default on their remaining contractual obligations to us. Our long-term revenue growth rate depends on account acquisitions and installations exceeding disconnects. If the housing market downturn is prolonged, our revenues and cash flow may be adversely affected. If the general economic downturn is prolonged, this could lead to an increase in customer disconnects and defaults, and may also adversely affect our revenues and cash flow.

Our financial results may be negatively impacted by recent financial events.

        Recent financial events have resulted in the consolidation, failure or near failure of a number of institutions in the banking, insurance and investment banking industries and have substantially reduced the ability of companies to obtain financing. These events have also led to a substantial reduction in stock market valuations and job losses, and could have a number of different effects on our business, including a reduction in consumer spending, which could result in increased customer disconnects and/or a reduction in new customer additions; a negative impact on the ability of customers to timely pay their obligations to us, thus reducing our cash flow; and restricted access to capital markets that may limit our ability to take advantage of business opportunities, such as acquisitions.

        Other events or conditions may arise directly or indirectly from financial events that could negatively impact our business.

Increased adoption of statutes and governmental policies purporting to void automatic renewal provisions in our customer contracts, or purporting to characterize certain of our charges as unlawful, may adversely affect our business.

        Our customer contracts typically contain provisions automatically renewing the term of the contract at the end of the initial term, unless cancellation notice is delivered in accordance with the terms of the contract. If the customer cancels prior to the end of the contract term, other than in accordance with the contract, we may charge the customer the amounts that would have been paid over the remaining term of the contract, or charge an early cancellation fee.

        Several states have adopted, or are considering the adoption of, consumer protection policies or legal precedents which purport to void the automatic renewal provisions of our customer contracts, or otherwise restrict the charges we can impose upon contract cancellation. Such initiatives could compel us to increase the length of the initial term of our contracts, increase our charges during the initial term, or both, and consequently lead to less demand for our services and increase our attrition. Adverse judicial determinations regarding these matters could cause us to incur legal exposure to customers against whom such charges have been imposed, and the risk that certain of our customers may seek to recover such charges through litigation. In addition, the costs of defending such litigation and enforcement actions could have an adverse effect on us.

Increased litigation against us regarding our business practices could have a material adverse effect on our financial position, results of operation or cash flows.

        We are currently a defendant in a class action with respect to our business practices in South Carolina. We are also subject to investigation by the attorney generals in Wisconsin and Washington and have received consumer complaints from the offices of attorney generals in many states. Although we do not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on our financial position, we must incur the costs of defending such proceedings. However, additional class action lawsuits or enforcement actions by state attorney generals in the future could adversely affect our business.

Shifts in our customers' choice of telecommunications services and equipment could adversely impact our business and require significant capital expenditures.

        Certain elements of our operating model have historically relied on our customers' continued selection and use of traditional land-line telecommunications to transmit alarm signals to our monitoring centers. There is a growing trend for customers to switch to the exclusive use of cell-phone, satellite, or internet communication technology in their homes and businesses, and we anticipate telecommunication providers to permanently switch from land-line to broadband communications in the future. The use of communications other than land-line would require customers to upgrade to alternative, and often more expensive, technologies to transmit alarm signals, which generally result in increased recurring revenues for us. This, however, could increase our customer attrition rates, slow down our new subscriber rates, or reduce our ability to attract a sufficient volume of new customers. In the future, we may not be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to continue to adapt timely to changing technologies, market conditions, or customer preferences, it could adversely affect our business.

We rely on third party providers for the components of our security systems and any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

        The components for the security systems that we repair are manufactured by third parties. We are therefore susceptible to interruptions in supply and to the receipt of components that do not meet our high standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. Any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement, and the diversion of technical personnel to address such an issue could affect subscriber, revenue, and profit growth.

An interruption to our monitoring facility could adversely affect our business.

        A disruption to our monitoring facility could disrupt our ability to provide alarm monitoring services and serve our customers which could have a material adverse effect on our business. The disruption could occur for many reasons, including fire, natural disasters, weather, disease, transportation interruption, or terrorism.

We are exposed to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses.

        If a subscriber believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one of our employees or security system failure, he or she may pursue legal action against us, and the cost of defending the legal action and of any judgment could be substantial. Substantially all of our customer contracts contain provisions limiting our liability; however, in the event of litigation with respect to such matters, it is possible that these limitations may be deemed not applicable.

We could be assessed penalties for false alarms, which could have an adverse impact on our results of operations.

        Some local governments impose assessments, fines, penalties and limitations on either subscribers or the alarm companies for false alarms. A few municipalities have adopted ordinances under which both permit and alarm dispatch fees are charged directly to the alarm companies. Our alarm service contracts generally allow us to pass these charges on to customers. If more local governments were to impose assessments, fines or penalties, our customers might find these additional charges prohibitive and the growth of our subscriber base could be adversely affected. Further, to the extent we are unable to pass assessments, fines and penalties on to our customers, our operating results could be adversely affected.

Police departments could refuse to respond to calls from monitored security service companies which could affect our ability to attract and retain subscribers and negatively impact our results of operations.

        Police departments in a limited number of U.S. cities do not respond to calls from monitored security service companies, either as a matter of policy or by local ordinance. We have offered affected customers the option of receiving response from private guard companies, in most cases through contracts with us, which increases the overall cost to customers. If more police departments were to refuse to respond or be prohibited from responding to calls from monitored security service companies, our ability to attract and retain subscribers could be negatively impacted and our results of operations and cash flow could be adversely affected.

Our business operates in a regulated industry and we may incur additional costs due to changing regulations or enforcement of existing regulations, which could negatively impact our results of operations.

        Our operations and employees are subject to various U.S. federal, state and local consumer protection, licensing and other laws and regulations. Most states in which we operate have licensing laws directed specifically toward the monitored security services industry. Our business relies heavily upon wireline telephone service to communicate signals. Wireline telephone companies are currently regulated by both the federal and state governments.

        Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or we fail to comply with applicable laws or regulations, our business, financial condition and results of operations could be materially and adversely affected.

Our success and growth strategy depend on our senior management and our ability to attract and retain qualified personnel.

        We depend on our senior management for the success and future growth of our operations and revenue, and the loss of any member of our senior management team could have an adverse impact on our operations. Any management transition may be a distraction to senior management as we search for a qualified replacement, could result in significant recruiting, relocation, training and other costs and could cause operational inefficiencies as a replacement becomes familiar with our business and operations.

We could incur substantial costs as the result of violations of, or liabilities under, environmental laws, which could have a negative impact on our results of operations.

        Our facilities and operations are subject to U.S. laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the environment, the management and disposal of hazardous substances and wastes, and the cleanup of contamination. Failure to comply with these laws and regulations, or with the permits required for our operations, could result in fines or civil or criminal sanctions, third-party claims for property damage or personal injury, and corrective investigation and cleanup costs. Some laws impose strict liability, and in certain circumstances joint and several liability, on current and former owners and operators of contaminated sites and other potentially responsible parties for investigation, cleanup and other costs. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future, including those imposed in response to climate change concerns. Compliance with any current or future laws and regulations could have an adverse effect on our business and results of operations.

We may incur liabilities or suffer adverse financial consequences as a result of occupational health and safety matters.

        Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. Our industry involves a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Our business is subject to numerous safety risks, such as electrocutions, fires, burns, falls, mechanical failures, weather-related incidents, transportation accidents and damage to equipment on which we work. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability.

Due to a concentration of accounts in the States of California and Washington, we are susceptible to environmental incidents that may negatively impact our results of operations.

        Approximately 13% and 8% of our RMR at September 30, 2010 was derived from customers located in California and Washington, respectively. A major earthquake, hurricane or other environmental disaster in an area of high account concentration could disrupt our ability to serve those customers or render those customers uninterested in continuing to retain us to provide alarm monitoring services.

In the event that adequate insurance is not available or our insurance is not deemed to cover a claim, we could face liability.

        We carry insurance of various types, including general liability and professional liability insurance, in amounts management considers adequate and customary for the industry. Some of our insurance policies, and the laws of some states, may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence. If we incur increased losses related to employee acts or omissions, or system failure, or if we are unable to obtain adequate insurance coverage at reasonable rates, or if we are unable to receive reimbursements from insurance carriers, our financial condition and results of operations could be materially and adversely affected.

The loss of our Underwriter Laboratories listing could negatively impact our competitive position.

        Our alarm monitoring center is Underwriters Laboratories, or UL, listed. To obtain and maintain a UL listing, an alarm monitoring center must be located in a building meeting UL's structural requirements, have back-up and uninterruptible power supplies, have secure telephone lines and maintain redundant computer systems. UL conducts periodic reviews of alarm monitoring centers to ensure compliance with their regulations. Non-compliance could result in a suspension of our UL listing. The loss of our UL listing could negatively impact our competitive position.

Risks Relating to Our Relationship with Our Significant Stockholder

Following the offering, Alarm Funding will continue to own a significant percentage of our common stock and, therefore, will have control over outcome of director elections and other matters requiring stockholder approval, including a change in corporate control.

        Following the offering, Alarm Funding will own approximately 53.6% of our outstanding common stock, or 50.4% of our outstanding common stock if the underwriters exercise their over allotment option in full. Alarm Funding's Managing Director, Westin Lovy, is also on our board of directors. As a result of this ownership position, Alarm Funding will continue to control the outcome of matters requiring stockholder approval, including:

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  election of our directors;

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  amendment of our certificate of incorporation or bylaws; and

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  approval of mergers, consolidations or the sale of all or substantially all of our assets.

        The directors of Alarm Funding may cause Alarm Funding to vote its shares of our common stock in ways that are adverse to the interests of other holders of our common stock, including investors in the offering. Its significant ownership interest could delay, prevent or cause a change in control of our company, any of which could adversely affect the market price of our common stock. In addition, Alarm Funding's significant percentage of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in companies with a controlling stockholder. For additional information regarding our relationship with Alarm Funding, see "Certain Relationships and Related-Party Transactions."

Alarm Funding and its designee on our board of directors may have interests that conflict with our interests and the interests of our other stockholders.

        Alarm Funding and its designee on our board of directors, Westin Lovy, may have interests that conflict with, or are different from, our own and those of our other stockholders. Conflicts of interest may not be resolved in a manner favorable to us or our other stockholders.

Risks Relating to our Common Stock and this Offering

Our share price may be volatile and you may be unable to sell your shares at or above the offering price, if at all.

        The initial public offering price for the shares of our common stock was determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

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  actual or anticipated fluctuations in our financial condition and operating results;

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  overall conditions in the residential or commercial alarm market;

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  addition or loss of customers;

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  changes in laws or regulations applicable to our products;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  announcements of technological innovations by us or our competitors;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel;

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  issuance of new or updated research or reports by securities analysts;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  announcement or expectation of additional financing efforts;

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  sales of our common stock by us or our stockholders;

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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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  the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

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  general economic and market conditions.

        Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

        We intend to use the net proceeds from this offering to acquire complementary businesses and/or customer accounts and for general corporate purposes, including working capital and infrastructure enhancements, subject to the restrictions in our secured credit facility. However, while we believe significant acquisition opportunities exist at attractive prices, we do not have any agreements or commitments for any specific acquisitions at this time. Our management will have discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value.

If there are substantial sales of our common stock or issuances of our common stock by us, our stock price could decline.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Upon completion of the offering, 4,218,182 shares of our common stock will be outstanding. All of the shares of common stock expected to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The resale of the remaining 2,400,000 shares, or 56.9% of our outstanding shares after the offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market stand-off agreements entered into by our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters; however, subject to applicable securities law restrictions and certain extensions, these shares will be able to be sold in the public market beginning 180 days after the date of this prospectus. In addition, the shares reserved for future issuance under our equity incentive plan will become available for sale immediately upon the exercise of such options and the expiration of any applicable market stand-off or lock-up agreements. For more information see "Shares Eligible for Future Sale."

        In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the value of our common stock to decline.

We currently do not intend to pay dividends on our common stock.

        We have never paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors as our board of directors may deem relevant. The ability of our board of directors to declare any cash dividends is subject to limits imposed by the terms of our credit agreement, which currently prohibits us from paying dividends on our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

        Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

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  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

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  specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;

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  establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

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  provide that our directors may be removed only for cause;

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  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

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  specify that no stockholder is permitted to cumulate votes at any election of directors.

        These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder. See "Description of Capital Stock" elsewhere in this prospectus.

If securities or industry analysts do not publish research or reports about our business, or if they publish unfavorable research about our business or our stock, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities analysts. If no securities or industry analysts commence coverage of us, the trading price for our stock may be negatively affected. If securities or industry analysts do begin coverage of us, and if one or more of the analysts who cover us downgrades our stock or publishes unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight may be required. When we are required to assess and evaluate our disclosure controls and procedures and internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, we may have a material weakness. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. Although we have already hired additional staff to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses. We estimate that our annual incremental cost associated with compliance with Section 404 of the Sarbanes-Oxley Act will be approximately $100,000.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

        We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in "Risk Factors" and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

        Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

        This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from the sale of our common stock in the offering of approximately $16.8 million, based upon an assumed initial public offering price of $11.00 per share (the midpoint of the price range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease the net proceeds to us from the offering by approximately $1.7 million, assuming the number of shares offered by us, as indicated on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to create a public market for our common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position. Under the terms of our amended secured credit facility with Siemens First Capital Commercial Finance, LLC and FCC, LLC, or the Secured Lenders, we are required to deposit $6.5 million of the net proceeds of this offering, representing the difference between the value of the collateral, as determined in accordance with the amended secured credit facility, and the outstanding principal balance under our amended secured credit facility, or the overadvance, into a cash collateral account controlled by the Secured Lenders, or the Restricted Proceeds account. Amounts in the Restricted Proceeds account will not be available to us for any purpose. After funding the Restricted Proceeds account, the remaining net proceeds from this offering will be deposited into another separate cash collateral account pledged to the Secured Lenders, the Remaining Proceeds account. The amount required to be deposited into the Restricted Proceeds account shall not exceed $6.5 million through May 31, 2011, except upon the occurrence of an event of default under our amended secured credit facility. To the extent we are able to acquire additional alarm accounts, increasing the value of the collateral, and we request and obtain an updated appraisal of the alarm accounts, the Secured Lenders will release an amount equal to the resulting decrease in the overadvance to us by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. After May 31, 2011, if the value of the collateral pledged as security for our obligations under our secured credit facility declines, we will be required to deposit additional amounts into the Restricted Proceeds account in an amount equal to the overadvance. Amounts in the Remaining Proceeds account will be available to us for such purposes as are permitted under the secured credit facility, including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital. We intend to use amounts in the Remaining Proceeds account for such permitted purposes.

        Our secured credit facility requires that, by no later than May 31, 2011, we cause the amount of outstanding debt to be no greater than the amount of collateral securing that debt. It is possible that proceeds of this offering may be used to repay part of the outstanding debt in order to ensure that, by May 31, 2011, the amount of outstanding debt is not greater than the amount of collateral securing that debt. If on May 31, 2011, the amount outstanding under the secured credit facility exceeds the value of the collateral, such excess amount will be deducted from the Remaining Proceeds account and applied as a prepayment of our obligations under the secured credit facility, which may have an adverse effect on our financial position, results of operations or cash flows.

        Within the permitted uses specified in our secured credit facility, our management will have discretion in the application of the net proceeds of this offering and investors will be relying on the judgment of management regarding the application of the proceeds.

DIVIDEND POLICY

        We currently do not anticipate paying any cash dividends after the offering. Instead, we anticipate that all of our earnings will be used to provide working capital to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors as our board of directors may deem relevant. The ability of our board of directors to declare any cash dividends is subject to limits imposed by the terms of our amended secured credit facility, which currently prohibits us from paying dividends on our common stock.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010:

        on an actual basis; and

        on an as adjusted basis to reflect:

  •
  the sale of 1,818,182 shares of our common stock in the offering at an assumed initial public offering price of $11.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and

  •
  the application of the estimated net proceeds from the offering as described under "Use of Proceeds."

        The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the sections entitled "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash	$368	$17,168

Debt:
Current maturities of senior debt	$6,500	$6,500
Line of credit	300	300
Senior debt, less current maturities	34,308	34,308

Total debt	41,108	41,108
Stockholders' equity:
Common stock, $0.001 par value; 20,000,000 shares authorized, 2,400,000 issued and outstanding	2	4
Additional paid-in capital	5,436	22,234
Accumulated deficit	(579)	(579)

Total stockholders' equity	4,859	21,659

Total capitalization	$45,967	$62,767

(1)
Assuming the number of shares sold by us in the offering remains the same as set forth on the cover page of this prospectus, a $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $1.7 million.

(2)
Outstanding common stock does not include 600,000 shares of our common stock reserved for future issuance under our equity incentive plan.

 DILUTION

        If you invest in our common stock in the offering, you will experience immediate and substantial dilution in the pro forma net tangible book value of your shares of our common stock. The pro forma net tangible book value of our common stock as of September 30, 2010 was $4.9 million, or approximately $2.02 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the pro forma number of shares of common stock outstanding on September 30, 2010.

        Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering and the pro forma net tangible book value per share of our common stock immediately after the completion of the offering. After giving effect to the sale of shares of our common stock in the offering at an assumed public offering price of $11.00 (the midpoint of the estimated price range shown on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2010 would have been approximately $21.7 million, or approximately $5.13 per share. This represents an immediate increase in pro forma net tangible book value of $3.11 per share to existing stockholders and an immediate dilution of $5.87 per share to new investors purchasing shares of our common stock in the offering at the assumed initial public offering price.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share	$11.00

Pro forma net tangible book value as of September 30, 2010	$2.02

Increase per share attributable to new investors in the offering	$3.11

Pro forma as adjusted net tangible book value per share after the offering	$5.13

Dilution per share to new investors	$5.87

        A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) our pro forma net tangible book value by $1.7 million, the pro forma net tangible book value per share after the offering by $0.40 per share and the dilution in pro forma net tangible book value to new investors in the offering by $0.40 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

        If the underwriters exercise their over allotment in full, pro forma net tangible book value per share after the offering will be $5.44, and dilution in pro forma net tangible book value per share to new stockholders will be $5.56.

        The following table presents, on a pro forma basis, as of September 30, 2010, the differences between the number of shares of common stock purchased from us, the total consideration paid or exchanged and the average price per share paid by existing stockholders and by new investors purchasing shares of our common stock in the offering before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The table assumes an initial public offering price of $11.00 per share, as specified above.

			Total Consideration
	Shares Purchased
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	2,400,000	56.9%	$4,858,610	19.5%	$2.02
New investors	1,818,182	43.1	20,000,000	80.5	$11.00

Total	4,218,182	100.0%	$24,858,610	100.0%

        A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) total consideration paid by new stockholders by $1.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

        The number of shares outstanding in the table above is based on the number of shares outstanding as of September 30, 2010. The discussion and tables above do not include shares of our common stock reserved for future issuance under our equity incentive plan.

        To the extent any such shares of common stock are issued, new investors may experience further dilution. If the underwriters exercise their over allotment option in full, the following will occur: (1) the number of shares held by existing stockholders will represent approximately 53.4% of the total number of shares outstanding after the offering; and (2) the number of shares held by new investors will be increased to 2,090,909, or approximately 46.4% of the total number of shares of common stock outstanding after the offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        We have derived the selected consolidated statement of operations data for the fiscal years ended December 31, 2008 and 2009 and selected consolidated balance sheet data as of December 31, 2008 and 2009 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the selected consolidated statement of operations data for the nine months ended September 30, 2009 and 2010 and the selected consolidated balance sheet data as of September 30, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read all of this information in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and the results for any interim period are not necessarily indicative of the results to be expected for the full year.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
			(unaudited)	(unaudited)
Statements of operations data
Net revenue	$40,554,005	$38,196,888	$29,741,800	$20,841,684
Direct expenses	13,459,938	11,289,799	8,690,897	7,359,663
General and administrative	3,308,155	8,656,768	6,877,922	5,033,928
Amortization and cancellation of subscriber contracts	27,718,371	34,976,138	28,743,207	26,335,156
(Gain) on settlement of claims against noncontrolling interest	(3,663,000)	—	—	—
Loss on settlements of lawsuits	—	750,000	—	—
Impairment of intangible asset	—	1,299,469	—	—
Operating loss	(269,459)	(18,775,286)	(14,570,226)	(17,887,063)
Interest expense, net	13,657,687	7,298,148	5,575,457	4,550,225
Income taxes	5,167	62,000	46,500	46,503
Net loss	(13,932,313)	(26,135,434)	(20,192,183)	(22,483,791)
Cash flow data
Cash flows provided by operations	$13,638,189	$13,097,288	$10,092,581	$4,315,899
Cash flows provided by (used in) investing activities	164,613	(5,851)	(12,191)	11,767
Cash flows used in financing activities	(15,396,577)	(12,839,750)	(9,934,876)	(4,306,206)

	As of December 31, 2008	As of December 31, 2009		As of September 30, 2010
				(unaudited)
Consolidated balance sheet data
Subscriber contracts, net	$105,853,892	$71,230,552		$44,791,597
Goodwill	3,129,432	3,129,432		3,129,432
Total assets	113,375,960	76,113,570		51,014,180
Total senior debt	58,003,754	45,039,004		40,807,798
Total equity	44,437,123	18,801,689		4,858,610
Key Performance Metrics
Ending recurring monthly revenue ("RMR")	$3,054,000	$2,394,000	$2,518,900	$1,633,100
Ending number of subscriber accounts—owned	73,200	57,400	60,500	39,700
EBITDA (for the period ended)	27,477,528	16,550,406	14,432,590	8,568,448
Adjusted EBITDA (for the period ended)	23,814,528	18,599,875	14,432,590	8,568,448

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Statements in this prospectus that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These statements may contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or other wording indicating future results or expectations. Forward-looking statements are subject to significant risks and uncertainties. Our actual results may differ materially from the results discussed in these forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed under "Risk Factors" and "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. Our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected by any of these factors.

Overview

        We are a national provider of electronic security alarm monitoring services, providing monitoring and maintenance of alarm systems to single-family residential and light commercial customers. We monitor signals from burglary, fire, medical and environmental alarm systems at our monitoring center in Arlington Heights, Illinois. Most of our monitoring services revenue and a large portion of the maintenance services we provide our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue, or RMR. As of September 30, 2010, we monitored approximately 54,000 sites in 46 states, Canada and Puerto Rico.

        CastleRock Security, Inc., or CRS, was incorporated in November 2008 to acquire certain assets of SA Systems, LLC, or SAS. The primary assets acquired by CRS were servicing agreements with two companies, formed to acquire primarily residential security alarm contracts from independent alarm dealers across the country. On September 30, 2010 the performing accounts originally owned by these companies—Alarm Funding, LLC, or Alarm Funding (which was also CRS' majority stockholder) and Security Funding, LLC, or Security Funding—totaled approximately 51,000, and pay an average of $41 per month for the monitoring and maintenance of their burglar and/or fire alarm systems. Prior to our reorganization, these companies, paid CRS a service fee calculated on a per-account basis ranging from $12 to $25 (depending on level of services) and averaging approximately $15 per month to provide the monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting for the customer base. In addition, on September 30, 2010, CRS directly owned 500 retail accounts and provided wholesale monitoring services to 2,500 accounts owned by independent alarm dealers.

        On September 22, 2010 we reorganized by establishing a Delaware corporation, CastleRock Security Holdings, Inc., or CastleRock Holdings. On September 24, 2010, Alarm Funding contributed to CastleRock Holdings all of its operating assets and CRS stock in exchange for common stock in CastleRock Holdings and assumption of debt. Contemporaneously, the other stockholder of CRS contributed its CRS stock to CastleRock Holdings, in exchange for common stock in CastleRock Holdings. Upon completion of these contributions, collectively, the Reorganization, CRS became a wholly owned subsidiary of CastleRock Holdings.

        We operate in a U.S. security alarm industry with an estimated $45 billion of annual revenue, approximately one-third, or $16.3 billion, from the monitoring and servicing segment which has experienced an estimated compound annual growth rate of 7.2% over the past ten years. We believe we are positioned to capitalize on growth opportunities in this industry because:

  •
  The highly fragmented nature of the industry creates significant opportunity for consolidation. Of the over 8,000 active security alarm companies, the vast majority are small, highly local operations, with fewer than 100 estimated to have RMR of more than $200,000. Increasingly onerous licensing requirements and other factors, such as competitive sales and installation pricing and the relatively high fixed costs of operating a central monitoring facility, make it difficult for smaller companies to profitably expand.

  •
  Following our reorganization, we believe that based on RMR we are among the 25 largest U.S. companies in our industry.

  •
  We currently operate in 46 states, where we possess all required state and local jurisdiction licenses.

  •
  Our existing, established, scalable infrastructure is capable of servicing several hundred thousand customers.

  •
  Our experienced leadership team is headed by former ADT Security senior executives who have successfully executed business plans such as the one we have developed.

        Since neither Alarm Funding nor Security Funding has acquired accounts since 2008, the RMR from the Alarm Funding-acquired account portfolio and the Security Funding service fees have naturally declined and will continue to do so through account attrition, as described below. Furthermore, Security Funding intends to sell its account base, which may result in our loss of revenue related to servicing these accounts which currently represent 10% of our revenues.

        We plan to grow our business by driving RMR growth and profitability through the direct acquisition of accounts, leveraging our currently underutilized servicing platform and gaining additional operating efficiencies associated with higher geographic concentrations. Our telecommunications facilities can accommodate a significantly greater volume of alarm signals and inbound voice calls, and our monitoring center currently has unutilized work stations. As a result, we believe we can service several hundred thousand additional customers at nominal additional cost.

        Our business plan, which is similar to the strategy our executive management team has successfully executed in prior senior roles in our industry, encompasses:

  •
  Strategic purchases of local or regional alarm companies (including their accounts), some of which may then become branch sales and installation offices for us;

  •
  The establishment of company-owned branch sales, installation and service offices in markets where account densities warrant and where we have not yet acquired an operation thus creating (a) the internal sales capability to capture the full value associated with accounts re-signs, transfers, add-ons, upgrades and referrals (which our capital structure has heretofore hindered) and (b) greater efficiencies in filed service through utilization of company-employed service technicians; and,

  •
  The introduction of a program to acquire accounts from a network of independent dealers who will regularly sell to us the monitoring contracts, or accounts, for customers to whom they have sold and installed alarm systems.

        The consolidated financial statements and summaries of financial data included in this prospectus reflect the operations of Alarm Funding from January 1, 2008 and of CRS since its inception in November 2008 and launch of operations on November 26, 2008, a period of time in which no growth or account replacement activities were undertaken. As a result of our Reorganization, prospectively our financial statements will reflect the results of operations of CastleRock Holdings and its subsidiary, CRS.

        As you read this section, please refer to our Consolidated Financial Statements and accompanying notes included in this Prospectus.

Factors and Trends Affecting Our Results of Operations

General

        As noted above, our consolidated financial statements presented herein include the operations of Alarm Funding from January 1, 2008 and of CRS since its inception in November 2008 and launch of operations on November 26, 2008. Consequently, the 2008 financial statements include CRS revenues and expenses for a 35-day period only.

Sources of Revenue

        Our revenues are primarily derived from RMR under security alarm monitoring contracts purchased from independent dealers. These retail, primarily residential, customer contracts typically have three-year initial terms and generally also provide for automatic renewal provisions in states where permitted. Other revenues are derived primarily from the provision of monitoring and related services for Security Funding, from wholesale monitoring services for independent dealers, and from field technical repair services.

Costs of Revenue; Expenses

        Direct expenses generally consist of telecommunication costs and direct labor associated with monitoring and servicing subscriber accounts and expenses related to field technical repair services.

        General and administrative expenses include the cost of personnel conducting administrative activities, lease expenses on office space and office equipment, costs of debt collection efforts, professional service fees and other miscellaneous expenses.

        Contract amortization and cancellation expense includes amortization of the acquisition cost of our customer accounts and the write-off of unamortized acquisition costs to reflect actual attrition results. In addition, we recognize an impairment loss when we determine that the carrying cost of the accounts exceeds their fair value.

Performance Metrics

Recurring Monthly Revenue

        We measure the recurring monthly revenue, or RMR, we are entitled to receive under contracts with customers in effect at the end of the period. Our RMR calculation is not considered an alternative to revenue calculated under accounting principles generally accepted in the United States of America, or GAAP, and is not a substitute indication of our operating performance under GAAP. We believe, however, that the supplemental presentation of RMR is useful to investors because the measure is used by investors and lenders to value companies such as ours with recurring revenue streams.

        Our RMR includes amounts billed to customers who have past due balances that we believe are collectible. We seek to preserve the revenue stream associated with each customer contract, primarily to maximize our return on the investment we made to acquire each contract. As a result, we actively work to collect amounts owed to us and to retain customers. In some instances, we may allow several months to collect past due amounts, while evaluating the ongoing customer relationship. When we categorize accounts as at-risk because accounts receivable balances exceed certain guidelines or because notice of intent to cancel or move has been provided by the customer, we include the account in attrition calculations. After we have made every reasonable effort to collect past due balances, we will disconnect the customer and include the loss in attrition calculations.

        The following table provides a roll-forward of RMR and number of accounts that we directly own for the years and periods indicated. Excluded are accounts serviced for Security Funding and accounts monitored on a wholesale basis for independent dealers, which have steadily declined and are not a material or integral element of our business plan.

RMR and Account Roll-forward (Directly-owned accounts only)
(Unaudited)

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Beginning RMR balance	$3,606,000	$3,054,000	$3,054,000	$2,394,000
RMR losses (net of nominal additions)	(552,000)	(660,000)	(535,100)	(760,900)

Ending RMR balance	$3,054,000	$2,394,000	$2,518,900	$1,633,100

Beginning number of accounts	86,100	73,200	73,200	57,400
Account losses (net of nominal additions)	(12,900)	(15,800)	(12,700)	(17,700)

Ending number of accounts	73,200	57,400	60,500	39,700

        Since we have made no account purchases since early 2008, our customer base and associated RMR has decreased for each of the periods presented. Net losses of customer accounts and RMR materially and adversely affect our business, financial condition and results of operations.

Attrition

        Our subscriber contracts were purchased from a network of independent dealers. These contracts with our subscribers are typically three-year non-cancelable contracts and automatically renew for one-year periods unless the subscriber provides advance written notice of intent not to renew. A portion of our subscriber base can be expected to cancel its service every year. Subscribers may choose not to renew or terminate their contract for a variety of reasons, including financial hardship, relocation, switching to our competitors' service, and customer service dissatisfaction. Often we are unable to reach the subscribers to determine the reason for their nonpayment and, consequently, we terminate the service. We believe the weak economy has caused a number of these customers to lose their jobs and/or homes, which has resulted in a higher than normal percentage of cancellation particularly amongst "sub-prime" accounts.

        Account cancellation, otherwise referred to as subscriber attrition, has a direct impact on the number of subscribers we serve and hence our financial results, including revenues, operating income, amortization expense and impairment losses, and cash flow. We believe the presentation of RMR attrition is useful to investors because the measure is used by investors and lenders to value companies such as ours with recurring revenue streams. In addition, we believe RMR attrition information is more useful than customer account attrition because it reflects the economic impact of customer losses and price decreases. We define attrition as a ratio, the numerator of which is the gross amount of lost RMR (defined to include RMR associated with cancelled and nonperforming accounts, as well as price decreases) for a given period, and the denominator of which is the average of the beginning and ending amount of RMR for that given period. We consider an account canceled when a subscriber terminates in accordance either with the terms of the contract or if we terminate the contract for nonperformance. An account is deemed nonperforming if payment from the subscriber is 90 days in arrears. In the calculations directly below, we do not reduce the gross RMR lost during a period by RMR added from "new owner" accounts, which are accounts where a new customer moves into a location installed with our security system and vacated by a prior customer, or from "relocation" accounts, which are accounts where an existing customer moves and transfers service to their new location. Such RMR additions were nominal during the periods presented, although we intend to focus on capturing these RMR replacement and growth opportunities as part of our growth strategy.

        We monitor attrition each quarter based on an annualized trailing three-month, nine-month and 12-month basis. Because our method of calculating attrition utilizes the average RMR base for the applicable period, in periods of RMR growth the computation of RMR attrition typically results in an attrition percentage less than would be expected in periods when RMR remains stable. Likewise, in periods of RMR decline (as we have experienced), the computation of RMR attrition results in an attrition percentage greater than would be expected in periods when RMR remains stable.

        As defined above, RMR attrition for the years ended December 31, 2008 and 2009 was 16.6% and 24.2%, respectively. Annualized RMR attrition for the nine month periods ended September 30, 2009 and 2010 was 25.6% and 50.4%, respectively. These rates were materially impacted by the following factors:

  (1)
  The vast majority of accounts in the Alarm Funding-acquired portfolio were purchased in the summer months of 2006 and 2007 from a few high-volume, Utah-based national security sales organizations which depend on seasonal sales forces and traditional door to door sales techniques, or Summer Program dealers. In 2009, as those accounts that were installed in 2006 reached their three-year contract expiration dates (when attrition inherently runs at its highest levels), approximately 22% elected not to renew, which caused an increase in attrition during the months of May through September 2009. Similarly, in 2010, as those accounts that were installed in 2007 reached their three-year contract expiration dates, over 24% elected not to renew, which caused an increase in attrition during the second and third quarters. Unlike the Alarm Funding-acquired portfolio, which has not acquired additional accounts since 2008, most alarm companies have an even distribution of accounts generated throughout the year, and over time realize an account base that has no material component experiencing the elevated attrition that traditionally occurs at the initial three-year contract renewal.

  (2)
  Our 2010 attrition was also caused by higher than expected terminations from disgruntled customers whose contracts were automatically extended in 2009, or extended term customers. Many original and extended term customers were vulnerable to the aggressive "take-over" sales activities of competitors.

        We believe that having company representatives in key markets will help counter the take-over attempts of competitors in future years. We also believe that our more proactive attempts in 2010 to reach customers as they approached their original term expiration dates will result in improved customer satisfaction and fewer extended term cancellations in 2011. As a result, we believe that the accounts which remain in the portfolio will be stable, long term customers who are satisfied with service and more inclined to renew their contracts with us over a long period of time.

        In addition, the current account portfolio had an average credit score of 717 as of the initial purchase date. Approximately 18% of the active accounts had credit scores that were less than 650 with 9% below 625. Over 59% had credit scores above 700. We believe these account characteristics are of equal or higher quality than generally prevails in the market, and will cause our attrition rate to slow.

        Finally, as noted above, the vast majority of our accounts were acquired from a few high-volume Summer Program dealers across multiple markets. We do not intend to acquire additional accounts from such dealers but rather to establish a network of relationships with more traditional, year-round, local alarm dealers in a number of strategic markets, which we believe will lower our future attrition risk.

Reconciliation of Non-GAAP Financial Measures
(unaudited)

Adjusted EBITDA

        We manage our business based on earnings before interest, income taxes, depreciation, amortization, impairment losses and certain other items shown in the table below, referred to as Adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is used by management and reviewed by our board of directors in evaluating performance and determining how to allocate resources for investments in customer acquisition activities, capital expenditures and spending in general, without the effects of non-cash and non-operating expenses. We believe it is a helpful metric for investors that follow the security monitoring industry because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

        Adjusted EBITDA should not be considered as an alternative to generally accepted accounting principles (or, GAAP) net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Since Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

        As reflected in the table below, Adjusted EBITDA was $18.6 million in 2009 compared to $23.8 million in 2008, a decrease of $5.2 million, or 22%. As a percentage of revenues, Adjusted EBITDA was 49% in 2009 compared to 59% in 2008. Adjusted EBITDA was $8.6 million for the nine months ended September 30, 2010 compared to $14.4 million for the same period in 2009, a decrease of $5.8 million, or 40%. As a percentage of revenues Adjusted EBITDA decreased from 49% for the nine month period in 2009 to 41% for the same period in 2010. The lower margins reflect a less efficient leverage of our fixed costs as the account base has declined. As we execute our growth plan, we expect this margin to steadily increase.

Reconciliation of Non-GAAP Financial Measures
(In dollars, unaudited)

Adjusted EBITDA

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Net loss	$(13,932,313)	$(26,135,434)	$(20,192,183)	$(22,483,791)
Interest expense	13,657,687	7,298,148	5,575,457	4,550,225
Income taxes	5,167	62,000	46,500	46,503
Depreciation and intangible amortization	28,616	349,554	259,609	120,355
Amortization and cancellation of subscriber contracts	27,718,371	34,976,138	28,743,207	26,335,156

EBITDA	27,477,528	16,550,406	14,432,590	8,568,448
Impairment of intangible asset	—	1,299,469	—	—
Loss on settlement of lawsuits	—	750,000	—	—
(Gain) on settlement of claims	(3,663,000)	—	—	—

Adjusted EBITDA	$23,814,528	$18,599,875	$14,432,590	$8,568,448

Results of Operations

        We present the following table to show how our operating results have changed over the periods presented. Next to each period's results of operations, we provide the relevant percentages of total revenue so that you can make comparisons about the relative change in revenue and expenses (dollars in thousands).

	Year Ended December 31,				Nine Months Ended September 30, (unaudited)
	2008		2009		2009		2010
	$	%	$	%	$	%	$	%
Net revenue	40,554	100.0	38,197	100.0	29,742	100.0	20,842	100.0
Direct expenses	13,460	33.2	11,290	29.6	8,691	29.2	7,360	35.3
General and administrative	3,308	8.2	8,657	22.7	6,878	23.1	5,034	24.2
Amortization and cancellation of subscriber contracts	27,718	68.3	34,976	91.6	28,743	96.6	26,335	126.4
(Gain) on settlement of claims against noncontrolling interest	(3,663)	(9.0)	—	—	—	—	—	—
Loss on settlements of lawsuits	—	—	750	2.0	—	—	—	—
Impairment of intangible asset	—	—	1,299	3.4	—	—	—	—

Total operating expenses	40,823	100.7	56,972	149.2	44,312	149.0	38,729	185.8
Operating loss	(269)	(0.7)	(18,775)	(49.2)	(14,570)	(49.0)	(17,887)	(85.8)
Interest expense, net	13,658	33.7	7,298	19.1	5,575	18.7	4,550	21.8

Loss before income taxes	(13,927)	(34.3)	(26,073)	(68.3)	(20,145)	(67.7)	(22,437)	(107.7)
Income taxes	5	—	62	0.1	47	0.2	47	0.2

Net loss	(13,932)	(34.4)	(26,135)	(68.4)	(20,192)	(67.9)	(22,484)	(107.9)

2009 Compared to 2008

        Revenues.    Total revenues were $38.2 million in 2009 compared to $40.6 million in 2008, a decrease of $2.4 million, or 6%. This decrease was primarily attributable to a decrease in the subscriber accounts owned by Alarm Funding from 73,200 accounts with performing RMR of $3.1 million as of December 31, 2008 to 57,400 accounts with performing RMR of $2.4 million as of December 31, 2009. The revenue decrease from owned accounts was offset by a full year of revenues generated in 2009 by CRS' servicing of the Security Funding accounts and by its wholesale monitoring services for independent dealers.

        Direct expenses.    Direct expenses were $11.3 million in 2009 compared to $13.5 million in 2008, a decrease of $2.2 million, or 16%. This decrease was in part due to the lower number of accounts serviced in 2009. In addition, from January through November 2008, Alarm Funding paid service fees aggregating $11.8 million to an unrelated servicer which covered that servicer's direct and general and administrative expenses, all of which fees were included in our 2008 direct expenses rather than general and administrative expenses. As a percentage of revenues, direct expenses declined from 33% in 2008 to 30% in 2009.

        General and administrative expenses.    General and administrative expenses were $8.7 million in 2009 compared to $3.3 million in 2008, an increase of $5.4 million, or 164%. The increase was in large part due to the fact that, from January through November 2008, Alarm Funding paid service fees to an unrelated servicer which covered that servicer's direct and general and administrative expenses, all of which fees were included in our 2008 direct expenses. As a percentage of revenues, general and administrative expenses were 23% in 2009 compared to 8% in 2008.

        Amortization and cancellation of subscriber contracts.    Contract amortization and cancellation was $35.0 million in 2009 compared to $27.7 million in 2008, an increase of $7.3 million, or 26%. The increase was attributable to the attrition which resulted from cancellations of accounts reaching their initial contract term expiration in 2009 that chose not to renew.

        Gain on settlement of claims against noncontrolling interest.    CRS was formed in November 2008 and, on November 26, 2008, acquired substantially all of the assets of SAS, pursuant to an Asset Purchase and Settlement Agreement among CRS, Alarm Funding and SAS. Pursuant to the Asset Purchase and Settlement Agreement, Alarm Funding agreed to dismiss all claims brought under a lawsuit in August 2008 against SAS, Security Associates International, Inc., or SAI, a subsidiary of SAS, and certain other parties associated with SAI and SAS. As a result of the Asset Purchase and Settlement Agreement, Alarm Funding received 63.6% of the common stock of CRS, and SAS and its affiliate received 36.4% of the common stock. Prior to these transactions, Alarm Funding was party to a service agreement with SAS and SAI. In connection with the Asset Purchase and Settlement Agreement, we recognized a gain on settlement of $3.7 million in 2008. The net gain on settlement is included in the purchase price of the controlling interest. The gain on settlement was determined based on the estimated fair value of the consideration exchanged, which consists of the value of the dismissed legal actions net of the new service obligation between Alarm Funding and CRS for the benefit of the minority interest. The fair value of this non-monetary consideration was estimated based on Alarm Funding's share of the CRS enterprise value less the estimated fair value of the pre-existing relationship (the estimated discounted cash flows of the new service agreement between Alarm Funding and CRS) of $3.3 million.

        Loss on settlement of lawsuits.    In 2009, we agreed to settle two lawsuits in which we were named as co-defendants. These suits were brought by former authorized dealers of SAI, claiming damages related to certain agreements between the parties. The settlements aggregated $750,000. No such costs were incurred in 2008.

        Impairment of intangible asset.    At the time of the SAS asset purchase in November 2008, we recorded an amortizable intangible asset attributable to CRS' relationship with Security Funding, totaling $1.5 million. Since late 2009, Security Funding has been actively attempting to sell its account base and, as a result, we cannot expect to continue receiving revenue related to servicing these accounts. Therefore, at December 31, 2009, the net value of $1.3 million was deemed to be impaired and charged to impairment of intangible asset.

        Interest expense.    Interest expense was $7.3 million in 2009 compared to $13.7 million in 2008, a decrease of approximately $6.4 million, or 47%. The decrease resulted from a $13.0 million reduction over the course of 2009 in the balance outstanding under our senior secured revolving credit facility with a financial institution from $58.0 million at December 31, 2008 to $45.0 million at December 31, 2009 and from the conversion of $69.5 million of subordinated debt and accrued interest to equity at June 30, 2008.

        Income tax expense.    Income tax expense was $0.1 million in 2009 compared to $0.0 million in 2008, an increase of $0.1 million.

        Noncontrolling interest in net loss of consolidated subsidiary.    Our consolidated statements of operations have been adjusted to eliminate the noncontrolling interest's share of the loss of CRS. The noncontrolling interest's share of the loss of CRS increased from $0.1 million in 2008 (when CRS had operations for a 35-day period only) to $1.3 million in 2009.

        Net loss.    Net loss was $24.8 million in 2009 compared to net loss of $13.9 million in 2008, an increase of $10.9 million. The increase in net loss was attributable to the factors described above.

Nine Months 2010 Compared to Nine Months 2009

        Revenues.    Total revenues were $20.8 million for the nine month period ended September 30, 2010 compared to $29.7 million for the same period in 2009, a decrease of $8.9 million, or 30%. Approximately $7.7 million of this decrease was attributable to a decrease in our subscriber accounts owned by Alarm Funding from 60,500 accounts with performing RMR of $2.5 million as of September 30, 2009 to 39,700 accounts with performing RMR of $1.6 million as of September 30, 2010. In addition, service fees from Security Funding decreased $414,000 and wholesale monitoring fees decreased $680,000 during the nine month period ended September 30, 2010 from the same period for the prior year.

        Loss of the Security Funding service fees would reduce revenue by approximately $165,000 per month and increase our net loss by an estimated $110,000 per month. However, as the Security Funding account base declines over time as a result of attrition, the impact on both revenue and net loss will decline since nearly all of the operating costs associated with the Security Funding accounts are variable.

        Direct expenses.    Direct expenses were $7.4 million in the nine month period ended September 30, 2010 compared to $8.7 million for the same period in 2009, a decrease of $1.3 million, or 15%. This decrease was primarily attributable to the lower number of accounts serviced during the nine month period ended September 30, 2010, and our correspondingly lower telecommunications and staffing costs. As a percentage of revenues, direct expenses increased to 35% during the nine month period ended September 30, 2010 from 29% for the same period in 2009.

        General and administrative expenses.    General and administrative expenses were $5.0 million during the nine month period ended September 30, 2010, compared to $6.9 million during the same period in 2009, a decrease of $1.9 million, or 28%. The decrease was primarily attributable to staff reductions. As a percentage of revenues, general and administrative expenses were 24% for the nine month period ended September 30, 2010, compared to 23% for the same period in 2009.

        Amortization and cancellation of subscriber contracts.    Contract amortization and cancellation was $26.3 million during the nine month period ended September 30, 2010, compared to $28.7 million during the same period in 2009, a decrease of $2.4 million, or 8%. The decrease was attributable to the declining account base.

        Interest expense.    Interest expense was $4.6 million during the nine month period ended September 30, 2010, compared to $5.6 million for the same period in 2009, a decrease of approximately $1.0 million, or 18%. The decrease resulted from a $7.1 million reduction in senior debt from $47.9 million at September 30, 2009, to $40.8 million at September 30, 2010.

        Income tax expense.    Income tax expense was $0.0 million during the nine month period ended September 30, 2010 and $0.0 million during the same period in 2009.

        Noncontrolling interest in net loss of consolidated subsidiary.    Our consolidated statements of operations have been adjusted to eliminate the noncontrolling interest's share of the loss of CRS. The noncontrolling interest's share of the loss of CRS was $0.4 million during the nine month period ended September 30, 2010 and $0.4 million during the same period in 2009. CRS had operations for a 264-day period as a subsidiary of Alarm Funding during 2010 through the date of the Reorganization after which CRS became a wholly-owned subsidiary of CastleRock Holdings.

        Net loss.    Net loss was $22.5 million for the nine month period ended September 30, 2010, compared to net loss of $20.2 million for the same period in 2009, an increase of $2.3 million, or 11%. The increase in net loss was attributable to the factors described above.

Critical Accounting Policies

        Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to customer accounts, goodwill, intangible assets, income taxes, bad debts, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Please see the Notes to our Consolidated Financial Statements for a more complete description of our critical accounting policies. Of particular note are the following:

        Accounts receivable:    Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by regularly evaluating individual subscriber and dealer receivables and considering a subscriber's or dealer's financial condition, credit history, and current economic conditions. Recoveries of accounts receivables previously written off are recorded when received. Subscriber receivables are considered past due if any portion of the balance has not been paid by its due date. Subscribers generally pay in accordance with monthly terms by credit cards or electronic payment. Subscribers who have receivables outstanding for 135 days have their service disconnected, which results in the write-off of the outstanding receivable and the cancellation of the contract.

        Subscriber contracts:    We purchased subscriber contracts pursuant to which we provide monitoring and related services for a monthly recurring fee to the underlying subscriber. Additions to subscriber accounts are based upon purchase date and stated at cost, with costs being amortized over the estimated subscriber life. Contracts generally have initial terms of three years and renew for twelve month periods thereafter. The costs to acquire the subscriber contracts are being amortized over 12 years using a straight line basis with additional write-off of unamortized acquisition costs being recognized as subscribers cancel or are cancelled for non-payment. The carrying value of contracts is written-off on a regular basis when actual attrition occurs. We believe 12 years represents the estimated average economic life of the contracts. We believe this amortization method, which incorporates actual attrition experience, most accurately matches amortization cost with anticipated revenue. In addition, we are required to perform impairment tests for long-lived assets when we determine that indicators of impairment exist, such as a decline in economic condition or other unanticipated changes in the business environment. The weighted-average period prior to the next renewal of subscriber contracts is 1.0 years and 0.5 years at December 31, 2008 and 2009, respectively. The weighted-average remaining useful life of such contracts is 10.1 years and 9.2 years December 31, 2008 and 2009, respectively.

        Intangible asset:    Our amortizing intangible asset consists of our relationship with Security Funding for which we provide monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting services. The cost to acquire this intangible asset is being amortized over eight years using the straight-line method, which is the estimated economic useful life of the asset. At December 31, 2009, the unamortized balance of this intangible asset was deemed to be impaired and charged to impairment of intangible asset based on our knowledge of the owner's intent to sell its account base in 2010.

        Goodwill:    In conformity with Financial Accounting Standards Board, Accounting Standards Certification Topic 350, "Intangibles—Goodwill and Other," or ASC 350, we do not amortize our goodwill. In accordance with ASC 350, we are required to test this asset for impairment at least annually or more frequently if indicators of impairment exist. Goodwill on the accompanying consolidated balance sheet relates to the business as a single reporting unit. We performed our annual goodwill impairment test in the fourth quarter of 2009 and found no goodwill impairment for the year ended December 31, 2009.

        Revenue recognition:    We recognize revenue when a subscriber contract with a stated service fee exists, monitoring or field services have been rendered, and the subscriber account is in good standing and not met the cancellation policy for non-payment of 135 days. After 135 days of non-payment, the subscriber accounts are disconnected and revenue is no longer recognized. Revenues consist primarily of monthly recurring service fees from the subscriber accounts for the monitoring and maintenance of the subscriber systems. Fees for monitoring services are billed in advance for each account monitored and are recognized as they are earned over the related contract period. Fees for service agreements are usually billed on a monthly basis and at the beginning of the monthly service period and are recognized over the monthly service period. Amounts not yet earned are included as deferred revenues. Sales tax charged to subscribers is recorded net of amounts remitted to local government authorities and, accordingly, has no effect on reported revenues or operating expenses.

        Recent accounting pronouncements:    See the Notes to our Consolidated Financial Statements included in this prospectus for new accounting standards, including the dates or expected dates of adoption and estimated effects on our Consolidated Financial Statements, which information is incorporated herein by reference.

Liquidity and Capital Resources

        As of September 30, 2010, we had cash and restricted cash of $0.3 million. The face value of our senior debt as of September 30, 2010 was $40.8 million. In addition, Alarm Funding previously had an approximately $71 million subordinated debt obligation to Whitecap (US) Fund I, LP and other investors; $65,105,978 of this subordinated obligation was retired and exchanged for membership interests in Alarm Funding in 2008. The remaining $6.0 million of subordinated debt obligations were retired and exchanged for additional membership interests in Alarm Funding in September 2010.

        We are seeking new equity and debt financing to pursue a business plan that will drive growth in our account base and attendant profitability through (a) strategic purchases of local/regional alarm companies and/or their accounts, (b) establishment of Company-owned branch sales and installation operations, and (c) introduction of a dealer account purchase program. We are not currently pursuing any specific debt or equity financing with a particular lender or investor. We anticipate that the proceeds of this offering will be spent for such purposes as are permitted under our secured credit facility, including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital, within twelve months of the closing of the offering. The exact amount of additional capital we will require, and the exact timing of when we will seek it, will depend on market conditions, performance of assets we have acquired with the proceeds of this offering, and the opportunities that are available in the market. In addition, the terms of our secured credit facility, which restricts our ability to, among other things, incur additional indebtedness, create or incur liens, and issue securities, may limit our ability to obtain additional capital to pursue our business plan. The amount required to be deposited into the Restricted Proceeds account under our amended secured credit facility shall not exceed $6.5 million through May 31, 2011, except upon the occurrence of an event of default under our amended secured credit facility. To the extent we are able to acquire additional alarm accounts, increasing the value of the collateral, and we request and obtain an updated appraisal of the alarm accounts, the Secured Lenders will release an amount equal to the resulting decrease in the overadvance to us by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. After May 31, 2011, if the value of the collateral pledged as security for our obligations under our secured credit facility declines, we will be required to deposit additional amounts into the Restricted Proceeds account in an amount equal to the overadvance. We expect to have sufficient cash to fund operations and meet our obligations for at least the next twelve months even if additional equity and/or debt financing is not obtained, although in that event our growth plans will be curtailed once the proceeds of the offering are fully utilized.

        On July 1, 2010, Whitecap (US) Fund I, LP extended a line of credit to our wholly-owned subsidiary CRS in an amount up to $1,650,000 pursuant to a promissory note bearing interest of 10% per annum. The outstanding principal amount, together with accrued interest, of the promissory note is due upon the earlier of November 30, 2012, the date which is six months after the repayment of all obligations under our secured credit facility, or the occurrence of an event of default thereunder. Following the Reorganization, on September 24, 2010, CastleRock Holdings agreed to become an additional borrower under this promissory note, jointly and severally liable with CRS. As of December 31, 2010, $1,250,000 has been funded under this promissory note.

Description of Credit Facility

        Background.    On May 25, 2007 we entered into a $40 million Revolving Credit Facility with FCC, LLC, as agent. The revolving credit facility was to be used to repay $30 million of our debt to our investor, Whitecap (US) Fund I, L.P., fund acquisitions and for general corporate and working capital purposes. Borrowings were permitted based upon a "borrowing base" calculated as a percentage of our eligible security alarm accounts, as determined by FCC, LLC. Our obligations under this credit facility were secured by substantially all of our assets. On August 16, 2007, the revolving credit facility was increased from $40 million to $75 million.

        Soon after we signed the revolving credit facility agreement, we breached certain covenants requiring that the attrition rate for our security alarm accounts not exceed a specified percentage on an annual and quarterly basis, as set forth in the revolving credit facility. The attrition rate is calculated as the ratio of security alarm accounts that do not renew their accounts, cancel their accounts or had balances more than 90 days past due to the total number of security alarm accounts with balances 90 days or less past due. On November 27, 2007 we entered into a forbearance agreement with Siemens First Capital Commercial Finance, LLC, or Siemens, as successor to FCC, LLC, as agent, whereby Siemens agreed to forbear in enforcing its rights under the revolving credit facility due to the covenant defaults for a limited period of time if we met the conditions of the forbearance agreement.

        We were unable to satisfy the attrition rate covenant for the fourth quarter of 2007. Due to this default, Siemens suspended any further advances under the revolving credit facility and we entered into a new forbearance agreement dated January 26, 2008, which contained a number of conditions we were required to satisfy before Siemens would resume making advances under the revolving credit facility.

        We entered into a new forbearance agreement dated February 16, 2008 which contained additional conditions we were required to satisfy. We did not satisfy those conditions and Siemens continued its suspension of any additional advances to us under the revolving credit facility. See also Note 2 to our Consolidated Financial Statements for further discussion on our restricted cash policy with the Secured Lenders.

        On October 20, 2010 we entered into a consent, limited waiver and third amendment to the credit agreement and credit documents with Siemens First Capital Commercial Finance, LLC and FCC, LLC, or the Secured Lenders, whereby outstanding amounts under the revolving credit facility aggregating $40.8 million were converted to a term loan, no further advances would be made under the revolving credit facility, the Secured Lenders waived certain outstanding defaults, and certain covenants under the revolving credit facility agreement were amended.

        On November 2, 2010, we entered into a fourth amendment to the credit agreement with the Secured Lenders for the limited purpose of increasing our senior funded debt to tangible net worth ratio. No other material terms of the secured credit facility were amended.

        On January 18, 2011, we entered into a fifth amendment to the credit agreement with the Secured Lenders whereby certain provisions of our secured credit agreement were amended to, among other things: (a) limit the maximum amount required to be deposited into the Restricted Proceeds account to $6.5 million until May 31, 2011, except upon the occurrence of an event of default under the secured credit agreement; (b) revise certain covenants to (i) permit us to make annual lease payments of up to $650,000 in fiscal year 2011 and up to $660,000 in fiscal year 2012, and (ii) allow us to guaranty lease payments which are permitted by the terms of our secured credit agreement; and (c) extend the date by which we are to deliver certain information and documents required under our secured credit agreement. In consideration of these revisions, we agreed to release the Secured Lenders from any and all debts, demands and obligations we have or may have against them relating to any actions they may have taken in connection with the secured credit agreement prior to the effective date of the fifth amendment, and, absent their gross negligence or willful misconduct, to indemnify them with respect to any liabilities, judgments or costs arising from such actions.

        We are currently in compliance with the covenants of our secured credit facility, as described below.

        Summary of Terms.    A summary of the relevant terms of the secured credit facility, as amended, follows. This summary does not purport to be complete and we refer you to the $40,000,000 Revolving Credit Facility dated May 25, 2007 and amendments thereto filed as exhibits to the Form S-1 Registration Statement of which this prospectus is a part.

        Borrower.    Alarm Funding, CRS and CastleRock Holdings, collectively referred to herein as Borrower, are jointly and severally liable for the obligations under the secured credit facility.

        Amount Outstanding.    As of October 20, 2010, the principal amount outstanding was $40,775,220.

        Term Loan.    Pursuant to the consent, limited waiver and third amendment to credit agreement, all amounts outstanding under our secured credit facility were converted into a single term loan. The term loan is not a revolving credit loan and Borrower does not have the right to borrow, repay and reborrow under the secured credit faculty.

        Interest Rate.    Amounts outstanding under the secured credit facility bear interest at the one month London InterBank Offered Rate, or LIBOR, plus 8.25% per annum. Upon the occurrence and during the continuation of an Event of Default, as defined in the secured credit facility, the applicable interest rate will be increased by 3.0% per annum.

        Fees.    Borrower shall pay the Secured Lenders a monthly collateral management fee of $20,000 and an annual facility fee equal to 1% of the principal amount outstanding on May 25, 2011.

        Principal and Interest Payments.    Principal and interest is deducted from amounts held in the lockbox account described below.

        Optional Prepayment.    Borrower may prepay the amount outstanding under the secured credit facility in whole, but not in part, without premium or penalty, on the last day of any interest period.

        Mandatory Prepayment on May 31, 2011.    Borrower will be required to prepay amounts outstanding under the secured credit facility equal to the amount, if any, by which the outstanding principal amount under the secured credit facility exceeds the calculated value (as defined in the credit agreement) of the collateral pledged as security for obligations under the secured credit facility as of May 31, 2011.

        Maturity Date.    The maturity date is May 25, 2012. All principal, interest and other amounts outstanding under the secured credit facility are due and payable in full on that date.

        Cash Collateral Accounts.    Borrower shall deposit proceeds of this offering in the amount of $6.5 million into the Restricted Proceeds account. Amounts in the Restricted Proceeds account are not available to Borrower for any purpose. The amount in the Restricted Proceeds account is equal to the overadvance, as determined in accordance with the amended secured credit facility. The amount of the overadvance shall not exceed $6.5 million through May 31, 2011. Thereafter, not less frequently than once every sixty days, the Secured Lenders will conduct an appraisal of the value of such collateral and re-calculate the overadvance. To the extent that the revised value of the cash collateral account is less than the overadvance, Borrower will be required to deposit an additional amount in the Restricted Proceeds account equal to the shortfall. After funding the Restricted Proceeds account, the remaining net proceeds from this offering will be deposited into another cash collateral account (or, the Remaining Proceeds account). To the extent that Borrower is able to increase the value of the collateral through acquisition of additional alarm contracts, thereby reducing the overadvance, and Borrower requests and obtains an updated appraisal of the alarm accounts, the Secured Lenders will release such difference to Borrower by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. Amounts in the Remaining Proceeds account will be available to us for such purposes as are permitted under the secured credit facility, including to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital.

        Lockbox Account.    All proceeds from security alarm contracts are deposited in a lockbox account and such proceeds are applied in the following order:

  •
  interest due and payable on amounts outstanding under the secured credit facility;

  •
  fees and expenses due the Secured Lenders;

  •
  servicing fees due and payable to CRS;

  •
  other expenses approved by the Secured Lenders; and

  •
  unpaid principal under the secured credit facility.

        Security Interest.    CRS has pledged substantially all of its assets to the Secured Lenders as collateral for outstanding obligations under the secured credit facility.

        Guaranty.    Obligations under the secured credit facility are guaranteed by CRS. CRS has granted the Secured Lenders a security interest in substantially all of its assets to secure its guaranty obligations.

        Covenants.    The secured credit facility limits Borrower's ability to:

  •
  incur additional indebtedness;

  •
  create or incur liens;

  •
  guarantee indebtedness;

  •
  make an investment in any other entity;

  •
  pay dividends on or make distributions in respect of capital stock;

  •
  dissolve or liquidate;

  •
  be a party to any merger or consolidation or acquire all or substantially all of the assets or capital stock of any other entity;

  •
  sell, transfer or otherwise dispose of any of our assets;

  •
  enter into transactions with stockholders or affiliates;

  •
  own or create directly or indirectly any subsidiaries;

  •
  engage in any business other than the security alarm business substantially as currently conducted and operated by us;

  •
  issue securities;

  •
  make capital expenditures or enter into leases;

  •
  enter into or amend in any material manner any dealer program pursuant to which we acquire from third parties security alarm contracts on a regular periodic basis;

  •
  amend or otherwise modify our underwriting guidelines with respect to our customers, dealers and affiliates;

  •
  enter into any sale-leaseback or similar transaction involving any of our property or assets or lease any real property; or

  •
  cancel any material claim or indebtedness owing to us or voluntarily prepay any indebtedness.

        In addition, Borrower is subject to certain financial ratio covenants, including:

  •
  a minimum fixed charge coverage ratio;

  •
  a senior funded debt to tangible net worth ratio;

  •
  a senior funded debt to earnings before interest, taxes, depreciation and amortization ratio; and

  •
  annual and quarterly attrition rate limitations.

        Events of Default.    Upon an event of default arising from Borrower's bankruptcy or insolvency, Borrower's obligations under the secured credit facility shall become immediately due and payable. For other customary events of default, the Secured Lenders, at their option, may declare Borrower's obligations under the secured credit facility to be due and payable.

Cash Flow

  Cash Flows Provided by Operations

        Our operating activities provided net cash flows of $13.1 million and $13.6 million for the years ended December 31, 2009 and 2008, respectively, and $4.3 million and $10.1 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

  Cash Flows Used in Investing Activities

        Our investing activities provided $0.0 million in 2009 after providing net cash flow of $0.2 million for the year ended December 31, 2008. Investing activities provided $0.0 million in the nine months ended September 30, 2010, and provided $0.0 million in the nine months ended September 30, 2009.

  Cash Flows Used in Financing Activities

        Financing activities used a net $12.8 million in the year ended December 31, 2009. We used $33.4 million for principal payments on our secured debt facility and received $20.0 million in proceeds from additional borrowings under the facility. Financing activities used $15.4 million in the year ended December 31, 2008. We used $41.3 million for principal payments on our secured debt facility and received $23.2 million in proceeds from additional borrowings under the facility. For the nine-month periods ended September 30, 2010 and 2009, financing activities used $4.3 million and $9.9 million, respectively, primarily for net principal payments on our secured debt.

Off Balance Sheet Arrangements

        We had no off-balance sheet arrangements at December 31, 2009.

BUSINESS

Our Company

        We are a national provider of electronic security alarm monitoring services, providing monitoring and maintenance of alarm systems to single-family residential and light commercial customers. We monitor signals from burglary, fire, medical and environmental alarm systems at our monitoring center in Arlington Heights, Illinois. Most of our monitoring services revenue and a large portion of the maintenance services we provide our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue, or RMR. As of September 30, 2010, we monitored approximately 54,000 sites in 46 states, Canada and Puerto Rico.

        We operate in a U.S. security alarm industry with an estimated $45 billion of annual revenue in 2009, approximately one-third, or $16.3 billion, from the monitoring and servicing segment which has experienced an estimated compound annual growth rate of 7.2% over the past ten years. We believe we are positioned to capitalize on growth opportunities in this industry because:

  •
  The highly fragmented nature of the industry creates significant opportunity for consolidation. Of the over 8,000 active security alarm companies, the vast majority are small local operations, with fewer than 100 estimated to have RMR of more than $200,000. Increasingly onerous licensing requirements and other factors, such as competitive sales and installation pricing and the relatively high fixed costs of operating a central monitoring facility, make it difficult for smaller companies to profitably expand.

  •
  Following our reorganization, we believe that based on RMR we are among the 25 largest U.S. companies in our industry.

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  We currently operate in 46 states, where we possess all required state and local jurisdiction licenses.

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  Our existing, established, scalable infrastructure is capable of servicing several hundred thousand customers.

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  Our experienced leadership team is headed by former ADT Security senior executives who have successfully executed business plans such as the one we have developed.

        We received most of our account portfolio from Alarm Funding, LLC, or Alarm Funding through the transfer of assets on September 24, 2010. We receive service fees from Security Funding, LLC, or Security Funding. Since neither Alarm Funding nor Security Funding has acquired accounts since 2008, the RMR from the account portfolio received from Alarm Funding and the Security Funding service fees have naturally declined and will continue to do so through account attrition. Furthermore, Security Funding intends to sell its account base, which may result in our loss of revenue related to servicing these accounts, which currently represents 10% of our revenue.

        Consequently, we plan to grow our business by driving RMR growth and profitability through the direct acquisition of accounts, leveraging our currently underutilized servicing platform and gaining additional operational efficiencies associated with higher geographic concentrations. Our telecommunications facilities can accommodate a significantly greater volume of alarm signals and inbound voice calls, and our monitoring center currently has unutilized work stations. As a result, we believe we can service several hundred thousand additional customers at nominal additional cost.

        Our business plan, which is similar to the strategy our executive management team has successfully executed in prior senior roles in our industry, encompasses:

  •
  Strategic purchases of local or regional alarm companies (including their accounts), some of which may then become branch sales and installation offices for us;

  •
  The establishment of company-owned branch sales, installation and service offices in markets where account densities warrant and where we have not yet acquired an operation, thus creating (a) the internal sales capability to capture the full value associated with account re-signs, transfers, add-ons, upgrades and referrals (which our capital structure has heretofore hindered) and (b) greater efficiencies in field service through utilization of company-employed service technicians; and,

  •
  The introduction of a program to acquire accounts from a network of independent dealers who will regularly sell to us the monitoring contracts, or accounts, for customers to whom they have sold and installed alarm systems.

We intend to use the net proceeds from this offering primarily to fund acquisition activities, to the extent permitted by our secured credit facility.

Corporate History and Information

        CastleRock Security, Inc., or CRS, was incorporated in November 2008 to acquire certain assets of SA Systems, LLC, or SAS. The primary assets acquired by CRS were servicing agreements with two companies formed to acquire primarily residential security alarm contracts from independent alarm dealers across the country. On September 30, 2010, these companies (including Alarm Funding, which was also CRS' majority stockholder) jointly owned approximately 51,000 performing accounts, which pay an average of $41 per month for the monitoring and maintenance of their burglar and/or fire alarm systems. Prior to our reorganization, these companies, in turn, paid CRS a service fee calculated on a per-account basis ranging from $12 to $25 (depending on level of services) and averaging approximately $15 per month to provide the monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting for the customer base. In addition, on September 30, 2010, CRS directly owned 500 retail accounts and provided wholesale monitoring services to over 2,500 accounts owned by independent alarm dealers.

        On September 22, 2010 we reorganized by establishing a Delaware corporation, CastleRock Security Holdings, Inc., or CastleRock Holdings. On September 24, 2010, Alarm Funding contributed to CastleRock Holdings all of its operating assets and CRS stock in exchange for common stock in CastleRock Holdings and assumption of debt. Contemporaneously the remaining stockholder of CRS contributed its CRS stock to CastleRock Holdings, in exchange for common stock in CastleRock Holdings. Upon completion of these contributions, collectively, the Reorganization, CRS became a wholly owned subsidiary of CastleRock Holdings.

Industry Trends and Competition

        According to the January 2010 edition of Security Distributing & Marketing magazine, overall revenues for U.S. security alarm companies totaled $44.7 billion in 2009. According to Barnes Associates, Inc., a leading industry consultant, approximately one-third of these revenues, or $16.3 billion, were derived from the monitoring and servicing of security alarm systems, with the balance derived from product sales and installation fees. Revenues from the monitoring and service segment have experienced a compound annual growth rate of 7.2% over the past ten years and are expected to remain flat in 2010.

        We believe the resiliency of the monitoring and service revenues and the historical growth result from the proven and highly effective operation of monitored security systems, support from insurance companies and regulators, and continued technological improvements. Many homeowners continue to have no security system, which we believe creates further opportunities for growth.

        We believe there are at least 8,000 active security alarm companies in the U.S., with the vast majority of them being small, highly localized operations. Generally, these companies fall into three categories, defined by their operating scale (National, Regional and Multi-Regional, Local). Based on RMR, the national companies collectively have an approximate 33% share of the overall market. ADT has the largest share, now approaching 30% following its recent purchase of Broadview Security, formerly Brinks Home Security.

        It is estimated that there are fewer than 100 security alarm companies that operate in regions, defined as multiple localized markets, that lack national scale. These companies possess account densities in their markets that are comparable to or above the levels that the national competitors have nationwide (and/or in those particular markets).

        The high fragmentation of the industry has resulted primarily from low barriers to entering the business, combined with the availability of wholesale monitoring (whereby smaller companies outsource their monitoring to large operations that specialize in providing this service to alarm companies). A combination of increasingly onerous licensing requirements and other factors are making it more difficult for new or very small operations; accordingly, the overall number of operations in the U.S. may begin to decline.

Our Growth Strategy

        We intend to grow our business by driving RMR growth and becoming a full-service security alarm company through:

  •
  acquisition of accounts in strategically selected markets,

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  acquisition or creation of account-generating divisions in strategically selected markets, and

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  establishment of a dealer program for the regular purchase of new accounts.

        We believe that narrower geographic focus yields better operating results. The primary attributes of an attractive market for us are markets where we already have a meaningful presence, where we perceive the opportunity to become a significant participant or that are large enough to support a highly efficient branch. We may selectively pursue acquisitions and/or dealer relationships in some—but not necessarily all—of these markets. We will consider selling accounts in markets that are not targeted for growth initiatives or trading for accounts that are in desired markets to eliminate the operational inefficiencies that this dispersion creates.

        Acquisitions.    There exists a relatively open and stable market for the purchasing and selling of alarm companies and their accounts and other assets. We estimate there are several hundred modestly sized transactions on the market at any given time, with upwards of several hundred transactions occurring each year, due to requirements for liquidity, estate planning concerns, or a shift in business strategy. We believe that larger market actors such as our company are well positioned to undertake continual and systematic acquisitions.

        We believe the significant degree of fragmentation within the industry creates opportunities to acquire accounts and operating businesses at attractive prices. Smaller companies typically lack access to the divestiture strategies available to larger businesses, creating an environment where an acquirer known to have capital and reliability in closing can drive acquisitions at attractive prices. Critical elements that we believe we possess include access to capital (assuming receipt of proceeds of this offering, compliance with our secured credit facility and obtaining further reasonable debt financing), and the experience of our management team (who collectively have decades of experience executing account acquisition and business acquisition strategies) without disrupting the day-to-day business of targets. We believe our size—large enough to have significant resources and generate strategic advantages, while remaining small enough to focus on smaller acquisition targets with greater appreciation potential—is a significant competitive advantage in the industry.

        Given the structure of the industry, with thousands of small companies and few larger ones, smaller companies generally receive lower relative valuations than larger companies. This valuation dynamic is also further supported by the overall better operating results generally realized by the larger companies with high customer concentrations and operating scale. Our goal is to accelerate growth in select markets with bulk purchase of accounts and elevate local servicing capability and brand awareness by acquiring sales, installation, and field service talent and infrastructure. This strategy is characterized by unpredictable volume, and integration can be costly and time-consuming. We may pursue the acquisition of local or regional sales and installation companies, their existing account bases, or both. In markets where local in-house servicing capability has already been established, we will also consider bulk account purchases.

        Internal sales and service branches.    We may hire personnel to establish an internal sales and installation force, or acquire existing businesses with a sales and installation force to allow us to expand in targeted markets. This strategy is characterized by unpredictable volume and significant up-front costs. We intend to create sales capability to capture the full value associated with re-signs, transfers, add-ons, upgrades, and referrals. We believe that, by doing so, we can drive internal growth at effective account "acquisition" costs (net sales and installation costs) that, as a multiple of RMR, are attractive. We also intend to employ these offices, once formed, to augment our field service capabilities.

        Dealer Program.    We intend to establish a network of relationships with traditional, local security companies in a number of strategic markets, from whom we intend to purchase accounts meeting certain criteria on a regular basis. We would anticipate these "dealer" or "forward flow" arrangements to provide predictable volume, defined costs and consistent, repeatable operations. This strategy is characterized by an increased emphasis on regular verification and diligence of accounts upon acquisition.

Operating Dynamic

        Generally, security alarm companies have two fundamental activities in which they engage: (1) the sale and installation of systems; and (2) the monitoring and servicing of the systems. Typically, the monitoring and servicing activity offers very high margin potential (in excess of 60% even after absorbing the associated general and administrative expenses), with the services typically provided under three to five year automatically renewing contracts. Monitoring is provided by sophisticated call centers that are staffed 24/7 with personnel that are trained to process alarm signals and notify the appropriate responding authority. These centers have benefited from positive trends in communication, software and hardware technologies and costs. Field service of systems requires localized technicians that can respond to fix problems quickly and efficiently. This activity is also subject to economies of scale, most of which are related to the size and geographic density of the customer accounts. As a result, the most efficient providers tend to be larger with high geographic concentrations of their customer base.

        Typically, as mentioned above, the contract for the monitoring and field maintenance services are multi-year and have automatically renewing provisions. Payments are typically made monthly, and the industry references the customer accounts in terms of these RMRs. In addition to the contractually recurring payments, some customers elect to be charged for system maintenance that is required on a time and material basis, as opposed to having a fixed monthly charge for this aspect of the service. These time and material revenues are not included in RMR, but can be, over a large customer base, as "recurring" as the RMR.

        Due to the long term contracts, the effectiveness of the systems, and general inconveniences associated with switching alarm service providers, the industry has historically enjoyed relatively low attrition or churn rates, which are believed to average 12% to 13% per annum.

        As a result of the high degree of RMR stability and margin potential generally present in the industry, the pricing on the sales and installation activity is such that a loss is typically incurred when considering all costs, including associated general and administrative expenses. This loss is effectively the "acquisition cost" (through internal sales channels) of the customer account and RMR. Alarm companies create value by performing this activity at costs below either or both: (i) the present value of the future net cash flows from the account, discounted by the company's weighted average cost of capital; and/or (ii) the market value for the account.

Operations

        Monitoring Services.    Our UL-certified, fault tolerant monitoring center, which is housed at our headquarters in Arlington Heights, IL, and staffed 24/7, accommodates residential and commercial, burglar and fire, holdup and panic, cellular primary or backups, two-way voice, medical alert response, and critical condition monitoring services. Operators are professionally trained to:

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  Receive alarm signals;

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  Process signals and follow standard operating procedures for response;

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  Call customers, public safety answering points and contact lists;

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  Receive calls for customers and contact lists;

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  Respond to inquiries related to alarms; and

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  Maintain the monitoring database.

        Customer Relations.    The responsibilities of our customer relations representatives include but are not limited to billing inquiries, collection efforts, first- and second-level technical service and general customer questions. If a customer is dissatisfied or wishes to terminate his or her contract, the call is transferred to a representative who has been trained to resell the customer on our benefits and services in efforts to save the account, which may include offering specified incentives to the customer.

        Technical Services.    Customers calling for basic user help or technical trouble-shooting are transferred or routed to a tech support representative in the Technical Services Department. This team provides various levels of phone support to customers and occasionally to field service technicians on site at the customer's premises. The objective is to resolve issues without dispatching technicians, at higher cost and delay, whenever possible. On average, the team resolves the issues raised in over 80% of all inbound calls it handles.

        Field Service.    The vast majority of the current customer base for which we are responsible for field service requirements has warranty coverage for system repair. If a site visit is required, the customer pays a nominal $25 or $35 up-front service fee or trip charge, which is collected before the dispatch request is submitted. For non-warranty work, a trip charge is likewise collected, and the customer is billed for the balance after service is completed. Work is performed by our network of over 250 independent dealers in the U.S., Canada and Puerto Rico. Site visits are generally scheduled within 48 hours and at least 85% of all scheduled site visits are completed on schedule and to the satisfaction of the customer.

        Account Acquisitions, Diligence and Processing.    The Account Acceptance & Due Diligence Department is responsible for verifying that all accounts purchased comply with our underwriting requirements and ensuring that installing dealers are performing at expected levels and that customers are satisfied with their new security system.

Competition

        The security alarm industry is highly competitive and highly fragmented. We compete with major firms, including ADT Security Services Inc., a subsidiary of Tyco International Ltd., Protection One, Inc., Monitronics International, Inc., Guardian Protection Services, and Security Networks, LLC. In addition, we compete with numerous smaller providers. Certain other alarm service companies have adopted a strategy similar to ours that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs.

        Competition in the security alarm industry is based primarily on reputation for quality of service, market visibility, services offered, price and the ability to identify prospective dealers and subscriber accounts. We believe that we have the ability to compete effectively with other national, regional and local alarm monitoring companies due to our reputation for reliable monitoring, customer and technical services, the high quality services and benefits we expect to offer to dealers in our dealer program, our low cost structure and our marketing alliances which we intend to develop. However, we compete with several companies that have account acquisition and loan programs for independent dealers, and some of those competitors are larger than we are and have more capital than we do.

Intellectual Property

        The name "CastleRock Security" is our trademark. We own the domain name www.castlerocksecurity.com. We own a portfolio of common law copyrights that principally relates to internet-based software applications that utilize third party server clusters and databases to provide account-related information and services to dealers. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. It may be possible for unauthorized third parties to copy certain portions of our software applications or reverse engineer or obtain and use information that we regard as proprietary. Certain end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed software application may be unenforceable under the laws of certain jurisdictions. While we believe our trademarks and copyrights are important to our business, we do not believe our inability to use any one of them would have a material adverse effect on our business as a whole.

Employees

        As of January 10, 2011, we had 91 full-time employees. Of these full-time employees, 61 were in customer service, (including monitoring operations, customer relations and technical service) 10 were in field service operations, and 20 were general or administrative employees. We believe that our relations with our employees are good. None of our employees is subject to a collective bargaining agreement.

Properties and Facilities

        We have two facilities that house critical hardware and software platforms to support the business. Our headquarters are in Arlington Heights, Illinois, where we occupy approximately 26,000 square feet in a multi-tenant, single story office building. The headquarters also houses our UL-certified, fault tolerant monitoring center. We do not have a lease agreement for our headquarters and occupy the space on a month-to-month "at will tenancy" basis. We are currently in discussions with the landlord to establish a long term lease. The main back office equipment is located in a secure Telx hosting facility in downtown Atlanta, Georgia under a facilities license agreement that expires May 31, 2012. The Atlanta facility is a 160,000 square foot fully-dedicated carrier-hotel/interconnect co-location building that is home to the Southeast's largest concentration of telecommunication companies. We believe that our properties and equipment are in good operating condition and are adequate for our present needs.

We do not anticipate difficulty in renewing the leases for our facilities as they expire or finding comparable alternative facilities.

Governmental Regulations

        Our operations are subject to various federal, state and local consumer protection, licensing, and other laws and regulations. Most states have licensing laws that apply specifically to the alarm industry. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training and business conduct.

        Our business relies primarily on the use of standard fixed-wireline telephone service to transmit alarm signals. Fixed-wireline telephone companies, the cost of telephone lines, and the type of equipment used in telephone line transmission are regulated by the federal and state governments. The Federal Communications Commission and state public utilities' commissions regulate the operation and use of wireless telephone and radio frequencies.

        Our advertising and sales practices are regulated by the U.S. Federal Trade Commission and state consumer protection laws. In addition, we are subject to certain administrative requirements and laws of the jurisdictions in which we operate. These laws and regulations include restrictions on the manner in which we promote the sale of our security alarm services and require us to provide purchasers of our services with rescission rights.

        Some local government authorities have adopted or are considering various measures aimed at reducing false alarms. Such measures include requiring permits for individual alarm systems, revoking such permits following a specified number of false alarms, imposing fines on alarm customers or alarm monitoring companies for false alarms, limiting the number of times police will respond to alarms at a particular location after a specified number of false alarms, and requiring additional verification of an alarm signal before the police respond.

        The alarm industry is also subject to requirements imposed by various insurance, listing and standards organizations. Depending upon the type of customer, security service provided, and requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

        There can be no assurance that new or revised laws will not impact our business, as change in regulation could have a material and adverse effect on us. New or revised regulations could require us to alter our business practices in a manner that we may deem to be unacceptable which could slow our growth opportunities. The failure to comply with such regulations could result in the imposition of material fines, penalties, or injunctions.

Environmental Matters

        We are subject to numerous federal, state and local environmental laws and regulations governing our operations, including laws relating to the health, safety and protection of the environment and natural resources and the handling, transportation and disposal of non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil. Some of these laws and regulations require us to obtain permits, which contain terms and conditions that impose limitations on our ability to emit and discharge hazardous materials into the environment and periodically may be subject to modification and renewal or revocation by issuing authorities. Failure to comply with these laws, regulations and permits may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of civil and criminal fines and penalties, the imposition of remedial obligations, assessment of monetary penalties and the issuance of injunctions limiting or preventing some or all of our operations.

        We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of currently and formerly owned, leased or operated properties, or properties to which hazardous substances or wastes were sent by current or former operations at our current or former facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or use our properties as collateral for financing. We could also be held liable under third-party claims for property damage or personal injury and for significant penalties and other damages under such environmental laws and regulations, which could materially and adversely affect our business and results of operations.

        In addition, climate change-related legislation has passed the U.S. House of Representatives, which, if enacted by the full Congress, would limit and reduce greenhouse gas emissions from large emitters of greenhouse gasses through a "cap-and-trade" system of allowances and credits and other provisions. Moreover, the Environmental Protection Agency, or EPA, has issued a finding that the current and projected concentrations of certain greenhouse gases in the atmosphere, including carbon dioxide, threaten the public health and welfare of current and future generations. While this finding in itself does not impose any requirements on industry or other entities, it authorizes the EPA to regulate directly greenhouse gas emissions through a rule-making process. While we do not have significant greenhouse gas emissions, such current and future legislation and regulations could indirectly negatively affect us, as our suppliers could incur additional compliance costs that could get passed through to us or our customers may move to products made from raw materials that come from less carbon-intensive industries, than, for example, steel, a chief component in our products.

Legal Proceedings

        On May 28, 2010, Edwin J. Trevillyan and Christine M. Trevillyan filed a complaint in the United States District Court for the District of South Carolina (Civil Action No. 2:10-1387-MBS) against APX Alarm Security Systems, Inc., Alarm Security Solutions, Inc., APEX Alarm, LLC, Security Associates International, Inc., CastleRock Security, Inc. and Anderson, Crenshaw & Associates, LLC as a consumer class action on behalf of persons residing in the State of South Carolina, being current or former customers of the defendants, who were subjected to allegedly improper sales tactics, faulty alarm installation or monitoring services, unlawful tactics involving collection of accounts or other improper handling of customer accounts. Plaintiffs are seeking actual, compensatory, consequential and punitive damages in an amount to be determined. Much of the complaint does not relate to actions by us. We intend to defend the suit vigorously. We do not believe that any adverse determination in this lawsuit would have a material adverse effect on our financial position, results of operations or cash flows.

        Since June 2010, we have received civil investigation demands from the Attorney Generals of Wisconsin and Washington with respect to our business practices in connection with our enforcement of the auto-renewal provisions of our customer accounts in those states. We are cooperating fully with these investigations. We have also received communications from the offices of attorney general in a number of states regarding individual customer complaints, which we are responding to and do not believe, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

        In addition, we are subject to various other claims and legal proceedings, which arise in the ordinary course of our business. With respect to all such claims and proceedings, we record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We do not believe that any of these proceedings, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth as of the date of this prospectus the name, age and position of each person who serves as an executive officer or director of our company.

Name	Age	Position
Michael F. Snyder	58	Director, Executive Chairman of the Board of Directors
Brian E. Johnson	60	President, Chief Executive Officer and Director
James F. Ingold	46	Chief Financial Officer
James M. German	54	Senior Vice President
Ardeshir Azhir(1)(2)(3)	61	Director
Westin Lovy	37	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

        There are no family relationships among any of our executive officers or directors. None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

Executive Officers

        Brian E. Johnson has served as our President and Chief Executive Officer since December 2008 and as a director since September 2010. He brings 30 years of senior executive leadership with an extensive background in guiding companies through challenging periods of change (both turnaround and growth), especially mergers and acquisitions. From September 2007 through 2008, Mr. Johnson was Chief Financial Officer and Senior Vice President of SAI. From October 2005 to April 2007, Mr. Johnson was Director of Business Operations for Lockheed Martin Coherent Technologies, a global security and information technology company, which acquired Coherent Technologies, a developer of laser-based remote sensing products, in October 2005, where Mr. Johnson served as Chief Financial Officer from March to October 2005. Prior to 2005, Mr. Johnson served in numerous capacities, including as Chief Financial Officer for three publicly traded companies, as Chief Operating Officer for a federal government contractor, as Chief Executive Officer for a start-up telecommunications company, as Managing Partner of Barnes Johnson & Associates, a boutique investment banking firm providing specialized corporate finance, M&A, and strategic planning services to middle-market security alarm companies, and as Senior Vice President for ADT Security Services, first leading its Acquisitions and Dealer Development group and then its Field Service Operations. Mr. Johnson holds a B.A. in Economics from Muskingum University, a J.D. from the University Colorado School of Law and an LL.M in Taxation from the University of Denver. We believe that Mr. Johnson possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience over the past two years as our President and Chief Executive Officer, his experience during the prior 15 months as Chief Financial Officer of SAI, his previous experience in senior executive roles in our industry sector, and his prior experience on the boards of three public and four private companies.

        James F. Ingold has served as our Chief Financial Officer since August 2010. From January 2008 through April 2010, he was Vice President, Corporate Controller and Principal Accounting Officer of iPCS Wireless, Inc., a publicly traded Sprint Nextel Corporation affiliate and seller of wireless mobility communications network products and services. From 2003 to January 2008 he was Corporate Controller of Littelfuse, Inc. (Nasdaq: LFUS), a publicly traded developer of circuit protection products. Previously he served as Director of Accounting of Fleetpride, Inc., a nationwide supplier of heavy-duty truck and trailer parts, and in various accounting positions with Tenneco Packaging, Inc. (now known as Pactiv Corporation), a publicly traded manufacturer. Mr. Ingold began his career as an auditor with Deloitte & Touche, LLP. He holds a B.S. in Accountancy from the University of Illinois and an M.B.A in Finance from DePaul University.

        James M. German has served as our Senior Vice President since January 1, 2009, overseeing marketing and customer communications, customer service operations and dealer relations. From May 2003 to December 2008, Mr. German was Senior Vice President of Marketing of SAI and President of one of its subsidiaries focused on selling, installing and servicing multi-family communities. Prior to 2003, he held senior level managerial positions at AAA, Clipper Cruise Line, Delta Queen Steamboat Co. and Reiman Publications and owned a marketing and communications consulting company. He holds a B.A. in Business Administration and Marketing from the University of Kansas.

Board of Directors

        Michael F. Snyder has served as the Executive Chairman of our board of directors since September 2010. Mr. Snyder's 30 year tenure at ADT Security Services, a provider of electronic security systems and services and a subsidiary of Tyco International Ltd., culminated in the role of President and Chief Operating Officer for North America from 1997 to 2006. From 2006 to 2007 he was Chief Executive Officer and a director of Vonage Holdings Corp., a provider of voice-over internet protocol technology enabling voice and data communications over broadband networks. He serves as a Director on the Boards of CitraPAc, a consumer food products company, Talon International, a manufacturer of goods to the consumer clothing industry and the Advisory Boards of Proximex, a security software company, and Patient Portal Technologies, Inc., a non-medical management and patient support services company. Since 2007, Mr. Snyder has also been a consultant to several companies, including the Whitecap funds. He holds a B.A. degree from The State University of New York at Oswego, Oswego, NY. We believe that Mr. Snyder possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as President and COO of the largest participant in our industry sector, his experience as CEO of a major telecommunications company, and his experience on the boards of both public and private companies.

        Ardeshir Azhir served as Chairman of the board of directors of CRS from January 2009 to August 2010 and has been a director of CastleRock Holdings since September 2010. Mr. Azhir is co-founder and Chief Executive Officer of Growth Strategies Consultants, Inc., a consulting business specializing in assisting companies in the security industry to identify, develop and implement improvement plans to achieve revenue growth and higher profitability, focusing on operations management, strategic planning, growth management, acquisitions, and acquisition integration. From July 2003 to September 2007, Mr. Azhir was the Managing Director and President of EMEA at Tyco Fire & Integrated Solutions (UK) Ltd., an electronic security and fire protection company. Prior to July 2003, Mr. Azhir was Sr. Vice President of Western U.S. Operations for ADT Security Services, Inc. and Chief Executive Officer of API Security. Mr. Azhir holds a B.S. and D.I.C. from the Imperial College of London University, England, and an M.B.A. from Armstrong College, Berkeley, California. We believe that Mr. Azhir possesses specific attributes that qualify him to serve as a member of our board of directors and to serve as chair of our audit committee, including his experience as a senior executive of the largest participant in our industry sector and as President of a major regional participant, his experience as Chairman of the Board of CRS since its formation, and his educational background.

        Westin Lovy has served as a director since September 2010. Mr. Lovy is one of the Managing Directors of Whitecap Advisors, LLC, an investment management firm, and has been with the company since May 2004. Mr. Lovy has served as a director of CRS since it was formed in November 2008. Prior to May 2004, Mr. Lovy was an associate in the Restructuring, Insolvency, and Workouts practice group at Latham & Watkins LLP, a law firm. Mr. Lovy holds a J.D. from Duke University and a B.A. from the University of California, Berkeley. We believe that Mr. Lovy possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as Managing Director of Alarm Funding, our major stockholder (which prior to our Reorganization had owned customer accounts since 2004), his experience on the board of CRS since its formation, and his educational background.

Board Structure and Composition

        Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently comprised of four directors and there are three vacancies on the board.

        Our bylaws provide that the authorized size of our board of directors is to be determined from time to time by resolution of the board of directors, and, at the time of completion of the offering, we expect seven members will be authorized. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors then in office.

Independence of the Board of Directors

        The NASDAQ Listing Rules require that the compensation, nominating and governance and audit committees of a listed company be comprised solely of independent directors. We intend to rely on the transition periods provided by Rule 5615(b) of the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act, which provide for phase-in compliance for companies that are listing on NASDAQ in connection with their initial public offering. As a result, we plan to have our audit, compensation and nominating and governance committees comprised of at least one independent director on the effective date of our listing, a majority of independent directors within ninety days of our listing, and solely independent directors within one year of our listing.

        In August 2010, our board of directors undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Mr. Azhir does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is "independent" as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules.

Committees of the Board of Directors

        The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee will also:

  •
  oversee the work of our independent auditors;

  •
  approve the hiring, discharging and compensation of our independent auditors;

  •
  approve engagements of the independent auditors to render any audit or permissible non-audit services;

  •
  review the qualifications, independence and performance of the independent auditors;

  •
  review our financial statements and review our critical accounting policies and estimates;

  •
  review the adequacy and effectiveness of our internal controls; and

  •
  review and discuss with management and d the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

        The sole member of our audit committee is Ardeshir Azhir, who will also serve as the chairperson of the committee. We believe that Mr. Azhir is an independent director, as defined under the rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. We believe that Mr. Azhir meets NASDAQ requirements for financial literacy. Currently, none of the members of our audit committee qualify as an "audit committee financial expert," as defined under applicable SEC rules. The charter of the audit committee will be available on our website upon consummation of this offering.

Compensation Committee

        Our compensation committee oversees our corporate compensation programs. The compensation committee will also:

  •
  review and recommend policies relating to compensation and benefits of our officers and employees;

  •
  review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;

  •
  evaluate the performance of our officers in light of established goals and objectives;

  •
  recommend compensation of our officers based on its evaluations; and

  •
  administer the issuance of stock options and other awards under our stock plans.

        The sole member of our compensation committee is Ardeshir Azhir, who will also serve as the chairperson of the committee. We believe Mr. Azhir is an independent director under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The charter of the compensation committee will be available on our website upon consummation of this offering.

Nominating and Corporate Governance Committee

        Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. The nominating and governance committee will also:

  •
  evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

  •
  assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

  •
  recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

  •
  review and make recommendations with regard to our corporate governance guidelines.

        The sole member of our nominating and corporate governance committee is Ardeshir Azhir, who will serve as the chairperson of the committee. We believe that Mr. Azhir is an independent director under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The charter of our nominating and corporate governance committee will be available on our website upon consummation of this offering.

Director Compensation

        To date, we have not paid our directors any compensation for their services in that capacity. We do reimburse our non-employee directors for all reasonable expenses incurred by them to attend board and committee meetings.

        Following the completion of the offering, all of our directors, except those who are our employees, will receive compensation in accordance with a compensation plan that was approved by the board. The following is the compensation plan for service as a non-employee director for 2010:

Annual retainer	$40,000
Annual retainer for Audit Chair	$25,000
Annual retainer for Compensation Chair	$15,000
Annual retainer for Audit Committee Member	$10,000
Annual retainer for Compensation Committee Member	$7,500

        In addition, each of our non-employee directors will receive an annual grant of restricted stock in the amount of $40,000 under our 2010 Equity Incentive Plan. We will continue to reimburse our non-employee directors for all reasonable expenses incurred by them to attend board and committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Conduct and Ethics

        We have adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2009 and 2010

        The following table provides information regarding the compensation of our principal executive officer during our fiscal years ended December 31, 2009 and 2010, the next most highly compensated executive officer during our fiscal year ended December 31, 2009, and each of the next two most highly compensated executive officers during our fiscal year ended December 31, 2010, together referred to as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Brian E. Johnson	2010	$275,000						$1,758	(1)	$276,758
President; Chief Executive	2009	$275,242						$1,185	(1)	$276,427
Officer; (Principal Executive
Officer)
James M. German	2010	$200,000						$1,108	(1)	$201,108
Senior Vice President	2009	$200,173						$1,185	(1)	$201,358
James F. Ingold(2)	2010	$76,923						$462	(1)	$77,385
Chief Financial Officer

(1)
Consists of premiums for life insurance, accidental death and dismemberment insurance, and disability insurance, and the Company's contributions to the named executive officer's health savings account.

(2)
Mr. Ingold was appointed as the Chief Financial Officer of CRS on August 9, 2010, and as our Chief Financial Officer on November 1, 2010.

Narrative to Summary Compensation Table

        For 2010, our executive compensation program was intended to retain highly-qualified senior managers by providing compensation opportunities that would motivate management's efforts. We accomplished this by ensuring that the rewards received by our executives were consistent with the achievement of our business objectives and with the value added by management to the stockholders' interests. We used base salary and the opportunity for an incentive bonus tied to achievement of certain objectives to meet these goals. The base salaries and the target incentive bonus as a percentage of base salary for each individual, which were individually negotiated, reflected such factors as level of responsibility, internal fairness and external competitiveness. In general, the cash compensation of our executive officers was intended to approximate the average of compensation paid to executives of appropriate comparable companies who occupy positions of similar responsibilities.

        Mr. Johnson's base salary reflected his significant "C-level" experience, his knowledge of the industry and of the business previously owned by SAI, and the perception of his executive leadership and management skills gained by the CRS shareholders during their interaction with him during 2008 while he was Chief Financial Officer of SAI and by the CRS board of directors during 2009. Mr. German's base salary reflected his prior executive experience, his knowledge of SAI and his expanded responsibilities. In 2009, both Mr. Johnson and Mr. German accepted base salaries that were below what they had earned in 2008 from SAI; in 2010, these salaries remain unchanged.

        Because we believe that senior executives can have the greatest impact on a company's overall success, we set bonus targets as a higher percentage of base salaries for our most highly paid executives. For all executives, incentive bonuses for 2010 were tied to the Company's achievement of target goals for attrition and EBITDA. Despite guiding the Company through challenging economic times and managing expenses and our cash position, no bonuses were paid to any executive based on CRS' performance.

Outstanding Equity Awards at Fiscal 2010 Year-End

        The named executive officers did not hold any equity awards at the end of the fiscal year ended December 31, 2010.

Employment Agreements

        We have entered into an employment agreement with Mr. Snyder dated October 20, 2010, with an initial term ending on December 31, 2011, which automatically renews for successive one year periods unless our board of directors or Mr. Snyder provides notice of termination 30 days prior to the end of the annual term. The employment agreement sets forth Mr. Snyder's compensation level and eligibility for salary increases, bonuses, benefits and option grants. The employment agreement provides for an annual base salary of $150,000. Mr. Snyder is eligible for a performance bonus of an amount and based on metrics to be agreed to by our board of directors and Mr. Snyder from time to time but in no event less than annually. Depending on the achievement of the metrics, the bonus may be less than or greater than the targeted amount as Mr. Snyder and our board of directors may agree. The employment agreement provides for the grant of restricted stock pursuant to our 2010 Equity Incentive Plan equal to 3% of the common stock issued and outstanding upon consummation of this offering. The employment agreement provides for standard employee benefits. We may terminate the employment of Mr. Snyder with or without cause and Mr. Snyder may terminate his employment with or without good reason as those terms are defined in the employment agreement. If Mr. Snyder's services are terminated by us or by Mr. Snyder, Mr. Snyder will not be entitled to severance, but shall be entitled to any benefits mandated by law.

        We have entered into an employment agreement with Mr. Johnson dated November 1, 2010, with an initial term ending December 31, 2011 which automatically renews for successive one year periods unless our board of directors or Mr. Johnson provides notice of termination 30 days prior to the end of the annual term. The employment agreement sets forth Mr. Johnson's compensation level and eligibility for salary increases, bonuses, benefits and option grants. The employment agreement provides for an annual base salary of $275,000. Mr. Johnson is eligible for a performance bonus of a targeted amount equal to his annual salary based on metrics to be agreed to by our board of directors and Mr. Johnson from time to time but in no event less than annually. Depending on the achievement of the metrics, the bonus may be less than or greater than the targeted amount as Mr. Johnson and our board of directors may agree. The employment agreement provides for the grant of restricted stock pursuant to our 2010 Equity Incentive Plan equal to 1.5% of the common stock issued and outstanding upon consummation of this offering. The employment agreement provides for standard employee benefits. We may terminate the employment of Mr. Johnson with or without cause and Mr. Johnson may terminate his employment with or without good reason as those terms are defined in the employment agreement. If Mr. Johnson's services are terminated by us other than for cause or because of his death, disability or if he terminates his employment for good reason, Mr. Johnson will be entitled to severance in an amount equal to his annual performance bonus, depending upon the extent to which performance targets have been satisfied and prorated through Mr. Johnson's final date of employment. Mr. Johnson shall also be entitled to any benefits mandated by law. Mr. Johnson will receive no severance if we terminate his employment for cause or if he terminates his employment for other than good reason.

        We have entered into an employment agreement with Mr. Ingold dated November 1, 2010, with an initial term ending December 31, 2011 which automatically renews for successive one year periods unless our board of directors or Mr. Ingold provides notice of termination 30 days prior to the end of the annual term. The employment agreement sets forth Mr. Ingold's compensation level and eligibility for salary increases, bonuses, benefits and option grants. The employment agreement provides for an annual base salary of $200,000. Mr. Ingold is eligible for a performance bonus of a targeted amount equal to fifty percent of his annual salary based on metrics to be agreed to by our board of directors and Mr. Ingold from time to time but in no event less than annually. Depending on the achievement of the metrics, the bonus may be less than or greater than the targeted amount as Mr. Ingold and our board of directors may agree. The employment agreement provides for the grant of restricted stock pursuant to our 2010 Equity Incentive Plan equal to 0.5% of the common stock issued and outstanding upon consummation of this offering. The employment agreement provides for standard employee benefits. We may terminate the employment of Mr. Ingold with or without cause and Mr. Ingold may terminate his employment with or without good reason as those terms are defined in the employment agreement. If Mr. Ingold's services are terminated by us other than for cause or because of his death, disability or if he terminates his employment for good reason, Mr. Ingold will be entitled to severance in an amount equal to six months of his annual base salary, and his annual performance bonus, depending upon the extent to which performance targets have been satisfied and prorated through Mr. Ingold's final date of employment. Mr. Ingold shall also be entitled to any benefits mandated by law. Mr. Ingold will receive no severance if we terminate his employment for cause or if he terminates his employment for other than good reason.

        We have a verbal agreement with Mr. German that he will be paid an annual salary of $200,000. In addition, Mr. German will be entitled to the same benefits offered by us to employees in comparable positions. Mr. German serves as an at-will employee.

Employee Benefit Plans

  2010 Equity Incentive Plan.

        Our 2010 Equity Incentive Plan, or the 2010 Plan, was adopted by our board of directors on November 1, 2010 and approved by our stockholders on November 1, 2010.

        Type of Awards.    The 2010 Plan provides for the discretionary grant of incentive stock options (within the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, or Code) to employees, including officers and employee directors, and for the discretionary grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to employees, directors and consultants. No person may be granted options or stock appreciation rights under the 2010 Plan covering more than 150,000 shares of common stock in any calendar year.

        Authorized Shares.    We have reserved and authorized 600,000 shares of our common stock for issuance under the 2010 Plan. This authorization shall automatically increase annually on the first day of our fiscal year, from 2011 through and including 2015, by the lesser of (i) 3% of the outstanding shares on the date of the increase; (ii) 18,000 shares; or (iii) such smaller number of shares determined by our board of directors. The board of directors may elect to increase, with stockholder approval, or reduce the number of additional shares authorized in any given year. In the event of a stock split or other alteration in our capital structure, appropriate adjustments will be made to the authorized shares and outstanding awards to prevent dilution or enlargement of participants' rights.

        Administration.    Our board of directors, or a committee that it appoints, administers the 2010 Plan. Subject to the provisions of the 2010 Plan, the administrator has the authority to determine eligibility for awards and the terms, conditions and restrictions, including vesting terms, applicable to grants made under the 2010 Plan. The administrator also has the authority, subject to the terms of the 2010 Plan, to construe and interpret the 2010 Plan and awards, to amend outstanding awards and to establish, and amend and revoke rules and regulations it considers appropriate for the administration and interpretation of the 2010 Plan.

        Stock Options.    The exercise price of stock options must equal at least 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. Provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator. Subject to the provisions of our 2010 Plan, the administrator determines the remaining terms of the options; e.g., vesting. Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if an optionholder's service with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service ends. If an optionholder's service with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. If an optionholder's service with us, or any affiliate of ours, ceases with cause, the option will terminate at the time such service ceases. However, in no event may an option be exercised after its expiration date. The specific terms will be set forth in an award agreement.

        Restricted Stock Awards.    Restricted stock awards granted under the 2010 Plan may be either in the form of a restricted stock purchase right, giving the participant a right to purchase common stock, or in the form of a restricted stock award, for which the participant will be required to furnish consideration in the form of services to us (including past service). The purchase price shall be determined by the Board or its appointed committee and may be less than the current fair market value of the common stock. Restricted stock awards may be subject to vesting conditions based upon such services to be rendered as specified by the administrator, and the shares acquired may not be transferred by the participant until vested. If a restricted stock award recipient's service with us, or any affiliate of ours, terminates, we may reacquire all of the shares of common stock issued to the recipient pursuant to a restricted stock award which have not vested as of the date of termination. Participants holding restricted stock will be permitted to vote the shares and receive any dividends paid in cash. The specific terms will be set forth in an award agreement.

        Restricted Stock Units.    Restricted stock units granted under the 2010 Equity Incentive Plan represent a right to receive payment for units in the form or cash or shares of our common stock at a future date determined in accordance with the participant's award agreement. The consideration for a restricted stock unit award may be payable in any form permitted under applicable laws. Restricted stock unit awards shall be granted subject to vesting conditions as determined by the administrator. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. If a restricted stock unit award recipient's service with us, or any affiliate of ours, terminates, any unvested portion of the restricted stock unit award is forfeited upon the recipient's termination of service. The specific terms will be set forth in an award agreement.

        Stock Appreciation Rights.    A stock appreciation right provides a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock. The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. We may pay cash payments in a lump sum, or we may defer payment in accordance with the terms of the participant's award agreement. Stock appreciation rights vest and become exercisable at the times and on the terms established by the administrator. The maximum term of any stock appreciation right is 10 years. If a stock appreciation right recipient's service with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide for earlier or later termination. The specific terms will be set forth in an award agreement.

        Transferability of Awards.    Unless the administrator provides otherwise, our 2010 Plan generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

        Non-Employee Director Awards.    Our 2010 Plan also provides for the grant of nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights to our non-employee directors. Commencing with our first annual meeting of stockholders (on or after the effective date of this offering), each non-employee director will automatically receive a restricted stock award covering shares of our common stock the fair market value of which is equal to $40,000. In addition, beginning in fiscal year 2011, non-employee directors will automatically receive a subsequent restricted award shortly after the date of our annual meeting of stockholders. The Board or its appointed committee may change the number, type, and terms of future automatic awards granted to our non-employee directors under the 2010 Plan. The specific terms will be set forth in an award agreement.

        Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

        Corporate Transactions and Change in Control.    In the event of certain corporate transactions, the surviving entity may assume all stock awards outstanding under the 2010 Plan or substitute substantially equivalent awards. If the surviving entity elects not to assume or substitute for all such awards, then with respect to stock awards held by persons providing us or any of our affiliates service, the vesting (and, if applicable, the time during which the award may be exercised) will be accelerated in full. Stock awards will terminate if not exercised (if applicable) before the effective time of the corporate transaction. In addition, the relevant award agreement may accelerate the vesting and settlement of any award upon a change in control.

        Amendment and Termination.    Our board of directors has the authority to amend, suspend, or terminate the 2010 Plan provided such action does not impair the existing rights of any participant. Our 2010 Plan will automatically terminate in 2020, unless we terminate it sooner.

Retirement Plans

        401(k) Plan.    We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan upon attainment of age 21 and completion of three (3) months of service with us and participants are able to defer up to 70% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants' interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants, although we have not made any such contributions to date. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Director Compensation

        To date, we have not paid our directors any compensation for their services in that capacity, although we reimburse our directors for out of pocket expenses incurred in connection with attendance at board and committee meetings.

Indemnification and Limitation of Director and Officer Liability

        As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, our certificate of incorporation and bylaws limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  •
  any breach of their duty of loyalty to the corporation or the stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation and bylaws provide that we indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

        We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers.

        The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act.

        There is no pending litigation or proceeding involving a director or executive officer as to which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Equity Compensation Plan Information

        The following table provides information about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2010.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	600,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	600,000

(1)
As of December 31, 2010, no shares had been issued under the 2010 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        The following is a summary of transactions, and series of related transactions, since January 1, 2008 to which we have been or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest, other than executive and director compensation arrangements, including the employment, termination of employment and change of control arrangements, which are described in the section of this prospectus entitled "Executive Compensation."

        On July 1, 2010, Whitecap (US) Fund I, LP extended a line of credit to our wholly-owned subsidiary CRS in an amount up to $1,650,000 pursuant to a promissory note bearing interest of 10% per annum. The outstanding principal amount, together with accrued interest, of the promissory note is due upon the earlier of November 30, 2012, the date which is six months after the repayment of all obligations under our secured credit facility, or the occurrence of an event of default thereunder. Following the Reorganization, on September 24, 2010, CastleRock Holdings agreed to become an additional borrower under this promissory note, jointly and severally liable with CRS. As of December 31, 2010, $1,250,000 has been funded under this promissory note. Westin Lovy, one of our directors, is also one of the Managing Directors of Whitecap Advisors, LLC, the General Partner of Whitecap (US) Fund I, LP.

        In June 2008, approximately $65 million of Alarm Funding's approximately $71 million subordinated debt obligation to Whitecap (US) Fund I, LP and other investors was retired and exchanged for membership interests in Alarm Funding, and in September 2010, the remaining $6 million of subordinated debt was also retired and exchanged for membership interests, such that Whitecap (US) Fund I, LP, together with its affiliates Whitecap (Offshore) Fund I, Ltd., and Whitecap (Offshore) Fund II, Ltd., owns 88.5% of Alarm Funding, which is a 94.25% stockholder of CastleRock Holdings prior to the completion of this offering. Alarm Funding's Managing Director, Westin Lovy, is also on our board of directors.

        On September 24, 2010, Alarm Funding contributed to CastleRock Holdings all of its operating assets and CRS stock in exchange for common stock in CastleRock Holdings and assumption of debt. Contemporaneously, SA Systems LLC, the other stockholder of CRS, contributed its CRS stock to CastleRock Holdings in exchange for common stock in CastleRock Holdings. As a result, the subscriber contracts contributed by Alarm Funding to CastleRock Holdings are now serviced by CRS, the wholly-owned subsidiary of CastleRock Holdings. Under the terms of the servicing agreement between CastleRock Holdings and CRS, CastleRock Holdings pays CRS a service fee calculated on a per-account basis ranging from $12 to $25 (depending on level of services) and averaging approximately $15 per month to provide the monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting for the customer accounts owned by CastleRock Holdings.

Indemnification Agreements

        We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Executive Compensation—Indemnification and Limitation of Director and Officer Liability."

Policies and Procedures for Related Party Transactions

        As provided by our audit committee charter, our audit committee is responsible for reviewing and approving in advance any related party transaction. Prior to the creation of our audit committee, our full board of directors reviewed related party transactions.

Director Independence

        For a discussion of the independence of our directors, please see "Management—Independence of the Board of Directors" above.

 PRINCIPAL STOCKHOLDERS

        The following table presents information regarding the beneficial ownership of our common stock as of December 31, 2010 by:

  •
  each person, or group of affiliated persons, that is known by us to own beneficially 5% or more of our common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the section of this prospectus captioned "Executive Compensation—Summary Compensation Table"; and

  •
  all of our current directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC, which attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of December 31, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        As reflected in the table, percentage ownership before the offering is determined using 2,400,000 shares of common stock outstanding, which is based on the number of shares outstanding as of December 31, 2010. Percentage ownership after the offering reflects the issuance of shares of common stock in the offering by us. The information assumes no exercise of the underwriters' over allotment option. Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise noted below, the address for each beneficial owner listed on the table is c/o CastleRock Security Holdings, Inc., 2101 S. Arlington Heights Road, Suite 150, Arlington Heights, Illinois 60005.

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Shares of Common Stock Beneficially Owned After the Offering(1)
Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders
Alarm Funding, LLC(2)	2,262,000	94.25%	2,262,000	53.62%
SA Systems LLC(3)	138,000	5.75%	138,000	3.27%
Executive Officers and Directors
Michael F. Snyder	—	—
Brian E. Johnson	—	—
Ardeshir Azhir	—	—
James F. Ingold	—	—
James M. German	—	—
Westin Lovy(4)	2,262,000	94.25%	2,262,000	53.62%
All current executive officers and directors as a group (6 persons)	2,262,000	94.25%	2,262,000	53.62%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
The address for this stockholder is c/o Whitecap Advisors, LLC, 800 Connecticut Avenue, Suite 403E, Norwalk, CT 06854. Eric Kamisher and Brian Broesder, as the Directors, and Westin Lovy, as the Managing Director, of Alarm Funding, LLC, have shared dispositive and voting power over these shares and may be deemed to be the beneficial owners of these shares. Mr. Lovy is also on our board of directors.

(3)
The address for this stockholder is 3333 Poinciana Avenue, Coconut Grove, FL 33133. Robin Rodriguez, as the manager of this stockholder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(4)
Includes 2,262,000 shares held by Alarm Funding, LLC. Mr. Lovy, one of our directors, is the Managing Director of Alarm Funding, LLC and together with Eric Kamisher and Brian Broesder, has shared dispositive and voting power over these shares and may be deemed to be the beneficial owner of these shares. Mr. Lovy disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any.

 DESCRIPTION OF CAPITAL STOCK

        The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is part.

General

        Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share.

        At September 30, 2010, we had 2,400,000 shares of our common stock outstanding. Immediately following the consummation of this offering, 4,218,182 of the authorized shares of common stock will be issued and outstanding.

Common Stock

        Voting Rights.    Holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy.

        Dividends.    Subject to the rights of any class of stock having a preference as to dividends, holders of shares of our common stock are entitled to receive dividends as may be declared by our board of directors from time to time in its discretion from funds legally available therefor.

        Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and amounts payable to holders of any class of stock having a preference as to liquidation.

        Rights and Preferences.    There are no preemptive, subscription, conversion, redemption or sinking fund provisions applicable to our common stock.

        Fully Paid and Nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Equity Incentive Awards

        As of September 30, 2010, we had no outstanding options to purchase shares of our common stock or shares of restricted stock. We have 600,000 shares remaining available for issuance pursuant to our 2010 Plan.

Underwriters' Warrants

        We have agreed to issue to the underwriters of this offering warrants to purchase such number of shares of our common stock equal to 5% of the aggregate number of shares of our common stock sold in this offering, excluding the over-allotment shares. The warrants will have an exercise price equal to 125% of the public offering price per share of the common stock sold in this offering. The warrants are exercisable commencing one year after the closing of this public offering, and will be exercisable for four years thereafter. The warrants are not redeemable by us. The warrants and the shares of our common stock issuable upon exercise of the warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are, therefore, subject to a 180-day lock-up pursuant to

Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or shares of our common stock underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or our shares of common stock underlying the warrants for a period of 180 days from the date of this prospectus. The warrants will provide for customary anti-dilution provisions solely with respect to stock dividends, stock splits, recapitalizations, reorganizations, mergers and consolidations.

Piggyback Registration Rights

        The underwriters' warrants also provide for piggyback registration rights for the sale of our common stock underlying such warrants. Under these provisions, during the four year period commencing one year from the effective date of the registration statement of which this prospectus is a part, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these holders will have the right to include their shares of our common stock in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares of our common stock having registration rights to be included in the registration statement, and piggyback registration rights are also subject to the priority rights of stockholders having demand registration rights in any demand registration.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Certain provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us or even prevent us from being acquired by means of a tender offer, a proxy contest or otherwise, or to remove our incumbent directors and officers. These provisions, which we have summarized below, are intended to discourage certain takeover practices that could be coercive or result in inadequate takeover bids, to encourage persons seeking to acquire control of us to first negotiate a transaction with us and to enhance the likelihood of continued stability in the composition of our board of directors and executive management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging third parties from initiating a tender offer for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts and also may have the effect of preventing changes in our executive management.

Stockholder Action by Written Consent

        Our certificate of incorporation and bylaws provide that any action to be taken by our stockholders must be taken at a duly called annual or special meeting and may not be taken by written consent without a meeting. As a result, a holder or holders controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

Stockholder Meetings

        Our bylaws provide that a special meeting of our stockholders may be called only by the chairman of our board of directors, our Chief Executive Officer, our President or upon a resolution duly adopted upon the affirmative vote of a majority of our entire board of directors, and not by our stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

No Cumulative Voting

        Our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board's decision regarding a takeover.

Amendments to our Certificate of Incorporation and By-Laws

        Our certificate of incorporation and bylaws may not be amended without the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of Common Stock.

Removal of Directors

        Our certificate of incorporation and bylaws provide that stockholders may not remove directors without cause.

Board Size; Filling of Vacancies

        Our certificate of incorporation and bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by a majority vote of our remaining directors in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL, which is an anti-takeover statute. Section 203 of the DGCL generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203's requirements. In general, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and an "interested stockholder" is a person who (together with affiliates and associates) owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's outstanding voting stock. The applicability of this provision to us would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for your shares.

Transfer Agent and Registrar

        Upon the closing of this offering, the transfer agent and registrar for our common stock will be IST Shareholder Services. The address of the transfer agent and registrar is 209 W. Jackson Blvd., Suite 903, Chicago, IL 60606, and its telephone number is (800) 757-5755 or (312) 427-2953.

NASDAQ Capital Market

        We intend to apply to list our common stock on the NASDAQ Capital Market under the trading symbol "CRSC."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the offering, there has been no public market for our common stock, and although we expect that our common stock will be approved for listing on the NASDAQ Capital Market, we cannot assure you that there will be an active public market for our common stock following the offering. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, however, could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or other equity-related securities of ours at times and prices we believe appropriate.

        Upon completion of the offering, based on our shares outstanding as of December 31, 2010, 4,218,182 shares of our common stock will be outstanding. All of the shares of common stock expected to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common will be deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

        As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 or 701, and assuming no extension of the lock-up period and no exercise of the underwriters' over allotment option, the shares of our common stock that will be deemed "restricted securities" will be available for sale in the public market following the completion of the offering as follows:

        1,818,182 shares will be eligible for sale on the date of this prospectus;

        0 shares will be eligible for sale between 90 and 180 days after the date of this prospectus; and

        2,400,000 shares will be eligible for sale upon expiration of the lock-up agreements and market stand-off provisions described below, beginning more than 180 days after the date of this prospectus.

        We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with the exercise of stock options or warrants, in other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any such shares for resale to the public.

Lock-up Agreements

        We, our directors and officers and the other holders of our equity securities have agreed, subject to certain exceptions, not to offer, sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock for a period ending 180 days after the date of this prospectus without first obtaining the written consent of Rodman & Renshaw, LLC, subject to specified exceptions. These agreements are described below under the section captioned "Underwriting—No Sales of Similar Securities."

        Rodman & Renshaw, LLC has advised us that it has no present intent or arrangement to release any shares subject to a lock-up, and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, Rodman & Renshaw, LLC would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market or our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Rule 144

        In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to be our affiliate and has not been deemed to be our affiliate for purposes of the Security Act at any time during the 90 days preceding a sale will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to the registration requirements of the Securities Act. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

        In addition, under Rule 144, as currently in effect, a person may sell shares of our common stock acquired from us immediately upon the completion of the offering, without regard to the registration requirements of the Securities Act or the availability of public information about us, if:

  •
  the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

  •
  the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

        Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 422,000 shares immediately after the offering; and

  •
  the average weekly trading volume in our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Registration Statements

        We intend to file a registration statement on Form S-8 under the Securities Act, following this offering to register all of the shares of our common stock subject to options outstanding or reserved for issuance under our 2010 Equity Incentive Plan and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. Shares registered on Form S-8 will be eligible for sale in the public market upon expiration or release of the lock up agreements to which they are subject.

UNDERWRITING

        We have entered into an underwriting agreement with Rodman & Renshaw, LLC, regarding the common stock being offered under this prospectus. In connection with this offering and subject to certain conditions, Rodman & Renshaw, LLC has agreed to purchase, and we have agreed to sell, the number of shares set forth below.

Underwriter	Number of Shares of Common Stock
Rodman & Renshaw, LLC	1,818,182
Total	1,818,182

        The underwriting agreement provides that the underwriter is obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased. The underwriting agreement also provides that the underwriter's obligations to pay for and accept delivery of the shares is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the SEC.

        The underwriter has advised us that it proposes to offer our common stock to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $        per share. The underwriter and selected dealers may re-allow a concession to other dealers, including the underwriter, of not more than $        per common share. After the public offering of the common stock is complete, the offering price, the concessions to selected dealers and the re-allowance to their dealers may be changed by the underwriter.

        Pricing of this Offering.    Prior to this offering there has been no public market for any of our securities. The public offering price of the common stock were negotiated between us and the underwriter. Factors considered in determining the price of the common stock include:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the present state of our development;

  •
  the history and prospects of our company and other companies in our industry;

  •
  prior public offerings of those companies;

  •
  our prospects for developing and expanding our business;

  •
  our capital structure;

  •
  an assessment of our management and their experience, our past and present operations, and the prospects for, and timing of, our future revenues;

  •
  general conditions of the securities markets at the time of the offering;

  •
  other factors as were deemed relevant or appropriate; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        The underwriter has informed us that they do not expect to confirm sales of our common stock offered by this prospectus on a discretionary basis.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

        Over-allotment Option.    Pursuant to the underwriting agreement, we have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 272,727 shares on the same terms as the other shares being purchased by the underwriter from us. The option may be exercised solely to cover over-allotments, if any, in the sale of the shares that the underwriter has agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount, offering expenses and net proceeds to us after offering expenses will be $23.0 million, $1.6 million, $1.8 million and $19.6 million, respectively.

        Stabilization and Other Transactions.    The SEC rules generally prohibit the underwriter from trading in our securities on the open market during this offering. However, the underwriter is allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  •
  Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

  •
  Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

  •
  A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

        If the underwriter commences these activities, it may discontinue them at any time without notice. The underwriter may carry out these transactions on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

        Underwriter's Compensation.    We have agreed to sell the shares to the underwriter at the initial offering price of $10.23 per share, which represents the public offering price of the shares set forth on the cover page of this prospectus less a 7% underwriting discount. The underwriting agreement also provides that the underwriter will be paid a non-accountable expense allowance equal to 1% of the gross proceeds from the sale of the shares offered by this prospectus. Maximum underwriting counsel fees are expected to be $200,000.

        On completion of this offering, we will sell to the underwriter for $100 warrants to purchase up to 90,909 shares, exercisable at a price per share of $13.75, which is equal to 125.0% of the initial public offering price per share of the common stock sold in this offering (based on an offering price of $11.00 per share, the midpoint of the price range set forth on the cover of this prospectus). The warrants are exercisable commencing one year after the closing of this public offering, and will be exercisable for four years thereafter. To the extent not registered, the holders of the warrants will have unlimited piggy-back registration rights to include the common stock issuable upon exercise of the warrants as part of a registration filed by us subject to certain exceptions, at our expense for four years beginning one year from the effective date of this offering. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation. However, neither the exercise price nor the underlying shares will be adjusted for issuances of common stock at a price below the exercise price. Pursuant to the rules of FINRA, the warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under FINRA Corporate Financing Rule.

        The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the shares issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

        The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriter. These amounts are shown based on an assumed selling price of $11.00 per share and both no exercise and full exercise of the underwriter's over-allotment option.

	Total
	Per share	Without over-allotment	With over-allotment
Public offering price	$11.00	$20,000,000	$23,000,000
Underwriting discount	$0.77	1,400,000	1,610,000
Non-accountable expense allowance	$0.11	200,000	230,000
Proceeds, before expenses (other than the underwriting discount and non-accountable expense allowance), to us	$10.12	$18,400,000	$21,160,000

        The other expenses of the offering that we must pay are estimated to be approximately $1,600,000.

Foreign Regulatory Restrictions on Purchase of the Common Stock

        We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States.

        In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

        Australia.    If this document is issued or distributed in Australia it is issued or distributed to "wholesale clients" only, not to "retail clients". For the purposes of this paragraph, the terms "wholesale client" and "retail client" have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth). This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

        China.    THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND ADSs MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC

        DIFC.    DIFC and UAE have different requirements and, as a result, a generic legend for each is provided below.

        UAE.    The offering has not been approved or licensed by the Central Bank of the United Arab Emirates or, the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority or, the DFSA, a regulatory authority of the Dubai International Financial Centre or, the DIFC.

        The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No.8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

        The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

        The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC."

        Dubai.    The issuer is not licensed by the DFSA to provide financial services in the DIFC. The offering has not been approved or licensed by the Central Bank of the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

        The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No.8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

        The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

        The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

        Israel.    The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA, nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

        Pakistan.    The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

        Saudi Arabia.    NO OFFERING OF SHARES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SHARES WILL BE CONCLUDED IN SAUDI ARABIA. THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT. NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI'S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

        THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SHARES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

        UK.    The content of this Memorandum has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 or, the FSMA. Reliance on this Memorandum for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested. This Memorandum does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

        Indemnification.    The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

No Sales of Similar Securities

        We, our executive officers and directors, and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for common stock for a period ending 180 days after the date of this prospectus without first obtaining the written consent of Rodman & Renshaw, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Capital Market Listing

        We intend to file an application to list our common stock on the NASDAQ Capital Market under the symbol "CRSC."

Electronic Offer, Sale and Distribution of Shares

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for the offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web sites maintained by the respective underwriters. Other than the prospectus in electronic format, the information on the respective underwriters' web sites are not part of this prospectus.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Hanson Bridgett LLP, San Francisco, California. The underwriters are represented by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2008 and 2009, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and our common stock to be sold in the offering, we refer you to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of that registration statement. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

        For further information about us and our common stock, you may inspect a copy the registration statement and its exhibits and schedules without charge at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC. You can also inspect our registration statement on this website.

        Upon completion of the offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a web site at www.castlerocksecurity.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Index to Consolidated Financial Statements

Alarm Funding, LLC and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Alarm Funding, LLC and Subsidiary
Norwalk, Connecticut

        We have audited the accompanying consolidated balance sheets of Alarm Funding, LLC and Subsidiary as of December 31, 2008 and 2009, and the related consolidated statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alarm Funding, LLC and Subsidiary as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Chicago, Illinois
November 5, 2010

ALARM FUNDING, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2009
Assets
Current Assets:
Cash	$82,316	$334,003
Restricted cash	33,744	24,731
Accounts receivable, net of allowance for doubtful accounts of $1,800,000 and $760,000, respectively	1,753,012	501,508
Dealers receivable	144,459	—
Prepaid expenses and other	217,084	430,189

Total current assets	2,230,615	1,290,431
Equipment, net	453,594	306,779
Financing costs, net	221,083	156,376
Subscriber contracts, net	105,853,892	71,230,552
Intangible asset, net	1,487,344	—
Goodwill	3,129,432	3,129,432

Total assets	$113,375,960	$76,113,570

Liabilities and Equity
Current Liabilities:
Accounts payable	$674,665	$722,002
Accrued expenses	631,290	651,394
Accrued legal	—	750,000
Dealer holdbacks	44,174	61,486
Deferred revenue	2,010,349	1,615,955
Accrued interest	1,569,438	2,404,873

Total current liabilities	4,929,916	6,205,710
Deferred income taxes	5,167	67,167
Senior debt	58,003,754	45,039,004
Subordinated debt	6,000,000	6,000,000

Total liabilities	68,938,837	57,311,881

Commitments and contingencies (Note 12)
Equity:
Members' capital	69,452,729	69,952,729
Accumulated deficit	(26,504,730)	(51,361,825)

Members' equity	42,947,999	18,590,904

Noncontrolling interest	1,489,124	210,785

Total equity	44,437,123	18,801,689

Total liabilities and equity	$113,375,960	$76,113,570

See Notes to Consolidated Financial Statements.

ALARM FUNDING, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2008	2009
Net revenue	$40,554,005	$38,196,888

Operating expenses:
Direct expenses	13,459,938	11,289,799
General and administrative	3,308,155	8,656,768
Amortization and cancellation of subscriber contracts	27,718,371	34,976,138
Loss on settlement of lawsuits (Note 12)	—	750,000
(Gain) on settlement of claims against noncontrolling interest (Note 3)	(3,663,000)	—
Impairment of intangible asset (Note 5)	—	1,299,469

Total operating expenses	40,823,464	56,972,174

Operating loss	(269,459)	(18,775,286)
Interest expense	13,657,687	7,298,148

Loss before income taxes	(13,927,146)	(26,073,434)
Income taxes (Note 8)	5,167	62,000

Net loss	(13,932,313)	(26,135,434)
Noncontrolling interest in net loss of consolidated subsidiary	57,876	1,278,339

Net loss attributable to Alarm Funding, LLC and Subsidiary	$(13,874,437)	$(24,857,095)

Pro forma basic and diluted net loss per share (unaudited)		$(10.90)

Pro forma weighted average basic and diluted shares (unaudited)		2,398,652

See Notes to Consolidated Financial Statements.

ALARM FUNDING, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2008	2009
Cash Flows from Operating Activities:
Net loss	$(13,932,313)	$(26,135,434)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Non-cash interest expense	180,629	64,707
Depreciation	12,960	161,679
Amortization of intangible asset	15,656	187,875
Amortization and cancellation of subscriber contracts	27,701,723	34,785,111
(Gain) on settlement of claims against noncontrolling interest	(3,663,000)	—
Impairment of intangible asset	—	1,299,469
Provision for doubtful accounts	1,690,770	1,408,394
Deferred income taxes	5,167	62,000
Changes in assets and liabilities, net of business acquisition effects:
Accounts receivable	(1,353,597)	(156,890)
Prepaid expenses	179,439	161,895
Accounts payable	(1,247,163)	47,337
Accrued expenses	(128,030)	20,104
Accrued legal	—	750,000
Accrued interest	4,411,074	835,435
Deferred revenue	(235,126)	(394,394)

Net cash flows provided by operating activities	13,638,189	13,097,288

Cash Flows from Investing Activities:
Purchase of equipment	—	(14,864)
Acquisition of business	(311,000)	—
Change in restricted cash	475,613	9,013

Net cash flows provided by (used in) investing activities	164,613	(5,851)

Cash Flows from Financing Activities:
Proceeds from senior debt	23,155,661	20,091,043
Repayments of senior debt	(41,288,857)	(33,430,793)
Proceeds from subordinated debt	2,736,619	—
Member contributions	—	500,000

Net cash flows used in financing activities	(15,396,577)	(12,839,750)

Net (decrease) increase in cash	(1,593,775)	251,687
Cash at beginning of year	1,676,091	82,316

Cash at end of year	$82,316	$334,003

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,815,984	$6,023,005
Cash paid for taxes	—	—
Supplemental disclosure for non-cash investing and financing activities:
Receivable for replacement contracts related to the cancellation of subscriber contracts, net	$50,108	$144,459
Accrued holdbacks settled by the cancellation of subscriber contracts, net	(654,554)	17,312
Acquisition of CastleRock Security, Inc. (Note 3)
Working capital	$141,883	$—
Equipment	466,554
Subscriber contracts	280,131
Intangible asset	1,503,000
Goodwill	3,129,432

Total	5,521,000
Gain on settlement of claims against noncontrolling interest	3,663,000
Shares issued to non-controlling interest	1,547,000

Cash paid	$311,000	$—

Exchange of subordinated debt and accrued interest for equity, net of write-off for financing costs of $178,647	$69,452,629	$—
Lender fees added to senior debt	375,000	375,000

See Notes to Consolidated Financial Statements.

ALARM FUNDING, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

	Units	Members' Capital	Accumulated Deficit	Member's Equity	Noncontrolling Interest	Total Equity
Balance, December 31, 2007	1	$100	$(12,630,293)	$(12,630,193)	$—	$(12,630,193)
Fair value of noncontrolling interest associated with acquired business (See Note 3)		—	—	—	1,547,000	1,547,000
Exchange of subordinated debt and accrued interest for equity	99,325	69,452,629	—	69,452,629	—	69,452,629
Net loss		—	(13,874,437)	(13,874,437)	(57,876)	(13,932,313)

Balance, December 31, 2008	99,326	69,452,729	(26,504,730)	42,947,999	1,489,124	44,437,123
Member contribution	674	500,000	—	500,000	—	500,000
Net loss		—	(24,857,095)	(24,857,095)	(1,278,339)	(26,135,434)

Balance, December 31, 2009	100,000	$69,952,729	$(51,361,825)	$18,590,904	$210,785	$18,801,689

See Notes to Consolidated Financial Statements.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1. The Company

        Alarm Funding, LLC ("Alarm Funding") is an entity formed to acquire subscriber contracts ("accounts") from independent security alarm dealers who sell and install security alarm systems to residential and light commercial customers located primarily in the USA. Its revenues consist of monthly recurring service fees from these accounts for the monitoring and maintenance of the subscriber systems. Since November 2008, account activation, monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting services have been performed for Alarm Funding by its 63.6% (at December 31, 2009) owned subsidiary, CastleRock Security, Inc. ("CastleRock"). CastleRock also owns accounts, provides wholesale monitoring services to a small number of independent dealers who own their own accounts, and provides similar services to those provided to Alarm Funding to a second, unrelated entity.

        On September 22, 2010 a reorganization occurred by establishing a Delaware corporation, CastleRock Security Holdings, Inc. ("CSHI"). On September 24, 2010, Alarm Funding contributed to CSHI all of its operating assets and CastleRock stock in exchange for common stock of CSHI and assumption of debt. Contemporaneously, the other stockholder of CastleRock contributed its CastleRock stock to CSHI, in exchange for common stock of CSHI. As a result of this reorganization, CastleRock became a wholly owned subsidiary of CSHI. Prior to the reorganization, CastleRock and Alarm Funding are referred to as the "Company" and subsequent to the reorganization, CSHI and CastleRock are referred to as the "Company".

Note 2. Significant Accounting Policies

        Principles of consolidation and noncontrolling interest:    The consolidated financial statements include the accounts of Alarm Funding and CastleRock since its inception in November 2008, as more fully described in Note 3. Effective January 1, 2009, the Company adopted a new accounting standard issued by the Financial Accounting Standards Board ("FASB") that establishes accounting and reporting standards for noncontrolling interests in a subsidiary in consolidated financial statements. This standard requires entities to record the acquisition of noncontrolling interests in subsidiaries initially at fair value, as well as report noncontrolling interest within equity on the balance sheet. The Company adopted this standard in relation to the formation of CastleRock. Alarm Funding's noncontrolling interest represents the portion of equity in the subsidiary not attributable, directly or indirectly, to Alarm Funding. The profit or loss derived from the performance of the subsidiary is allocated to the net income attributable to the noncontrolling interest in the consolidated statements of operations. All intercompany balances and transactions between Alarm Funding and CastleRock have been eliminated in consolidation.

        Accounting estimates:    The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Restricted cash:    Restricted cash represents cash received at the Company's lockboxes and is subject to the terms of its credit agreement. Receipts which are initially received by the lender under the terms of the Company's credit agreement are immediately applied to outstanding borrowings on the senior debt and treated as repayments. The release of other proceeds from the lockbox by the lender represent advances and additional borrowings on the senior debt.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

        Accounts receivable:    Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by regularly evaluating individual dealer and subscriber receivables and considering a subscriber's financial condition, credit history, and current economic conditions. Recoveries of accounts receivables previously written off are recorded when received. Subscriber receivables are considered past due if any portion of the balance has not been paid by its due date.

        Subscribers generally pay in accordance with monthly terms by credit card or electronic payment. Subscribers who have receivables outstanding for 135 days have their service disconnected, which results in the write-off of the outstanding receivable and the cancellation of the contract.

        Dealers receivable and accrued holdbacks:    Agreements with dealers for the purchase of subscriber contracts typically provide for a one-year performance condition. In connection with these performance terms, as defined in the agreements, the Company is allowed to hold back a portion of the initial gross purchase price for one year. The Company also has the right to put underperforming contracts back to the dealers within this one-year period. Accordingly, the Company recognizes a chargeback receivable for the carrying value of underperforming contracts which is typically first settled by an offset to holdbacks payable to the dealer and occasionally by substitute contracts to the Company. Chargebacks are also settled by an offset of any holdbacks on purchases of new contracts from the respective dealer. Therefore, chargeback receivables and accrued holdbacks are netted on a dealer basis and classified as accounts receivable or accrued expenses on the accompanying balance sheets.

        Equipment:    Equipment is stated at cost and depreciated using the straight-line method over its estimated useful lives.

        Estimated useful lives of Equipment is as follows:

Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	3 years

        Financing costs:    Costs incurred in connection with the senior debt agreements are deferred and are amortized to interest expense over the term of the debt using a method that approximates the effective interest rate method (see Note 6). Financing costs incurred were $311,464 at December 31, 2008 and 2009 which are presented net of accumulated amortization expense of $90,381 and $155,088 at December 31, 2008 and 2009, respectively. Amortization expense was accelerated for financing costs that were written-off when the related principal was retired. At December 31, 2008 approximately $83,000 of additional amortization expense was recognized and approximately $179,000 was charged to members' capital (see Note 7).

        Subscriber contracts:    The Company has purchased subscriber contracts pursuant to which the Company provides monitoring and related services for a monthly recurring fee to the underlying subscriber. Additions to subscriber accounts are based upon purchase date and stated at cost, with costs being amortized over the estimated subscriber life. Contracts generally have initial terms of three years and renew for twelve month periods thereafter. The costs to acquire the subscriber contracts are being

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

amortized over 12 years using a straight line basis with additional write-offs of unamortized acquisition costs being recognized as subscribers cancel or are cancelled for non-payment. The carrying value of contracts is written-off on a regular basis when actual attrition occurs. The Company believes 12 years represents the estimated average economic life of the contracts. The Company believes this amortization method, which incorporates actual attrition experience, most accurately matches amortization cost with anticipated revenue.

        The Company is required to perform impairment tests for long-lived assets when the Company determines that indicators of impairment exist, such as a decline in economic conditions or other unanticipated changes in the business environment.

        The weighted-average period prior to the next renewal of subscriber contracts is 1.0 years and 0.5 years at December 31, 2008 and 2009, respectively. The weighted-average remaining useful life of such contracts is 10.1 years and 9.2 years at December 31, 2008 and 2009, respectively.

        Intangible asset:    The Company's amortizing intangible asset consists of its service relationship with an unrelated customer. The cost to acquire this intangible asset is being amortized over eight years using the straight-line method, which is the estimated economic useful life of the asset. At December 31, 2009, the unamortized balance of this intangible asset was deemed to be impaired and charged to impairment of intangible asset based on the Company's knowledge that the unrelated entity has been actively attempting to sell its account base in 2010 (see Note 5).

        Goodwill:    In conformity with Financial Accounting Standards Board (the "FASB"), Accounting Standards Codification Topic 350, "Intangibles—Goodwill and Other" ("ASC 350"), the Company does not amortize its goodwill. In accordance with ASC 350, the Company is required to test this asset for impairment at least annually or more frequently if indicators of impairment exist. The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. Step one compares the fair value of the net assets of the reporting unit to its carrying value. Fair value is evaluated using a discounted cash flow model. If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit's goodwill to its implied fair value. If the carrying value of goodwill exceeds its implied fair value, the excess is required to be recorded as an impairment loss. Goodwill on the accompanying consolidated balance sheets relates to the subsidiary as a single reporting unit. The Company performs its impairment testing for this reporting unit annually on October 1st.

        The Company uses a discounted cash flow analysis to estimate reporting unit fair value. Management prepared its discounted cash flow analysis with significant assumptions developed in light of current market conditions. The key assumptions used in preparing the Company's discounted cash flow analysis are (1) projected cash flows, (2) risk of adjusted discount rates, (3) availability of capital and (4) expected long term growth rates. Any variance in the underlying assumptions could have a material impact on the Company's evaluation of goodwill impairment. These assumptions included actual operating results, future business plans, economic projections and market data, as well as estimates by management regarding future cash flows and operating results. For example, lower than expected growth or an increase to the discount rate due to changes in risk premiums or other factors may suggest that impairment has occurred under Step 1 and thus may require the Company to proceed to Step 2 to measure the fair value of assets and liabilities of the reporting unit. Results for 2009

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

indicated the fair value of equity exceeded carrying value by greater than 100% when applying a 30.0% discount rate to the Company's estimated future cash flows.

        Management has completed the Company's annual impairment test and determined there were no changes in the carrying amount of goodwill at October 1, 2009. However, there can be no assurance that growth rates will not be lower than expected, discount rates will not increase, or the projected cash flows of the reporting unit will not decline. Further, the Company cannot predict what future events may occur that could adversely affect the reported value of its goodwill. If the Company is required to take an impairment charge in the future, it could have a material effect on its consolidated financial statements. A charge taken may also impact the Company's ability to comply with certain covenants contained in its credit agreement because the Company is required to meet financial related debt covenants.

        Fair value of financial instruments:    The fair values of cash, accounts receivable and accounts payable approximate the carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of senior and subordinated debt approximates the carrying value based on its variable interest rate, term, maturity and the Company's refinancing of the Senior Debt with its existing lender, and the conversion of subordinated debt to equity, as further described in Note 6.

        Fair value measurements:    Fair value estimates and assumptions and methods used to estimate the fair value of the Company's assets and liabilities are made in accordance with the requirements of the Financial Accounting Standards Board (the "FASB"), Accounting Standards Codification Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"). ASC 820 indicates that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: Level 1 are observable inputs such as quoted prices in active markets; Level 2 are inputs other than the quoted prices in active markets that are observable either directly or indirectly; and Level 3 are unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As of December 31, 2008 and 2009, the Company has no assets or liabilities which it measures and carries on its balance sheet at fair value on a recurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        Income taxes:    Alarm Funding was formed as a limited liability company. Limited liability companies operate under sections of the federal and state income tax laws which provide that in lieu of company-level income taxes, the members separately account for their pro rata shares of the Company's items of income, deduction, losses and credits. The net income or loss of Alarm Funding is included on the individual tax returns of the members of the LLC.

        CastleRock was formed as a C corporation and files federal and state income taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        The Company adopted the provisions of Financial Accounting Standards Board Interpretation 48 ("FIN 48") on January 1, 2008. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. The Company has analyzed filing positions with the Internal Revenue Service and all state tax jurisdictions where it files income tax returns. The Company is subject to routine audits by these jurisdictions; however, the Company is currently not under any audits for any tax periods. The tax returns for the years ended December 31, 2007, 2008 and 2009 remain open and subject to examination.

        The Company believes its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company's financial condition, results of operations or cash flow. Pursuant to ASC Topic 740, "Income Taxes", no liability has been recorded for uncertain tax positions. As allowed under the guidance of ASC Topic 740, the Company would accrue, if applicable, income tax related interest and penalties in income tax expense in the Company's statement of operations.

        Revenue recognition:    The Company has three revenue streams: monthly monitoring revenue on owned accounts, monthly monitoring revenue under service agreements and field service revenue for maintenance and service visits to subscribers not covered under maintenance provisions of their contracts. The Company recognizes revenue when a subscriber contract with a stated service fee exists, monitoring or field services have been rendered, and the subscriber account is in good standing and not met the cancellation policy for non-payment of 135 days. After 135 days of non-payment, the subscriber accounts are disconnected and revenue is no longer recognized. Revenues consist primarily of monthly recurring service fees from the subscriber accounts for the monitoring and maintenance of the subscriber systems. Fees for monitoring services on owned accounts are billed in advance based on cycle dates in the subscriber contracts for each account monitored and are recognized as it is earned over the related contract period. Fees for service agreements are usually billed on a monthly basis at the beginning of the monthly service period and are recognized over the monthly service period. Amounts not yet earned are included as deferred revenues. Sales tax charged to subscribers is recorded net of amounts remitted to local government authorities and, accordingly, has no effect on reported revenues or operating expenses.

        Segments:    The Company operates its business in one operating segment, the operations related to subscriber contracts. The Company's chief operating decision maker evaluates financial information results based upon total Company results when making strategic decisions. Accordingly, the Company does not prepare discreet financial information with respect to separate revenue sources and does not have separately reportable segments.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

        All revenues are to external customers. For the years ended December 31, 2008 and 2009, revenue from customers located outside the United States, primarily Canada, was approximately $446,837 and $276,677, respectively. At December 31, 2008 and 2009, all long-lived assets are located in the United States except for long-lived assets related to Canada. At December 31, 2008 and 2009, carrying value of Canadian long-lived assets was $1,539,199 and $659,689, respectively.

        Pro Forma Net Loss per Common Share (Unaudited):    The unaudited pro forma net loss per common share of $10.90 per share for the period ended December 31, 2009 is computed using the weighted average number of membership units outstanding assuming weighted average units outstanding of 99,944 as of December 31, 2009, which is converted using a one to 24 share-to-unit ratio upon the conversion of a limited liability company to a C corporation, or 2,398,652 shares. There are no dilutive securities at December 31, 2009. The Company believes the unaudited pro forma net loss per common share provides material information to investors since it provides an indication of the net loss per common share that is comparable to what will be reported by the Company as a public company following the closing of the initial public offering. There is no pro forma income tax expense (benefit) as a result of this change, as all deferred tax assets, including loss carry forwards for Alarm Funding on an as-converted basis and for CastleRock are reduced by a valuation allowance. Accordingly, pro forma and historical loss attributable to the Company per share are the same as of December 31, 2009.

        Recent accounting pronouncements:    In June 2009, the FASB issued guidance contained in ASC Topic 810, "Consolidation", which defines new accounting and disclosure guidance related to variable interest entities. This amends previous guidance to require an enterprise to replace the quantitative-based analysis in determining whether the enterprise's variable interest or interests give it controlling financial interest in a variable interest entity with a more qualitative approach by providing additional guidance regarding considerations for consolidating an entity. This guidance also requires enhanced disclosures to provide users of financial information with more transparent information about the enterprise's involvement in a variable interest entity. This guidance is effective for periods beginning after November 15, 2009. The adoption of this guidance did not have a material effect on the Company's financial statements.

        In August 2009, the FASB issued Accounting Standards Update ("ASU") 2009-05, "Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value". ASU 2009-05 clarifies the measurement of liabilities at fair value in the absence of observable market information. This guidance is effective for the Company beginning January 1, 2010. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        The FASB has issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements", to provide more and improved disclosures about fair value measurements. This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements. This guidance is generally effective for the Company beginning January 1, 2010. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In September 2009, EITF issued EITF 08-01, "Revenue Arrangements with Multiple Deliverables", contained in ASC Topic 605, "Revenue Recognition", which requires the use of the relative selling

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

price method when allocating revenue in multiple deliverable revenue arrangements. This method allows a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements. EITF 08-01 must be adopted no later than January 1, 2011 and may be adopted prospectively for revenue arrangements entered into or materially modified after the date of adoption or retrospectively for all revenue arrangements for all periods presented. The Company is currently evaluating the impact this will have on its financial statements and does not believe it will affect its revenue recognition policies.

Note 3. Acquisition of Business

        CastleRock was formed in November 2008 by Alarm Funding. On November 26, 2008, CastleRock acquired substantially all of the assets of SA Systems, LLC ("SAS") pursuant to an Asset Purchase and Settlement Agreement among CastleRock, Alarm Funding and SAS (the "APA"). Pursuant to the APA, Alarm Funding agreed to dismiss all claims brought under its lawsuit against SAS, the owner of SAS, SAS' subsidiary Security Associates International, Inc. ("SAI"; from whom SAS had acquired assets pursuant to a foreclosure sale on July 7, 2008) and certain other parties. As a result of the APA, Alarm Funding received 63.6% of the common stock of CastleRock and SAS and its affiliate received 36.4% of the common stock. Prior to these transactions, Alarm Funding was party to a service agreement with SAS and SAI. In 2008, the Company recognized a gain on settlement of approximately $3,663,000.

        The gain on settlement was determined based on the estimated fair value of the consideration exchanged, which consists of the value of dismissed legal actions net of the new service obligation to the acquired business for the benefit of the noncontrolling interest. The fair value of the non-monetary consideration was estimated based on Alarm Funding's share of this enterprise value less the estimated fair value of the pre-existing relationship (the estimated discounted cash flows of the new service agreement between the Alarm Funding and CastleRock) of $3,294,000. The noncontrolling interest was recorded based on the estimated fair value of 3,200 shares issued to the owner of SAS. To estimate the fair value of the shares issued, the Company, utilizing in part the valuation report of an unrelated third party, discounted the applicable enterprise value by approximately 20% for a lack of marketability and control by the noncontrolling interest and applied the 36.4% ownership interest to that equity value. The Company estimated the marketability discount based on the acquired business' industry reputation and a factor for an integrated business.

        The Company believes the goodwill represents the integration premium for contract portfolio to acquire its servicer. The results of the acquired operations are included in the consolidated financial statements since the date of acquisition.

        The total purchase price for the acquisition is calculated as follows:

Transaction costs	$311,000
Settlement gain	3,663,000
Shares issued to noncontrolling interest	1,547,000

$5,521,000

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Acquisition of Business (Continued)

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Accounts receivable	$528,353
Property and equipment	466,554
Subscriber contracts	280,131
Intangible asset	1,503,000
Goodwill	3,129,432

Total assets acquired	5,907,470

Accrued expenses	386,470

Total liabilities assumed	386,470

Net assets acquired	$5,521,000

        All of goodwill, totaling $3,129,432 above, is expected to be deductible for tax purposes over a period of 15 years. The identifiable intangible asset consists of CastleRock's service relationship with the unrelated entity as described in Note 2 and is based on the estimated discounted future cash flows of the relationship.

        Prior to the business combination discussed above, the acquired business changed control twice during 2008 under separate transactions with unrelated businesses and at the time of the business combination, SAI was insolvent. In addition, the business purchased by the Company was an insignificant portion of SAI and no separate reliable financial information is available for the portion of the entity which the Company acquired. Accordingly, management has not presented revenues and income on a pro forma basis. The Company's transactions with CastleRock for the period from January 1, 2008 through the date of acquisition are disclosed in Note 11. CastleRock estimated revenues from unrelated parties for the period from January 1 through date of acquisition was approximately $9.5 million.

Note 4. Equipment

        Equipment consists of the following at December 31, 2008 and 2009:

	2008	2009
Computer equipment and other	$287,282	$294,100
Computer software	107,675	107,675
Furniture and fixtures	71,597	79,643

Total equipment	466,554	481,418
Less accumulated depreciation	(12,960)	(174,639)

Total equipment, net	$453,594	$306,779

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 5. Subscriber Contracts and Intangible Asset

        Subscriber contracts consist of the following as of December 31, 2008 and 2009:

	2008	2009
Subscriber contracts	$125,825,318	$93,445,266
Less: accumulated amortization and cancellation	(19,971,426)	(22,214,714)

Subscriber contracts, net	$105,853,892	$71,230,552

Fair Value on a Nonrecurring Basis

        The following table presents the assets carried on the balance sheet, by level within the fair value hierarchy (as described above) as of December 31, 2009, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2009.

					Year Ended December 31, 2009 Impairment Losses
	Carrying Value at December 31, 2009
	Total	Level 1	Level 2	Level 3
Intangible asset	$—	$—	$—	$—	$1,299,469

Total assets measured at fair value	$—	$—	$—	$—	$1,299,469

        The Company recorded an amortizable intangible asset attributable to CastleRock's relationship with the unrelated entity totaling $1,503,000, as more fully discussed in Notes 2 and 3. Amortization expense relating to the intangible asset included in the accompanying consolidated statements of operations totaled $15,656 and $187,875 in 2008 and 2009, respectively. The unrelated entity has been actively attempting to sell its account base in 2010 and, as a result, the Company cannot expect to continue receiving revenue related to servicing these accounts. At December 31, 2009 the net value of $1,299,469 was deemed to be impaired and charged to impairment of intangible asset in the consolidated statement of operations in 2009.

Note 6. Senior Debt

        In May 2007, Alarm Funding entered into a $40,000,000 revolving credit facility with a financial institution ("Senior Debt"). The credit agreement was amended in August 2007 to increase the available borrowings under the revolving credit facility to $75,000,000. The Senior Debt is due May 2012 and is collateralized by substantially all of the assets of Alarm Funding. The agreement includes various nonfinancial and financial covenants, which among other provisions limit capital expenditures, require minimum cash receipts, and require minimum subscriber attrition rates, a minimum fixed charge coverage ratio and maximum leverage ratio.

        In November 2007, Alarm Funding entered into a forbearance agreement on the Senior Debt upon the default of the minimum subscriber attrition rate covenant. From November 2007 to September 2010, the Company was also at times in violation of the leverage ratio, the attrition covenant, and other nonfinancial covenants. These defaults were waived and the loan restructured in the course of several amendments. The amended agreement was assumed as a liability of CSHI (see Subsequent Event

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 6. Senior Debt (Continued)

Note 16) as part of the Company's restructuring in October 2010. The loan agreement does not contain provisions for additional advances to the Company.

        The credit agreement defines the Euro-Rate as the thirty day LIBOR (London Interbank Offered Bank) with a floor of 4.25%. Interest on borrowings under the Senior Debt was priced at the financial institution's Euro-Rate (4.25% and 4.25% at December 31, 2008 and December 31, 2009, respectively) plus 2.75% and was payable on a monthly basis. There was $58,003,754 and $45,039,004 of outstanding Senior Debt at December 31, 2008 and 2009, respectively. For the year 2008 and 2009 the weighted average interest rate was 10.6% and 11.4%, respectively.

        On October 20, 2010 and November 2, 2010, the credit agreement was amended. In addition to waiving all existing defaults on the Senior Debt, the amendments also modified covenant measurements on a prospective basis, with which management expects the Company will be in compliance with at future periods, and provided for the following:

Summary of Terms

        Term Loan.    Pursuant to the consent, limited waiver and third amendment to credit agreement, all amounts outstanding under the credit facility were converted into a single term loan. The term loan is not a revolving credit loan and the Company does not have the right to borrow, repay and reborrow under the credit facility.

        Interest Rate.    Amounts outstanding under the credit facility bear interest at the one month London InterBank Offered Rate, or LIBOR, plus 8.25% per annum. Upon the occurrence and during the continuation of an Event of Default, as defined in the credit facility, the applicable interest rate will be increased by 3.0% per annum.

        Fees.    The Company shall pay the financial institution a monthly collateral management fee of $20,000 and an annual facility fee equal to 1% of the principal amount outstanding on May 25, 2011.

        Optional Prepayment.    The Company may prepay the amount outstanding under the credit facility in whole, but not in part, without premium or penalty, on the last day of any interest period.

        Mandatory Prepayment on May 31, 2011.    The Company will be required to prepay amounts outstanding under the credit facility equal to the amount, if any, by which the outstanding principal amount under the credit facility exceeds the calculated value (as defined in the credit agreement) of the collateral pledged as security for obligations under the credit facility as of May 31, 2011.

        Maturity Date.    The maturity date is May 25, 2012. All principal, interest and other amounts outstanding under the credit facility are due and payable in full on that date.

        Cash Collateral Accounts.    The Company shall deposit proceeds of an initial public offering of common stock in the amount of $6.5 million, the Restricted Proceeds, in a cash collateral account pledged to the financial institution. This amount equals the amount by which the outstanding principal amount under the credit facility exceeds the value of the collateral pledged as security for obligations under the credit facility, or the overadvance, as determined in accordance with the amended secured credit facility. Not less frequently than once every sixty days, the financial institution will conduct an appraisal of the value of such collateral and re-calculate the overadvance. To the extent that the revised value of the cash collateral account is less than the overadvance, the Company will be required to

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 6. Senior Debt (Continued)

deposit an additional amount in the cash collateral account equal to the shortfall. After funding the Restricted Proceeds account, the remaining proceeds from this offering will be deposited into another cash collateral account (or, the Remaining Proceeds account). To the extent that the Company is able to increase the value of the collateral through acquisition of additional alarm contracts thereby reducing the overadvance, and we request and obtain an updated appraisal of the alarm accounts, the financial institution will refund such difference to the Company by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. Amounts in this Remaining Proceeds account will be available to the Company to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital.

        Lockbox Account.    All proceeds from security alarm contracts are deposited in a lockbox account and such proceeds are applied in the following order:

  •
  interest due and payable on amounts outstanding under the secured credit facility;

  •
  fees and expenses due the financial institution;

  •
  servicing fees due and payable to CastleRock;

  •
  other expenses approved by the financial institution; and

  •
  unpaid principal under the secured credit facility.

        Security Interest.    CastleRock has pledged substantially all of its assets to the financial institution as collateral for outstanding obligations under the credit facility.

        Guaranty.    Obligations under the secured credit facility are guaranteed by the Company. The Company has granted the financial institution a security interest in substantially all of its assets to secure its guaranty obligations.

        Covenants.    The credit facility limits the Company's ability to:

  •
  incur additional indebtedness;

  •
  create or incur liens;

  •
  guarantee indebtedness;

  •
  make an investment in any other entity;

  •
  pay dividends on or make distributions in respect of capital stock;

  •
  dissolve or liquidate;

  •
  be a party to any merger or consolidation or acquire all or substantially all of the assets or capital stock of any other entity;

  •
  sell, transfer or otherwise dispose of any of our assets;

  •
  enter into transactions with stockholders or affiliates;

  •
  own or create directly or indirectly any subsidiaries;

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 6. Senior Debt (Continued)

  •
  engage in any business other than the security alarm business substantially as currently conducted and operated by the Company;

  •
  issue securities;

  •
  make capital expenditures or enter into leases;

  •
  enter into or amend in any material manner any dealer program pursuant to which the Company acquires from third parties security alarm contracts on a regular periodic basis;

  •
  amend or otherwise modify the Company's underwriting guidelines with respect to the Company's customers, dealers and affiliates;

  •
  enter into any sale-leaseback or similar transaction involving any of the Company's property or assets or lease any real property; or

  •
  cancel any material claim or indebtedness owing to the Company or voluntarily prepay any indebtedness.

        In addition, the Company is subject to certain financial ratio covenants, including:

  •
  a minimum fixed charge coverage ratio;

  •
  a senior funded debt to tangible net worth ratio;

  •
  a senior funded debt to earnings before interest, taxes, depreciation and amortization ratio; and

  •
  annual and quarterly attrition rate limitations.

        Events of Default.    Upon an event of default arising from the Company's bankruptcy or insolvency, the Company's obligations under the credit facility shall become immediately due and payable. For other customary events of default, the financial institution, at its option, may declare the Company's obligations under the credit facility to be due and payable.

        Management believes the likelihood that a material adverse change will occur under the agreement is remote and, accordingly, the scheduled maturities are classified as long-term liabilities in the accompanying consolidated balance sheet at December 31, 2009.

Note 7. Subordinated Debt

        In June 2005, Alarm Funding entered into a loan agreement ("Subordinated Debt") with Sandhurst Asset Management, LLC. This loan was subsequently sold and assigned to Whitecap (US) Fund I, LP, the sole member of Alarm Funding. In May 2007, the loan agreement was amended and subordinated to the senior debt with the financial institution. The amended loan agreement provided Alarm Funding with borrowings of up to $80,000,000 at an interest rate of 16%. The Subordinated Debt was due May 2013 and was collateralized by substantially all of the assets of Alarm Funding. The agreement included various covenants, which among other things required the borrower to comply with all covenants of the senior debt. A cross-default feature in the Subordinated Debt agreement caused the Company to be in default under the terms of its Subordinated Debt when in default under its senior debt agreement. The default of the Subordinated Debt was cured with the Company's compliance under the terms of its senior debt, and upon the conversion of principal and interest to equity as discussed below.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 7. Subordinated Debt (Continued)

        In June 2008 a portion of the Subordinated Debt was exchanged for additional membership interests in Alarm Funding. The exchange has been reflected as a contribution to Members' Capital. The amount exchanged consisted of $65,105,978 of principal and $4,525,298 of accrued interest related to this principal amount. As of December 31, 2008 and 2009 $6,000,000 of Subordinated Debt was outstanding and accrued interest of $999,804 and $1,959,804 was outstanding at December 31, 2008 and 2009, respectively.

Note 8. Income Taxes

        The deferred tax assets and liabilities for CastleRock consisted of the following components as of December 31, 2008 and 2009:

	December 31, 2008	December 31, 2009
Deferred tax assets:
Allowance for doubtful accounts	$5,000	$68,000
Equipment	—	9,000
Intangible assets	3,000	529,000
Accrued expenses	26,000	54,000
Net operating loss carryforward	50,000	895,000

Total gross deferred tax assets	84,000	1,555,000
Less valuation allowance	(62,000)	(1,537,000)

Deferred tax assets	22,000	18,000

Deferred tax liabilities:
Prepaid expenses	(17,000)	(18,000)
Equipment	(5,000)	—
Goodwill	(5,167)	(67,167)

Deferred tax liabilities	(27,167)	(85,167)

Net deferred tax liabilities	$(5,167)	$(67,167)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the years ending December 31, 2008 and 2009, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is considered more likely than not that these benefits will not be realized due to the Company's losses since inception. At December 31, 2009, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,305,000 that will expire between 2028 and 2029 and is available to be used to offset future taxable income.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 8. Income Taxes (Continued)

        A reconciliation of the expected income taxes (benefit) to the expense (benefit) for the years ended December 31, 2008 and 2009 is as follows:

	2008	2009
Income tax credit at statutory rate	$(4,735,000)	$(8,865,000)
Nondeductible expenses	2,000	2,000
State income tax, net of federal	(671,000)	(1,256,000)
Effect of a nontaxable entity	5,347,000	8,782,000
Increase in valuation allowance	62,000	1,474,000
Other	167	(75,000)

Total	$5,167	$62,000

        A summary of income tax expense for the years ended December 31, 2008 and 2009 is as follows:

	December 31, 2008	December 31, 2009
Current	$—	$—
Deferred	5,167	62,000

Total	$5,167	$62,000

Note 9. Members' Equity

        The Operating Agreement of Alarm Funding provides for one class of membership interest. The Company's losses and cash contributions are allocated to the members based upon their share of membership interest. Upon dissolution of Alarm Funding, capital proceeds will be distributed to the members' pro rata in accordance with their capital accounts after giving effect to all other allocations and distributions.

Note 10. Service Agreement with Customer

        CastleRock operates under the terms of an expired agreement with an unrelated entity for the servicing of subscriber contracts acquired by that entity from independent dealers. Under the terms of the expired agreement, the unrelated entity purchased the subscriber contracts from dealers affiliated with SAI's authorized dealer program. CastleRock provides ongoing monitoring, maintenance, billing and collections, and related customer service to the subscribers. For each active contract owned by that entity, the entity pays to CastleRock a recurring monthly fee for the services performed by CastleRock. CastleRock received approximately $284,000 and $3,090,000 in fees from the third party during 2008 and 2009, respectively. No amounts were outstanding at December 31, 2008 or 2009.

        As indicated in Notes 1, 2 and 5, the unrelated entity has been actively attempting to sell its account base and, as a result, the Company cannot expect to continue receiving revenue related to servicing these accounts. At December 31, 2009 the net value of $1,299,469 was deemed to be impaired and charged to impairment of intangible asset.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 11. Service Agreement with Significant Vendor and Related Party

        Until November 2008, Alarm Funding operated under the terms of a services agreement with SAI and (from July-November 2008) SAS (see Note 2), pursuant to which these parties provided account activation, monitoring, maintenance, billing, collection, and customer service functions for Alarm Funding. This agreement was terminated effective with the APA executed on November 26, 2008. Alarm Funding paid these parties approximately $11,836,000 in fees during 2008, all of which was charged to direct expenses.

Note 12. Commitments and Contingencies

(a)
Leases

        The Company is obligated under operating lease agreements for equipment rent. These leases typically provide for renewal options and escalation terms that are either fixed or tied to the Consumer Price Index. Operating lease expense was $17,093 and $527,931 for the years ended December 31, 2008 and 2009, respectively.

        CastleRock has occupied its headquarters office facility under a lease agreement between the landlord and a previous tenant. CastleRock is not a party to this lease agreement, which was not assigned nor subleased to CastleRock. CastleRock occupies the space on a month-to-month, "at will tenancy" basis. As such, there is no future commitment of lease payments. CastleRock is currently in discussion with the landlord of its office headquarters to establish a long term lease. The Company also leases a co-location facility which has monthly rental payments of $8,852 and expires in 2012. Facility rent expense was $71,698 and $996,844 for the years ended December 31, 2008 and 2009, respectively.

        Total future minimum lease payments required under operating equipment and facility leases are as follows:

December 31,
2010	$809,320
2011	305,578
2012	44,265
2013	—
2014	—
Thereafter	—

Total	$1,159,163

(b)
Litigation

        In 2009, Alarm Funding and CastleRock were named as parties to two lawsuits brought by former authorized dealers of SAI against SAI claiming damages related to certain agreements between the parties. Prior to December 31, 2009, the Company agreed to settle these lawsuits for approximately $500,000 and $250,000, which amounts are included in accrued legal on the accompanying consolidated balance sheet at December 31, 2009 and recognized as losses on legal settlements in the 2009 statement of operations.

        On May 28, 2010, Edwin I. Trevillyan and Christine M. Trevillyan filed a complaint in the United States District Court for the District of South Carolina (Civil Action No. 2:10-1387-MBS) against APX

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 12. Commitments and Contingencies (Continued)

Alarm Security Systems, Inc., Alarm Security Solutions, Inc., APEX Alarm, LLC, Security Associates International, Inc., CastleRock Security, Inc. and Anderson, Crenshaw & Associates, LLC as a consumer class action on behalf of persons residing in the State of South Carolina, being current or former customers of the defendants, who were subjected to allegedly improper sales tactics, faulty alarm installation or monitoring services, unlawful tactics involving collection of accounts or other improper handling of customer accounts. Plaintiffs are seeking actual, compensatory, consequential and punitive damages in an amount to be determined. Much of the complaint does not relate to actions by the Company. The Company intends to defend the suit vigorously. The Company does not believe that any adverse determination in this lawsuit would have a material adverse effect on its financial position, results of operations or cash flows.

        Since June 2010, the Company has received civil investigation demands from the Attorney Generals of Wisconsin and Washington with respect to its business practices in those states. The Company is cooperating fully with these investigations. The Company has also received communications from the offices of attorney general in a number of states regarding individual customer complaints, which the Company is responding to and does not believe, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations or cash flows.

        In addition, the Company is subject to various other claims and legal proceedings, which arise in the ordinary course of our business. With respect to all such claims and proceedings, the Company record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company does not believe that any of these proceedings, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations or cash flows.

Note 13. Management Plans and Intentions

        As discussed in Note 6, Alarm Funding operated under the provisions of its expired forbearance agreement dated February 2008 until the amended debt agreement in October 2010. While operating under the expired February 2008 forbearance agreement, no additional funds were advanced under the revolving credit facility resulting in the Company not making significant account purchases to replace revenue lost through account attrition.

        The Company is seeking new equity and debt financing to pursue a business plan that will drive growth in its account base and profitability through (a) strategic purchases of local/regional alarm companies and/or their accounts, (b) establishment of Company-owned branch sales and installation operations, and (c) introduction of a dealer account purchase program.

Note 14. Related Party Transactions

        Westin Lovy, one of the Company's directors, is one of the Managing Directors of Whitecap Advisors, LLC, the General Partner of Whitecap (US) Fund I, LP. Whitecap (US) Fund I, LP, together with its affiliates Whitecap (Offshore) Fund I, Ltd., and Whitecap (Offshore) Fund II, Ltd. is an 88.5% owner of Alarm Funding. The Company paid fees to related parties totaling approximately $308,000 and $36,000 in 2008 and 2009, respectively.

ALARM FUNDING, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Employee Benefit Plan

        The Company has established a salary deferral plan (the "Plan") under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their compensation ranging from 1% to 70%. Such deferrals accumulate on a tax deferred basis until the employee withdraws the funds. The Company, at its option, may match a portion of the employees' contribution or make a discretionary contribution to the Plan. The Company has not made any contributions to the Plan or recorded any related expense in 2008 or 2009.

Note 16. Subsequent Events

        As referenced in Note 12, in 2009 Alarm Funding and CastleRock were named as parties to two lawsuits brought by former authorized dealers of SAI against SAI claiming damages related to certain agreements between the parties. These lawsuits were settled in February 2010 for $750,000.

        In February 2010 the CastleRock shareholders approved an increase in the authorized shares of its $0.01 par value common stock to 15,000 and the issuance of 3,333 shares to Alarm Funding which increased its controlling interest to 73.6% and diluted the noncontrolling interest to 26.4%.

        On September 22, 2010 a reorganization occurred by establishing a Delaware corporation, CSHI. On September 24, 2010, Alarm Funding contributed to CSHI all of its operating assets and CastleRock stock in exchange for common stock of CSHI and assumption of debt. Contemporaneously, the other stockholder of CastleRock contributed its CastleRock stock to CSHI, in exchange for common stock of CSHI. As a result of this reorganization, CastleRock became a wholly-owned subsidiary of CSHI. CSHI authorized 20,000,000 common shares and issued 2,400,000 common shares in the reorganization. Of the remaining common shares available for issuance, 600,000 have been designated for the 2010 Equity Incentive Plan which CSHI adopted in November 2010.

        In September 2010 the remaining portion of the Subordinated Debt was retired in exchange for additional membership interests in Alarm Funding. The exchange has been reflected as a contribution to Members' Capital. The amount exchanged consisted of $6,000,000 of principal and $2,540,712 of accrued interest related to this principal amount.

        On July 1, 2010, Whitecap (US) Fund I, LP extended a line of credit to CastleRock in an amount up to $1,650,000 pursuant to a promissory note bearing interest of 10% per annum. The outstanding principal amount, together with accrued interest, of the promissory note is due upon the earlier of November 30, 2012, the date which is six months after the repayment of all obligations under the Company's credit facility, or the occurrence of an event of default thereunder. Following the reorganization described above, on September 24, 2010, CSHI agreed to become an additional borrower under this promissory note, jointly and severally liable with CastleRock. As of October 20, 2010, $900,000 has been funded under this promissory note.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	(Alarm Funding) December 31, 2009	September 30, 2010
Assets
Current Assets:
Cash	$334,003	$355,463
Restricted cash	24,731	12,964
Accounts receivable, net of allowance for doubtful accounts	501,508	792,672
Prepaid expenses and other	430,189	596,128
Capitalized offering costs	—	1,023,164

Total current assets	1,290,431	2,780,391
Equipment, net	306,779	186,424
Financing costs, net	156,376	126,336
Subscriber contracts, net	71,230,552	44,791,597
Goodwill	3,129,432	3,129,432

Total assets	$76,113,570	$51,014,180

Liabilities and Equity
Current Liabilities:
Accounts payable	$722,002	$1,519,259
Accrued expenses	651,394	680,439
Due to related party	—	1,023,164
Accrued legal	750,000	—
Dealer holdbacks	61,486	—
Line of credit	—	300,000
Deferred revenue	1,615,955	1,321,736
Accrued interest	2,404,873	389,505
Current maturities of senior debt	—	6,500,000

Total current liabilities	6,205,710	11,734,103
Deferred income taxes	67,167	113,669
Senior debt	45,039,004	34,307,798
Subordinated debt	6,000,000	—

Total liabilities	57,311,881	46,155,570

Commitments and contingencies (Note 8)
Equity:
Members' capital	69,952,729	—
Common stock, par value $.001 per share; 20,000,000 shares authorized, 2,400,000 shares issued and outstanding	—	2,400
Additional paid in capital	—	5,435,323
Accumulated deficit	(51,361,825)	(579,113)

Members' equity and equity, respectively	18,590,904	4,858,610

Noncontrolling interest	210,785	—

Total equity	18,801,689	4,858,610

Total liabilities and equity	$76,113,570	$51,014,180

See Notes to Condensed Consolidated Financial Statements.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(Alarm Funding) 2009	2010	(Alarm Funding) 2009	2010
Net revenue	$9,103,894	$5,559,462	$29,741,800	$20,841,684

Operating expenses:
Direct expenses	2,728,418	2,527,777	8,690,897	7,359,663
General and administrative	1,810,041	1,546,341	6,877,922	5,033,928
Amortization and cancellation of subscriber contracts	9,595,184	8,928,542	28,743,207	26,335,156

Total operating expenses	14,133,643	13,002,660	44,312,026	38,728,747

Operating loss	(5,029,749)	(7,443,198)	(14,570,226)	(17,887,063)
Interest expense	1,808,092	1,421,026	5,575,457	4,550,225

Loss before income taxes	(6,837,841)	(8,864,224)	(20,145,683)	(22,437,288)
Income taxes	15,500	15,503	46,500	46,503

Net loss	$(6,853,341)	$(8,879,727)	$(20,192,183)	$(22,483,791)
Noncontrolling interest in net loss of consolidated subsidiary	112,441	203,992	386,926	352,233

Net loss attributable to Alarm Funding, LLC and Subsidiary	$(6,740,900)	$(8,675,735)	$(19,805,257)	$(22,131,558)

Pro forma basic and diluted net loss per share	$(2.86)	$(3.70)	$(8.42)	$(9.37)

Pro forma weighted average basic and diluted shares outstanding	2,400,000	2,400,000	2,398,203	2,400,000

See Notes to Condensed Consolidated Financial Statements.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	(Alarm Funding) 2009	2010
Cash Flows from Operating Activities:
Net loss	$(20,192,183)	$(22,483,791)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Non-cash interest expense	48,530	30,040
Depreciation	118,703	120,355
Amortization of intangible asset	140,906	—
Amortization and cancellation of subscriber contracts	28,524,452	26,377,469
Provision for doubtful accounts	416,145	404,678
Deferred income taxes	46,500	46,502
Changes in assets and liabilities:
Accounts receivable	198,133	(695,842)
Prepaid expenses	17,651	209,061
Accounts payable	187,563	797,257
Accrued expenses	99,325	29,045
Accrued legal	—	(750,000)
Accrued interest	608,073	525,344
Deferred revenue	(121,217)	(294,219)

Net cash flows provided by operating activities	10,092,581	4,315,899

Cash Flows from Investing Activities:
Purchase of equipment	(14,864)	—
Change in restricted cash	2,673	11,767

Net cash flows (used in) provided by investing activities	(12,191)	11,767

Cash Flows from Financing Activities:
Proceeds from line of credit	—	300,000
Proceeds from senior debt	15,125,811	14,100,530
Repayments of senior debt	(25,560,687)	(18,706,736)
Member contributions	500,000	—

Net cash flows used in financing activities	(9,934,876)	(4,306,206)

Net increase in cash	145,514	21,460
Cash at beginning of period	82,316	334,003

Cash at end of period	$227,830	$355,463

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,919,388	$4,474,645
Cash paid for taxes	—	—
Supplemental disclosure for non-cash investing and financing activities:
Receivable for replacement contracts related to the cancellation of subscriber contracts, net	$142,880	$—
Accrued holdbacks settled by the cancellation of subscriber contracts, net	20,531	(61,486)
Lender fees added to senior debt	375,000	375,000
Offering costs due to related party	—	1,023,164
Exchange of subordinated debt and accrued interest for equity, net of write-off for financing costs of $10,694	—	8,530,018

See Notes to Condensed Consolidated Financial Statements

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Significant Accounting Policies

        Alarm Funding, LLC ("Alarm Funding") is an entity formed to acquire subscriber contracts ("accounts") from independent security alarm dealers who sell and install security alarm systems to residential and light commercial customers located primarily in the USA. Its revenues consist of monthly recurring service fees from these accounts for the monitoring and maintenance of the subscriber systems. Since November 2008, account activation, monitoring, maintenance, billing, collection, other technical and nontechnical customer service, and financial reporting services have been performed for Alarm Funding by its 63.6% (at December 31, 2009) owned subsidiary, CastleRock Security, Inc. ("CastleRock"). CastleRock also owns accounts, provides wholesale monitoring services to a small number of independent dealers who own their own accounts, and provides similar services to those provided to Alarm Funding to a second, unrelated entity.

        On September 22, 2010 a reorganization occurred by establishing a Delaware corporation, CastleRock Security Holdings, Inc. ("CSHI"). On September 24, 2010, Alarm Funding contributed to CSHI all of its operating assets and CastleRock stock in exchange for common stock of CSHI and assumption of debt. Contemporaneously, the other stockholder of CastleRock contributed its CastleRock stock to CSHI, in exchange for common stock of CSHI. As a result of this reorganization, CastleRock became a wholly owned subsidiary of CSHI. Prior to the reorganization, CastleRock and Alarm Funding are referred to as the "Company" and subsequent to the reorganization CSHI and CastleRock are referred to as the "Company." All undistributed losses, noncontrolling interest and members' capital were reclassified to additional paid-in capital upon formation and reorganization of CSHI. The accumulated deficit of CSHI represents losses incurred since the date of reorganization.

        The accompanying unaudited interim condensed consolidated financial statements include the accounts of Alarm Funding and its subsidiary, CastleRock, and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the unaudited consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments necessary to present fairly, in summarized form, the consolidated financial position, results of operations and cash flows of the Company. These unaudited consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 2009. The results of operations for the three and nine months ended September 30, 2010 are not indicative of the results that may be expected for the full year 2010.

        Fair value of financial instruments:    The fair values of cash, accounts receivable and accounts payable approximate the carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of senior and subordinated debt approximates the carrying value based on its variable interest rate, term, maturity, the Company's refinancing of the Senior Debt with its existing lender, and the conversion of subordinated debt to equity, as further described in Notes 5 and 6.

        Noncontrolling interest:    In February 2010 Alarm Funding received 3,333 additional shares of CastleRock related to an additional equity contribution, increasing its ownership from 63.6% to 73.6%. The noncontrolling interest ownership percentage decreased to 26.4% as a result of this transaction. The noncontrolling interest was reclassified to additional paid-in capital at the date of reorganization.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        Income taxes: Prior to the contribution of assets by Alarm Funding on September 24, 2010 for shares of common stock of CSHI and assumption of its debt, Alarm Funding was a limited liability company. Alarm Funding operated under sections of the federal and state income tax laws which provide that in lieu of company-level income taxes, the members separately account for their pro rata shares of the company's income, deduction, losses and credits. The net loss of Alarm Funding was included on the individual tax returns of its members prior to this contribution.

        CastleRock was formed as a C corporation and filed federal and state income taxes prior to the exchange of its stock for common stock of CSHI.

        Effective September 24, 2010, CSHI is designated as a C corporation and will file federal and state income taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. All deferred tax assets are reserved for by a valuation allowance at December 31, 2009 and September 30, 2010.

Note 2. Equipment

        Equipment consists of the following at December 31, 2009 and September 30, 2010:

	(Alarm Funding) 2009	2010
Computer equipment and other	$294,100	$294,100
Computer software	107,675	107,675
Furniture and fixtures	79,643	79,643

Total equipment	481,418	481,418
Less accumulated depreciation	(174,639)	(294,994)

Total equipment, net	$306,779	$186,424

Note 3. Subscriber Contracts

        Subscriber contracts consist of the following as of December 31, 2009 and Septermber 30, 2010:

	(Alarm Funding) 2009	2010
Subscriber contracts	$93,445,266	$64,043,868
Less: accumulated amortization and cancellation	(22,214,714)	(19,252,271)

Subscriber contracts, net	$71,230,552	$44,791,597

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 4. Line of Credit and Due to Related Party

        On July 1, 2010, Whitecap (US) Fund I, LP extended a line of credit to CastleRock in an amount up to $1,650,000 pursuant to a promissory note bearing interest of 10% per annum. The outstanding principal amount of the promissory note, together with accrued interest, is due upon the earlier of November 30, 2012, the date which is six months after the repayment of all obligations under the Company's credit agreement, or the occurrence of an event of default thereunder. There was $300,000 outstanding under the line of credit at September 30, 2010. Following the reorganization described in Note 1, on September 24, 2010, CSHI agreed to become an additional borrower under this promissory note, jointly and severally liable with CastleRock. As of December 31, 2010, $1,250,000 has been funded under this promissory note.

        The Company has incurred approximately $1,023,000 in costs related to its initial public offering during the nine months ended September 30, 2010. The costs are capitalized on the accompanying balance sheet and will be amortized as a reduction from proceeds upon consummation of the initial public offering. These costs have been paid by Whitecap (US) Fund I, and will be reimbursed by the Company with offering proceeds.

Note 5. Senior Debt

        In May 2007, Alarm Funding entered into a $40,000,000 revolving credit facility with a financial institution ("Senior Debt"). The credit agreement was amended in August 2007 to increase the available borrowings under the revolving credit facility to $75,000,000. The Senior Debt is due May 2012 and is collateralized by substantially all of the assets of Alarm Funding. The agreement includes various nonfinancial and financial covenants, which among other provisions limit capital expenditures, require minimum cash receipts, and require minimum subscriber attrition rates, a minimum fixed charge coverage ratio and maximum leverage ratio.

        In November 2007, Alarm Funding entered into a forbearance agreement on the Senior Debt upon the default of the minimum subscriber attrition rate covenant. From November 2007 to September 2010, the Company was also at times in violation of the leverage ratio, the attrition covenant, and other non-financial covenants. These defaults were waived and the loan restructured in the course of several amendments, most recently on November 2, 2010. The amended agreement was assumed as a liability of CSHI as part of the Company's restructuring in September 2010. The loan agreement does not contain provisions for additional advances to the Company.

        The credit agreement defines the Euro-Rate as the thirty day LIBOR (London Interbank Offered Bank) with a floor of 4.25%. Interest on borrowings under the Senior Debt was priced at the financial institution's Euro-Rate (4.25% and 4.25% at December 31, 2009 and September 30, 2010, respectively) plus 2.75% and was payable on a monthly basis. There was $45,039,004 and $40,807,798 of outstanding Senior Debt at December 31, 2009 and September 30, 2010, respectively. For the three and nine month periods ending September 30, 2009 and 2010 the weighted average interest rate was approximately 11%.

        On October 20, 2010 and November 2, 2010, the credit agreement was amended. In addition to waiving all existing defaults on the Senior Debt, the amendments also modified covenant measurements on a prospective basis, with which management expects the Company will be in compliance at future periods. On January 18, 2011, the Company entered into a fifth amendment to the credit agreement with the financial institution whereby certain provisions of the secured credit agreement were amended to, among other things: (a) limit the maximum amount required to be deposited into the Restricted

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 5. Senior Debt (Continued)

Proceeds account to $6.5 million until May 31, 2011, except upon the occurrence of an event of default under the secured credit agreement; (b) revise certain covenants to (i) permit the Company to make annual lease payments of up to $650,000 in fiscal year 2011 and up to $660,000 in fiscal year 2012, and (ii) allow the Company to guaranty lease payments which are permitted by the terms of the secured credit agreement; and (c) extend the date by which the Company is to deliver certain information and documents required under the secured credit agreement. In consideration of these revisions, the Company agreed to release the financial institution from any and all debts, demands and obligations the Company have or may have against the financial institution relating to any actions the financial institution may have taken in connection with the secured credit agreement prior to the effective date of the fifth amendment, and, absent the financial institution's gross negligence or willful misconduct, to indemnify the financial institution with respect to any liabilities, judgments or costs arising from such actions. The amended credit agreement provides for the following:

Summary of Terms

        Term Loan.    Pursuant to the consent, limited waiver and third amendment to credit agreement, all amounts outstanding under the credit facility were converted into a single term loan. The term loan is not a revolving credit loan and the Company does not have the right to borrow, repay and reborrow under the credit facility.

        Interest Rate.    Amounts outstanding under the credit facility bear interest at the one month London InterBank Offered Rate, or LIBOR, plus 8.25% per annum. Upon the occurrence and during the continuation of an Event of Default, as defined in the credit facility, the applicable interest rate will be increased by 3.0% per annum.

        Fees.    The Company shall pay the financial institution a monthly collateral management fee of $20,000 and an annual facility fee equal to 1% of the principal amount outstanding on May 25, 2011.

        Optional Prepayment.    The Company may prepay the amount outstanding under the credit facility in whole, but not in part, without premium or penalty, on the last day of any interest period.

        Mandatory Prepayment on May 31, 2011.    The Company will be required to prepay amounts outstanding under the credit facility equal to the amount, if any, by which the outstanding principal amount under the credit facility exceeds the calculated value (as defined in the credit agreement) of the collateral pledged as security for obligations under the credit facility as of May 31, 2011.

        Maturity Date.    The maturity date is May 25, 2012. All principal, interest and other amounts outstanding under the secured credit facility are due and payable in full on that date.

        Cash Collateral Accounts.    The Company shall deposit proceeds of an initial public offering of common stock in the amount $6.5 million, the Restricted Proceeds, in a cash collateral account pledged to the financial institution. Amounts in the Restricted Proceeds account are not available to the Company for any purpose. The amount in the Restricted Proceeds account equals the amount by which the outstanding principal amount under the secured credit facility exceeds the value of the collateral pledged as security for obligations under the secured credit facility, or the overadvance, as determined in accordance with the amended secured credit facility. The amount of the overadvance shall not exceed $6.5 million through May 31, 2011. Thereafter, not less frequently than once every sixty days, the financial institution will conduct an appraisal of the value of such collateral and re-calculate the

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 5. Senior Debt (Continued)

overadvance. To the extent that the revised value of the cash collateral account is less than the overadvance, the Company will be required to deposit an additional amount in the cash collateral account equal to the shortfall. After funding the Restricted Proceeds account, the remaining proceeds from an initial public offering of common stock will be deposited into another cash collateral account (or, the Remaining Proceeds account). To the extent that the Company is able to increase the value of the collateral through acquisition of additional alarm contracts, thereby reducing the overadvance, and the Company requests and obtains an updated appraisal of the alarm accounts, the financial institution will release such difference to the Company by depositing such funds from the Restricted Proceeds account into the Remaining Proceeds account. Amounts in this Remaining Proceeds account will be available to the Company to acquire customer accounts, invest in infrastructure and technology, and as ordinary and customary working capital.

        Lockbox Account.    All proceeds from security alarm contracts are deposited in a lockbox account and such proceeds are applied in the following order:

  •
  interest due and payable on amounts outstanding under the secured credit facility;

  •
  fees and expenses due the financial institution;

  •
  servicing fees due and payable to CastleRock;

  •
  other expenses approved by the financial institution; and

  •
  unpaid principal under the secured credit facility.

        Security Interest.    CastleRock has pledged substantially all of its assets to the financial institution as collateral for outstanding obligations under the credit facility.

        Guaranty.    Obligations under the secured credit facility are guaranteed by the Company. The Company has granted the financial institution a security interest in substantially all of its assets to secure its guaranty obligations.

        Covenants.    The credit facility limits the Company's ability to:

  •
  incur additional indebtedness;

  •
  create or incur liens;

  •
  guarantee indebtedness;

  •
  make an investment in any other entity;

  •
  pay dividends on or make distributions in respect of capital stock;

  •
  dissolve or liquidate;

  •
  be a party to any merger or consolidation or acquire all or substantially all of the assets or capital stock of any other entity;

  •
  sell, transfer or otherwise dispose of any of the Company's assets;

  •
  enter into transactions with stockholders or affiliates;

  •
  own or create directly or indirectly any subsidiaries;

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 5. Senior Debt (Continued)

  •
  engage in any business other than the security alarm business substantially as currently conducted and operated by the Company;

  •
  issue securities;

  •
  make capital expenditures or enter into leases;

  •
  enter into or amend in any material manner any dealer program pursuant to which the Company acquires from third parties security alarm contracts on a regular periodic basis;

  •
  amend or otherwise modify the Company's underwriting guidelines with respect to the Company's customers, dealers and affiliates;

  •
  enter into any sale-leaseback or similar transaction involving any of the Company's property or assets or lease any real property; or

  •
  cancel any material claim or indebtedness owing to us or voluntarily prepay any indebtedness.

        In addition, the Company is subject to certain financial ratio covenants, including:

  •
  a minimum fixed charge coverage ratio;

  •
  a senior funded debt to tangible net worth ratio;

  •
  a senior funded debt to earnings before interest, taxes, depreciation and amortization ratio; and

  •
  annual and quarterly attrition rate limitations.

        Events of Default.    Upon an event of default arising from the Company's bankruptcy or insolvency, the Company's obligations under the credit facility shall become immediately due and payable. For other customary events of default, the financial institution, at its option, may declare the Company's obligations under the credit facility to be due and payable.

        As of September 30, 2010, the Company's overadvance was approximately $6.5 million. As discussed above, the repayment of an overadvance on May 31, 2011 is dependent on measurements of the Company's borrowing base at that time. The borrowing base feature requires the possible repayment in the current operating cycle to be classified as current. Accordingly, the fixed amount of $6.5 million is classified as a current liability in the accompanying consolidated balance sheet at September 30, 2010. Management believes the likelihood that a material adverse change will occur under the agreement is remote and, accordingly, the remaining scheduled maturities are classified as long-term liabilities in the accompanying condensed consolidated balance sheet at September 30, 2010.

Note 6. Subordinated Debt

        In September 2010 the remaining portion of the Subordinated Debt was retired in exchange for additional membership interests in Alarm Funding. The exchange has been reflected as a contribution to Members' Capital. The amount exchanged consisted of $6,000,000 of principal and $2,540,712 of accrued interest related to this principal amount.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Note 7. Service Agreement with Customer

        CastleRock operates under the terms of an expired agreement with an unrelated entity for the servicing of subscriber contracts acquired by the unrelated entity from independent dealers. Under the terms of the expired agreement, the unrelated entity purchased the subscriber contracts from dealers affiliated with SAI's authorized dealer program. CastleRock provides ongoing monitoring, maintenance, billing and collections, and related customer service to the subscribers. For each active contract owned by the unrelated entity, the unrelated entity pays to CastleRock a recurring monthly fee for the services performed by CastleRock. CastleRock received approximately $756,000 and $579,000 in fees from the third party for the three month period ended September 30, 2009 and 2010, respectively. CastleRock received approximately $2,367,000 and $1,953,000 in fees from the third party for the nine month period ended September 30, 2009 and 2010, respectively. No amounts were outstanding at September 30, 2010. The unrelated entity has been actively attempting to sell its account base and, as a result, the Company cannot expect to continue receiving revenue related to servicing these accounts.

Note 8. Commitments and Contingencies

        On May 28, 2010, Edwin I. Trevillyan and Christine M. Trevillyan filed a complaint in the United States District Court for the District of South Carolina (Civil Action No. 2:10-1387-MBS) against APX Alarm Security Systems, Inc., Alarm Security Solutions, Inc., APEX Alarm, LLC, Security Associates International, Inc., CastleRock Security, Inc. and Anderson, Crenshaw & Associates, LLC as a consumer class action on behalf of persons residing in the State of South Carolina, being current or former customers of the defendants, who were subjected to allegedly improper sales tactics, faulty alarm installation or monitoring services, unlawful tactics involving collection of accounts or other improper handling of customer accounts. Plaintiffs are seeking actual, compensatory, consequential and punitive damages in an amount to be determined. Much of the complaint does not relate to actions by the Company. The Company intends to defend the suit vigorously. The Company does not believe that any adverse determination in this lawsuit would have a material adverse effect on its financial position, results of operations or cash flows.

        Since June 2010, the Company has received civil investigation demands from the Attorney Generals of Wisconsin and Washington with respect to its business practices in those states. The Company is cooperating fully with these investigations. The Company has also received communications from the offices of attorney general in a number of states regarding individual customer complaints, which the Company is responding to and does not believe, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations or cash flows.

        In addition, the Company is subject to various other claims and legal proceedings, which arise in the ordinary course of our business. With respect to all such claims and proceedings, the Company record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company does not believe that any of these proceedings, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations or cash flows.

Note 9. Management Plans and Intentions

        As discussed in Note 5, Alarm Funding operated under the provisions of forbearance agreements from November 2007 until the amended debt agreement in October 2010. While operating under an expired February 2008 forbearance agreement, no additional funds were advanced under the revolving credit facility resulting in the Company not making significant account purchases to replace revenue lost through account attrition.

        The Company is seeking new equity and debt financing to pursue a business plan that will drive growth in its account base and attendant profitability through (a) strategic purchases of local/regional alarm companies and/or their accounts, (b) establishment of Company-owned branch sales and installation operations, and (c) introduction of a dealer account purchase program.

PRO FORMA UNAUDITED STATEMENTS OF OPERATIONS

        The following unaudited condensed pro forma statements of operations give effect to the formation of CastleRock Security Holdings, Inc. The statements below are presented as if the formation occurred at the beginning of all presented periods.

CASTLEROCK SECURITY HOLDINGS, INC. AND SUBSIDIARY

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	(Alarm Funding) For the Year Ended December 31, 2009
	As Reported	Pro Forma Adjustments	Note	Pro Forma
Net revenue	$38,196,888	$—		$38,196,888

Operating Expenses:
Total operating expenses	56,972,174	—		56,972,174

Operating loss	(18,775,286)	—		(18,775,286)
Interest expense	7,298,148	(960,000)	(1)	6,338,148

Loss before income taxes	(26,073,434)	960,000		(25,113,434)
Income taxes	62,000	—		62,000

Net loss	$(26,135,434)	$960,000		$(25,175,434)

	For the Nine Months Ended September 30, 2010
	As Reported	Pro Forma Adjustments	Note	Pro Forma
Net revenue	$20,841,684	$—		$20,841,684

Operating Expenses:
Total operating expenses	38,728,747	—		38,728,747

Operating loss	(17,887,063)	—		(17,887,063)
Interest expense	4,550,225	(580,908)	(1)	3,969,317

Loss before income taxes	(22,437,288)	580,908		(21,856,380)
Income taxes	46,503	—		46,503

Net loss	$(22,483,791)	$580,908		$(21,902,883)

See Accompanying Note

Note:

(1)
Subordinated debt and accrued interest to a third party which was managed by a principal member was converted to members capital on September 24, 2010. Interest expense was recorded on the outstanding subordinated debt for the period at an effective interest rate of 16%. Pro Forma interest expense is not incurred subsequent to the "as if" conversion date of June 30, 2008.

CastleRock

Common Stock
1,818,182 Shares

PROSPECTUS

Rodman & Renshaw, LLC

Until                        , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$1,640
FINRA filing fee	2,800
Listing fee	5,000
Reimbursable expenses of the underwriters	273,500
Blue sky fees and expenses	25,000
Printing and engraving expenses	131,000
Legal fees and expenses	675,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees and expenses	5,800
Miscellaneous	30,260

Total	$1,800,000

Item 14.    Indemnification of Officers and Directors

        On completion of this offering, the registrant's certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the registrant's directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The registrant's certificate of incorporation and bylaws will provide that the registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

        Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

        The registrant has entered into separate indemnification agreements with each of its directors and certain of its officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

        The registrant has purchased and expects to maintain insurance policies under which its directors and officers will be insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

        The Underwriting Agreement (Exhibit 1.1) provides for the indemnification by the underwriters of the registrant and its directors and officers and certain controlling persons against specified liabilities, including liabilities arising under the Securities Act.

        At present, there is no pending litigation or proceeding involving any of the registrant's directors or officers as to which indemnification is required or permitted, and the registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Se also the undertakings set out in the response to Item 17 herein.

Item 15.    Recent Sales of Unregistered Securities

        The following list sets forth information regarding all unregistered securities sold by the registrant since September 22, 2010 through the date of this registration statement.

        Pursuant to a Contribution Agreement dated as of September 24, 2010 by and among the registrant, Alarm Funding, LLC and SA Systems LLC, the registrant issued 2,262,000 shares of its common stock to Alarm Funding, LLC and 138,000 shares of its common stock to SA Systems LLC and assumed all obligations under that certain Credit Agreement dated as of May 25, 2007 by and among Alarm Funding, LLC, as Borrower, FCC, LLC, as agent and the lenders party thereto, as amended, in consideration for such entities contributing to the registrant all shares of CastleRock Security, Inc. common stock owned by them and Alarm Funding, LLC contributing substantially all of its assets to the registrant.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of securities were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

Exhibit Number		Description
1.1		Form of Underwriting Agreement
2.1	#	Contribution Agreement dated September 24, 2010 by and among the Registrant, Alarm Funding, LLC and SA Systems LLC
3.1	#	Certificate of Incorporation of CastleRock Security Holdings, Inc.
3.2	#	Bylaws of CastleRock Security Holdings, Inc.
4.1		Form of Specimen Common Stock Certificate of the Registrant
4.2	#	Right of First Refusal Agreement dated September 24, 2010 by and among the Registrant, Alarm Funding, LLC and SA Systems LLC
4.3	#	Letter Agreement between the Registrant and SA Systems LLC
5.1		Opinion of Hanson Bridgett LLP

Exhibit Number		Description
10.1	†#	CastleRock Security Holdings, Inc. 2010 Equity Incentive Plan
10.2	†#	Form of Stock Option Award Agreement under the 2010 Equity Incentive Plan
10.3	†#	Form of Stock Appreciation Right Agreement under the 2010 Equity Incentive Plan
10.4	†#	Form of Restricted Stock Purchase Award Agreement under the 2010 Equity Incentive Plan
10.5	†#	Form of Restricted Stock Unit Award Agreement under the 2010 Equity Incentive Plan
10.6	#	Form of Indemnification Agreement between the Registrant and its officers and directors
10.7	#	Asset Purchase and Settlement Agreement dated November 26, 2008 among Alarm Funding, LLC, CastleRock Security, Inc., SA Systems LLC and Cordell Funding, LLLP
10.8	#	Interconnection Facilities License Agreement dated May 14, 2007 by and between Colo Properties Atlanta, LLC and Security Associates International, Inc.
10.9	#	Credit Agreement dated May 25, 2007 by and among Alarm Funding, LLC, Lenders Party thereto and FCC, LLC, as Agent
10.10	#	Amended and Restated Forbearance Agreement and Amendment to Credit Agreement dated February 16, 2008 by and among Alarm Funding, LLC, Lenders Party thereto and FCC, LLC, as Agent
10.11	#	Consent, Limited Waiver and Third Amendment to Credit Agreement dated October 20, 2010 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent
10.12	#	Borrower Joinder and Assumption Agreement dated October 20, 2010 by the Registrant
10.13	#	Guaranty and Suretyship Agreement dated October 20, 2010 by the Registrant in favor of Siemens First Capital Commercial Finance, LLC, as Agent for the Lenders
10.14	#	Collateral Assignment of Contracts dated October 20, 2010 by the Registrant in favor of Siemens First Capital Commercial Finance, LLC, as Agent for the Lenders
10.15	#	Nonsolicitation, Noncompetition and Nondisclosure Agreement dated October 20, 2010 between Siemens First Capital Commercial Finance, LLC, and the Registrant
10.16	#	Assignment and Modification Agreement dated October 20, 2010 by and among the Registrant, CastleRock Security, Inc. and Siemens First Capital Commercial Finance, LLC
10.17	#	Security Agreement dated October 20, 2010 by and between the Registrant and Siemens First Capital Commercial Finance, LLC
10.18	#	Pledge Agreement dated October 20, 2010 by and between Alarm Funding, LLC and Siemens First Capital Commercial Finance, LLC
10.19	#	Fourth Amendment to Credit Agreement dated November 2, 2010 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto, and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent
10.20	†#	Employment Agreement dated November 1, 2010 by and between the Registrant, CastleRock Security, Inc. and Brian E. Johnson
10.21	†	Terms of Employment by and between the Registrant and James M. German
10.22	†#	Employment Agreement dated November 1, 2010 by and between the Registrant and James F. Ingold
10.23	†#	Employment Agreement dated October 20, 2010 by and between the Registrant and Michael F. Snyder
10.24	#	Servicing Agreement dated November 26, 2008 by and between Alarm Funding, LLC and CastleRock Security, Inc., assigned to the Registrant by Alarm Funding, LLC effective September 24, 2010
10.25	#	Promissory Note dated July 1, 2010 executed by CastleRock Security, Inc. for the benefit of Whitecap (US) Fund I, LP
10.26	#	Borrower Joinder and Assumption of Note dated September 24, 2010 by the Registrant

Exhibit Number		Description
10.27		Fifth Amendment to Credit Agreement dated January 18, 2011 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto, and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent.
21.1	#	List of Subsidiaries of the Registrant
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of Barnes Associates, Inc.
23.3		Consent of Hanson Bridgett LLP (included in Exhibit 5.1)
24.1	#	Power of Attorney

#
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.

(b)
Financial Statement Schedules.

        No financial statement schedules are provided because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (a)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (b)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington Heights, Illinois, on the 19th day of January, 2011.

CASTLEROCK SECURITY HOLDINGS, INC.
By:	/s/ BRIAN E. JOHNSON Brian E. Johnson President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN E. JOHNSON Brian E. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2011
/s/ JAMES F. INGOLD James F. Ingold	Chief Financial Officer (Principal Accounting and Financial Officer)	January 19, 2011
/s/ ARDESHIR AZHIR Ardeshir Azhir	Director	January 19, 2011
/s/ WESTIN LOVY Westin Lovy	Director	January 19, 2011
/s/ MICHAEL F. SNYDER Michael F. Snyder	Chairman of the Board of Directors	January 19, 2011

 EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement
2.1	#	Contribution Agreement dated September 24, 2010 by and among the Registrant, Alarm Funding, LLC and SA Systems LLC
3.1	#	Certificate of Incorporation of CastleRock Security Holdings, Inc.
3.2	#	Bylaws of CastleRock Security Holdings, Inc.
4.1		Form of Specimen Common Stock Certificate of the Registrant
4.2	#	Right of First Refusal Agreement dated September 24, 2010 by and among the Registrant, Alarm Funding, LLC and SA Systems LLC
4.3	#	Letter Agreement between the Registrant and SA Systems LLC
5.1		Opinion of Hanson Bridgett LLP
10.1	†#	CastleRock Security Holdings, Inc. 2010 Equity Incentive Plan
10.2	†#	Form of Stock Option Award Agreement under the 2010 Equity Incentive Plan
10.3	†#	Form of Stock Appreciation Right Agreement under the 2010 Equity Incentive Plan
10.4	†#	Form of Restricted Stock Purchase Award Agreement under the 2010 Equity Incentive Plan
10.5	†#	Form of Restricted Stock Unit Award Agreement under the 2010 Equity Incentive Plan
10.6	#	Form of Indemnification Agreement between the Registrant and its officers and directors
10.7	#	Asset Purchase and Settlement Agreement dated November 26, 2008 among Alarm Funding, LLC, CastleRock Security, Inc., SA Systems LLC and Cordell Funding, LLLP
10.8	#	Interconnection Facilities License Agreement dated May 14, 2007 by and between Colo Properties Atlanta, LLC and Security Associates International, Inc.
10.9	#	Credit Agreement dated May 25, 2007 by and among Alarm Funding, LLC, Lenders Party thereto and FCC, LLC, as Agent
10.10	#	Amended and Restated Forbearance Agreement and Amendment to Credit Agreement dated February 16, 2008 by and among Alarm Funding, LLC, Lenders Party thereto and FCC, LLC, as Agent
10.11	#	Consent, Limited Waiver and Third Amendment to Credit Agreement dated October 20, 2010 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent
10.12	#	Borrower Joinder and Assumption Agreement dated October 20, 2010 by the Registrant
10.13	#	Guaranty and Suretyship Agreement dated October 20, 2010 by the Registrant in favor of Siemens First Capital Commercial Finance, LLC, as Agent for the Lenders
10.14	#	Collateral Assignment of Contracts dated October 20, 2010 by the Registrant in favor of Siemens First Capital Commercial Finance, LLC, as Agent for the Lenders
10.15	#	Nonsolicitation, Noncompetition and Nondisclosure Agreement dated October 20, 2010 between Siemens First Capital Commercial Finance, LLC, and the Registrant
10.16	#	Assignment and Modification Agreement dated October 20, 2010 by and among the Registrant, CastleRock Security, Inc. and Siemens First Capital Commercial Finance, LLC
10.17	#	Security Agreement dated October 20, 2010 by and between the Registrant and Siemens First Capital Commercial Finance, LLC
10.18	#	Pledge Agreement dated October 20, 2010 by and between Alarm Funding, LLC and Siemens First Capital Commercial Finance, LLC
10.19	#	Fourth Amendment to Credit Agreement dated November 2, 2010 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto, and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent
10.20	†#	Employment Agreement dated November 1, 2010 by and between the Registrant, CastleRock Security, Inc. and Brian E. Johnson

Exhibit Number		Description
10.21	†	Terms of Employment by and between the Registrant and James M. German
10.22	†#	Employment Agreement dated November 1, 2010 by and between the Registrant and James F. Ingold
10.23	†#	Employment Agreement dated October 20, 2010 by and between the Registrant and Michael F. Snyder
10.24	#	Servicing Agreement dated November 26, 2008 by and between Alarm Funding, LLC and CastleRock Security, Inc., assigned to the Registrant by Alarm Funding, LLC effective September 24, 2010
10.25	#	Promissory Note dated July 1, 2010 executed by CastleRock Security, Inc. for the benefit of Whitecap (US) Fund I, LP
10.26	#	Borrower Joinder and Assumption of Note dated September 24, 2010 by the Registrant
10.27		Fifth Amendment to Credit Agreement dated January 18, 2011 by and among Alarm Funding, LLC, CastleRock Security, Inc., the Registrant, Lenders Party thereto, and Siemens First Capital Commercial Finance, LLC, as successor-in-interest to FCC, LLC as Agent.
21.1	#	List of Subsidiaries of the Registrant
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of Barnes Associates, Inc.
23.3		Consent of Hanson Bridgett LLP (included in Exhibit 5.1)
24.1	#	Power of Attorney

#
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.